SECURITIES AND EXCHANGE COMMISSION



                             Washington, D. C. 20549


                                ----------------



                                    FORM U5S


                                  ANNUAL REPORT


                   For the Fiscal Year Ended December 31, 1997


        Filed pursuant to the Public Utility Holding Company Act of 1935 by


                              THE SOUTHERN COMPANY


                           270 PEACHTREE STREET, N. W.
                             ATLANTA, GEORGIA 30303

                              THE SOUTHERN COMPANY
                                    FORM U5S
                                      1997


                                TABLE OF CONTENTS



                ITEM                                              PAGE NUMBER
                ----                                              ------------


1.       System Companies and Investments Therein as of
           December 31, 1997                                              1

2.       Acquisitions or Sales of Utility Assets                          5

3        Issue, Sale, Pledge, Guarantee or Assumptions
           of System Securities                                           5

4.       Acquisition, Redemption or Retirement of System
           Securities                                                     6

5.       Investments in Securities of Nonsystem Companies                 8

6.       Officers and Directors                                           9

7.       Contributions and Public Relations                               43

8.       Service, Sales and Construction Contracts                        46

9.       Wholesale Generators and Foreign Utility Companies               47

10.      Financial Statements and Exhibits                                A


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



                                      ITEMS

ITEM 1.   SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 1997.
--------------------------------------------------------------------------

Name of Company                                  Number of          Percentage         Issuer
(Add abbreviation                                 Common             of Voting          Book           Owner's
  used herein)                                 Shares Owned            Power            Value        Book Value
-----------------                              ------------         -----------         -----        ----------
                                                                                             In Thousands

THE SOUTHERN COMPANY
     (SOUTHERN)                                       None               None               n/a              n/a

     ALABAMA POWER COMPANY
        (ALABAMA)                                5,608,955                100        $2,750,569       $2,750,569

        Alabama Property Company                     1,000                100             9,401            9,401

        Alabama Power Capital Trust I
           (ALABAMA TRUST I)                           n/a                n/a             3,000            3,000

     Alabama Power Capital Trust II
           (ALABAMA TRUST II)                          n/a                n/a             6,186            6,186

        Southern Electric
           Generating
           Company (SEGCO) (a)                     164,000                 50            24,973           24,973

     ENERGIA DE NUEVO LEON, S. A.
        DE C. V.                                       358             33 1/3                 -                -

     GEORGIA POWER COMPANY
        (GEORGIA)                                7,761,500                100         4,019,728        4,019,728

        SEGCO (a)                                  164,000                 50            24,973           24,973

        Piedmont-Forrest
           Corporation (PIEDMONT)                  100,000                100             8,269            8,269
                                                                                         12,644  (b)      12,644

        Georgia Power LP Holdings Corp.
           (GEORGIA POWER
           HOLDINGS)                                   500                100                 -                -

        Georgia Power Capital, L.P.
           (GEORGIA CAPITAL)                           n/a                n/a             3,892            3,892

        Georgia Power Capital Trust I
           (GEORGIA TRUST I)                           n/a                n/a             7,632            7,632

        Georgia Power Capital Trust II
           (GEORGIA TRUST II)                          n/a                n/a             5,807            5,807

        Georgia Power Capital Trust III
           (GEORGIA TRUST III)                         n/a                n/a             6,105            6,105


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



ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 1997.
------------------------------------------------------------------------
        (Continued)

Name of Company                                             Number of       Percentage       Issuer
(Add abbreviation                                            Common          of Voting        Book           Owner's
  used herein)                                            Shares Owned         Power          Value        Book Value
----------------                                          ------------       ---------        ------       ----------
                                                                                                    In Thousands

     GULF POWER COMPANY (GULF)                                992,717          100          428,718           428,718

        Gulf Power Capital Trust I
           (GULF TRUST I)                                         n/a          n/a            1,324             1,324

     MISSISSIPPI POWER COMPANY
        (MISSISSIPPI)                                       1,121,000          100          387,824           387,824

        Mississippi Power Capital Trust I
           (MISSISSIPPI TRUST I)                                  n/a          n/a            1,082             1,082

     MOBILE ENERGY SERVICES
        HOLDINGS, INC. (MESH)                                   1,000          100           14,888            14,888

        Mobile Energy Services
           Company, LLC (MESCO)                                   n/a           99           67,020            67,020

     SAVANNAH ELECTRIC AND
        POWER COMPANY
        (SAVANNAH)                                         10,844,635          100         $175,631          $175,631

     SEI HOLDINGS, INC.  (SEIH)                                 1,000          100        2,132,062         2,132,062

        ASOCIADOS DE ELECTRICIDAD                              11,999          (c)              (d)               (d)

        SEI Y ASOCIADOS DE ARGENTINA S. A.                  9,840,000          (c)              (d)               (d)
           Hidroelectrica Alicura, S. A.                  166,380,000          (c)              (d)               (d)

        SOUTHERN COMPANY CAPITAL
           FUNDING, INC.                                          n/a          100           29,176            29,176

        SOUTHERN ELECTRIC, INC.                                 1,000          100               17                17

        SOUTHERN ENERGY FINANCE
           COMPANY, INC.                                        1,000          100          108,700           108,700
           EPZ Lease, Inc.                                      1,000          (c)              (d)               (d)
              EPZ Lease, L.L.C.                                  None          (c)              (d)               (d)
                 EPZ Lease Holding A, L.L.C.                     None          (c)              (d)               (d)
                 EPZ Lease Holding B, L.L.C.                     None          (c)              (d)               (d)
                 EPZ Lease Holding C, L.L.C.                     None          (c)              (d)               (d)
           Southern Energy Clairton, Inc. (e)                   1,000          (c)              (d)               (d)
              Southern Energy Clairton, L.L.C. (e)              1,000          (c)              (d)               (d)
           Southern Energy Clairton 2, Inc. (e)                 1,000          (c)              (d)               (d)


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


ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 1997.
------------------------------------------------------------------------
        (Continued)
Name of Company                                             Number of        Percentage       Issuer
(Add abbreviation                                            Common           of Voting        Book          Owner's
  used herein)                                            Shares Owned          Power          Value       Book Value
-----------                                               ------------       -----------      ------       -----------
                                                                                                  In Thousands

SOUTHERN ENERGY, INC. (Southern
           Energy)                                              1,000          100           70,731            70,731
           SEI Operadora de Argentina, S. A.                   11,999          (c)              (d)               (d)
           Southern Electric International-
              Asia, Inc                                         1,000          (c)              (d)               (d)
           Southern Electric International, GmbH                  500          (c)              (d)               (d)

        SOUTHERN ENERGY INTERNATIONAL,                          1,000          100        2,466,040         2,466,040
           INC.

           CAYMAN ENERGY TRADERS                                    1          (c)              (d)               (d)
              Southern Electric do Brazil Participacoes, Ltda     n/a          (c)              (d)               (d)
                  Companhia Energetica de Minas Gerais (f)        n/a          (c)              (d)               (d)

           SOUTHERN ENERGY - ASIA, INC.                         1,000          100        1,422,400         1,422,400
              Consolidated Electric Power Asia
                Limited (CEPA) (g)                      1,066,124,419          (c)              (d)               (d)

           SOUTHERN ENERGY DO BRAZIL, LTDA                        n/a        99.85               50                50


           SOUTHERN ENERGY E ASSOCIADOS
              PARTICIPACOES, S.A.                                 n/a          100           81,000            81,000

           SOUTHERN ENERGY - NEWCO 2, INC.                      1,000          100          218,897           218,897
              SEI Chile, S. A.                                    999          (c)              (d)               (d)
                 Inversiones SEI Chile Limitada                   n/a          (c)              (d)               (d)
                 Empresa Electrica del Norte
                    Grande, S. A.  (Edelnor)              158,643,607          (c)              (d)               (d)
                     Sitranor S. A.                               n/a          (c)              (d)               (d)
                 Electrica SEI Chile Limitada                     n/a          (c)              (d)               (d)
                 Energia del Pacifico S. A.                     1,000          (c)              (d)               (d)
              SEI Beteiligungs GmbH                                 1          (c)              (d)               (d)
                 P. T. Tarahan Power Company                      n/a          (c)              (d)               (d)
              Southern Electric Bahamas
                 Holdings, Ltd.                                 1,000          100           35,541            35,541
                 Southern Electric Bahamas, Ltd.                5,000          (c)              (d)               (d)
                 ICD Utilities Limited                      2,500,000          (c)              (d)               (d)
                 Freeport Power Company Limited               910,809          (c)              (d)               (d)


           SEI WORLDWIDE HOLDINGS, INC.                         1,000          (c)              (d)               (d)
              SEI Worldwide Holdings (Germany) GmbH (h)             3          (c)              (d)               (d)

           SEI GERMANY BEWAG, INC.                              1,000          (c)              (d)               (d)
              SEI Worldwide Holdings (Germany) GmbH (h)             3          (c)              (d)               (d)
                 Southern Energy Holdings Beteiligungs
                    gesellschaft mbH (i)                            3          (c)              (d)               (d)
                    BEWAG (i)                              29,120,002          (c)              (d)               (d)



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



     ITEM 1.  SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 1997
     -------------------------------------------------------------------------
              (Continued)


Name of Company                                           Number of          Percentage       Issuer
(Add abbreviation                                          Common             of Voting        Book          Owner's
  used herein)                                          Shares Owned            Power          Value       Book Value
---------------                                         ------------         ----------        -----       ----------
                                                                                                    In Thousands
        SOUTHERN ELECTRIC INTERNATIONAL-
              EUROPE, INC.                                         1,000         100        367,197           369,197
              The Southern Company - Europe plc                   50,000         (c)            (d)               (d)
              Southern Electric International Finance, Inc.        1,000         (c)            (d)               (d)
              Southern Energy Development - Europe Limited             2         (c)            (d)               (d)
              Southern Electric International - Netherlands B.V.      55         (c)            (d)               (d)
              SWEB Holdings Limited                              150,000         (c)            (d)               (d)
                 Southern Investments UK plc                 500,400,587         (c)            (d)               (d)
              South Western Electricity plc                  113,989,525         (c)            (d)               (d)

           SOUTHERN ELECTRIC INTERNATIONAL
              TRINIDAD, INC.                                       1,000         100         39,126            39,126
              The Power Generation
                 Company of Trinidad
                 and Tobago Limited                          188,370,000         (c)            (d)               (d)

        SOUTHERN ENERGY NORTH
           AMERICA, INC.                                             500         100        118,474           118,474
           SEI Birchwood, Inc.                                     1,000         (c)            (d)               (d)
              Birchwood Power Partners, L. P.                        n/a         (c)            (d)               (d)
              Greenhost, Inc.                                         50          50            (d)               (d)
           SEI Hawaiian Cogenerators, Inc.                         1,000         (c)            (d)               (d)
           SEI State Line, Inc.                                    1,000         (c)            (d)               (d)
              State Line Holding Corporation (j)                   1,000         (c)            (d)               (d)
              State Line Energy, L.L.C. (j)                          n/a         (c)            (d)               (d)
           Southern Energy - Cajun, Inc.                          10,000         (c)            (d)               (d)
              Louisiana Generating L.L.C. (j)                        n/a         (c)            (d)               (d)
           Southern Energy Trading and Marketing, Inc.             1,000         (c)            (d)               (d)
              Southern Energy Retail Trading and
               Marketing, Inc. (j)                                 1,000         (c)            (d)               (d)
           SC Energy Ventures, Inc. (j)                            1,000         (c)            (d)               (d)
           SC Ashwood Holding, Inc. (j)                            1,000         (c)            (d)               (d)
              Southern Company Energy Marketing G.P., L.L.C. (j)     n/a         (c)            (d)               (d)
                  Southern Company Energy Marketing L.P. (j)         n/a         (c)            (d)               (d)


     SOUTHERN COMPANY
        SERVICES, INC. (SCS)                                      14,500         100            875               875

     SOUTHERN COMMUNICATIONS
        SERVICES, INC. (Southern
        Communications)                                              500         100        101,725           101,725
                                                                                             67,000  (k)       67,000

     SOUTHERN ELECTRIC RAILROAD
        COMPANY (SERC)                                             5,000         100              5                 5



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


ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 1997
------------------------------------------------------------------------
        (Continued)

Name of Company                                           Number of          Percentage       Issuer
(Add abbreviation                                          Common             of Voting        Book          Owner's
  used herein)                                          Shares Owned            Power          Value       Book Value
 ----------------                                       -------------         ---------        ------      -----------
                                                                                                    In Thousands

     SOUTHERN INFORMATION HOLDING
        COMPANY, INC.                                     1,000                     100          1,382             1,382
        Southern Information 1, Inc.                      1,000                     100              1                 1
        Southern Information 2, Inc.                      1,000                     100              1                 1

     SOUTHERN NUCLEAR OPERATING
        COMPANY, INC. (Southern Nuclear)                  1,000                     100          1,862             1,862
                                                                                                 5,000  (l)        5,000
     SOUTHERN TELECOM HOLDING
        COMPANY, INC.                                     1,000                     100          3,563             3,563
        Southern Telecom 1, Inc.                          1,000                     100              1                 1
        Southern Telecom 2, Inc.                          1,000                     100              1                 1

     SOUTHERN COMPANY ENERGY
        SOLUTIONS, INC. (Energy                             500                     100         20,428            20,428
           Solutions) (formerly The Southern Development
           and Investment Group, Inc.)

Notes to Item 1:
 (a)     SEGCO is 50% owned by ALABAMA and 50% owned by GEORGIA.
         The amounts shown reflect the respective ownership interests of each company.
 (b)     Promissory note due on demand; interest rate, based on GEORGIA's embedded cost of capital, was 9.66% at January 1, 1998.
 (c)     This information is contained in Item 9, Part I(a).
 (d)     This information is filed confidentially pursuant to Rule 104.
 (e)     Southern Energy Clairton,  Inc. Southern Energy Clairton,  L.L.C., and Southern Energy Clairton 2, Inc. were all incorporated in Delaware, in May, 1997.
 (f)     Incorporated in Brazil, in May, 1952.
 (g)     Incorporated in Bermuda, in 1993.
 (h)     SEI Worldwide Holdings (Germany) GmbH incorporated in Germany, in  1997.
 (i)     Southern Energy Holdings Beteiligungsgesellschaft mbH incorporated in
         Germany, in July, 1997; and BEWAG incorporated in Germany, in 1992.
 (j)     State Line Holding Corporation  incorporated in Delaware, in July, 1997; State Line Energy, L.L.C.  incorporated in Indiana,  in April,  1996;  Louisiana  Generating L.L.C.  incorporated in Delaware,  in June, 1996;  Southern
         Energy Retail Trading and Marketing,  Inc.  incorporated  in Delaware,  in February,  1997; SC Energy  Ventures,
         Inc.  incorporated in Georgia,  in August,  1997; SC Ashwood Holding,  Inc.  incorporated in Georgia, in August,
         1997;  Southern Company Energy Marketing G.P., L.L.C.  incorporated in Delaware,  in August,  1997; and Southern
         Company Energy Marketing L.P. incorporated in Delaware, in August, 1997.
 (k)     Unsecured notes payable due on or before December 31, 2000 at an end-of-year interest rate of 7.02%.
 (l)     Unsecured notes payable due on or before December 31, 2000 at an end-of-year interest rate of 5.70%.

ITEM 2.  ACQUISITION OR SALES OF UTILITY ASSETS.
------------------------------------------------

NONE.

ITEM 3.  ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM SECURITIES.
---------------------------------------------------------------------------

NONE.

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

ITEM 4.      ACQUISITION, REDEMPTION, OR RETIREMENT OF SYSTEM SECURITIES.
-------------------------------------------------------------------------

                               Calendar Year 1997

                                Name of Company                                                                 Indicate
    Name of Issuer and        Acquiring, Redeeming    Number of Shares or Principal Amount                     Commission
      Title of Issue         or Retiring Securities   Acquired       Redeemed        Retired   Consideration  Authorization
   -------------------       ----------------------   --------       --------        -------   -------------  ------------
                                                                                                              (See Note)
ALABAMA:

First Mortgage Bonds
9 1/4% Series due 2021                  ALABAMA           None     $74,951,000     $74,951,000     $74,951,000

Preferred Stock
7.60% Series                            ALABAMA           None    $100,000,000    $100,000,000    $100,000,000
5.96% Series                            ALABAMA           None      $7,000,000      $7,000,000      $7,235,900
6.88% Series                            ALABAMA           None      $5,000,000      $5,000,000      $5,145,000
7.60% Series                            ALABAMA           None     $50,000,000     $50,000,000     $50,000,000
4.20% Series                            ALABAMA    $22,880,000            None     $22,880,000     $17,967,316

GEORGIA:

First Mortgage Bonds
8.625% Series due 2022                  GEORGIA           None     $60,258,000     $60,258,000     $60,258,000

Pollution Control Revenue Bonds
8.375% Series due 2017                  GEORGIA           None     $49,600,000     $49,600,000     $49,600,000
8.375% Series due 2017                  GEORGIA           None     $20,800,000     $20,800,000     $20,800,000
8.375% Series due 2017                  GEORGIA           None     $19,600,000     $19,600,000     $19,600,000
5.70% Series due 2004                   GEORGIA           None     $12,800,000     $12,800,000     $12,800,000
5.70% Series due 2004                   GEORGIA           None     $26,000,000     $26,000,000     $26,000,000
6.20% Series due 2022                   GEORGIA           None     $38,000,000     $38,000,000     $38,000,000
6.20% Series due 2022                   GEORGIA           None     $37,000,000     $37,000,000     $37,000,000
6.20% Series due 2022                   GEORGIA           None      $5,700,000      $5,700,000      $5,700,000
6.20% Series due 2022                   GEORGIA           None      $7,700,000      $7,700,000      $7,700,000
6.20% Series due 2022                   GEORGIA           None     $17,500,000     $17,500,000     $17,500,000
9 3/8% Series due 2017                  GEORGIA           None     $50,000,000     $50,000,000     $50,000,000

Preferred Stock
$1.90 Series                            GEORGIA           None     $49,027,500     $49,027,500     $49,027,500
$7.72 Series                            GEORGIA           None     $30,000,000     $30,000,000     $31,053,000
$1.9875 Series                          GEORGIA           None     $54,155,000     $54,155,000     $54,155,000
$1.9375 Series                          GEORGIA           None     $58,757,500     $58,757,500     $58,757,500
$5.00 Series                            GEORGIA       $963,600            None        $963,600        $917,733
$4.92 Series                            GEORGIA     $7,672,300            None      $7,672,300      $7,475,122
$4.60 Series                            GEORGIA    $27,429,800            None     $27,429,800     $23,584,142
$4.96 Series                            GEORGIA     $5,810,400            None      $5,810,400      $5,706,975
$4.60 1962 Series                       GEORGIA     $5,192,000            None      $5,192,000      $4,729,393
$4.60 1963 Series                       GEORGIA     $4,448,800            None      $4,448,800      $4,052,412
$4.60 1964 Series                       GEORGIA     $3,899,500            None      $3,899,500      $3,552,055
$4.72 Series                            GEORGIA     $4,246,900            None      $4,246,900      $3,969,577



ITEM 4.      ACQUISITION, REDEMPTION, OR RETIREMENT OF SYSTEM SECURITIES.
-------------------------------------------------------------------------
                               Calendar Year 1997

                                Name of Company                                                                 Indicate
    Name of Issuer and        Acquiring, Redeeming    Number of Shares or Principal Amount                    Commission
      Title of Issue         or Retiring Securities   Acquired       Redeemed        Retired   Consideration  Authorization
   ------------------        ----------------------   -------        --------        -------   ------------   -------------
                                                                                                               (See Note)

$5.64 Series                            GEORGIA     $5,768,200            None      $5,768,200      $5,768,200
Series K Variable Rate                  GEORGIA    $34,321,000            None     $34,321,000     $35,111,756
Series L Variable Rate                  GEORGIA    $35,787,075            None     $35,787,075     $35,486,464
$1.925 Series                           GEORGIA           None     $28,912,500     $28,912,500     $28,912,500

GULF:

First Mortgage Bonds
6 7/8% Series due 1997                     GULF           None           None      $25,000,000     $25,000,000

Pollution Control Revenue Bonds
8.25% Series due 2017                      GULF           None     $32,000,000     $32,000,000     $32,000,000
6.75% Series due 2022                      GULF           None      $8,930,000      $8,930,000      $8,930,000

Preferred Stock
7.88% Series                               GULF           None          50,000          50,000      $5,000,000
7.52% Series                               GULF           None          50,000          50,000      $5,000,000
7.00% Series                               GULF           None         580,000         580,000     $14,500,000
7.30% Series                               GULF           None         600,000         600,000     $15,000,000
4.64% Series                               GULF         38,473            None          38,473      $3,336,763
5.16% Series                               GULF         36,426            None          36,426      $3,642,600
5.44% Series                               GULF         33,716            None          33,716      $3,371,600
6.72% Series                               GULF        453,571            None         453,571     $11,339,275
Adjustable Rate                            GULF        568,440            None         568,440     $14,211,000

MISSISSIPPI:

Pollution Control Bonds
5.80% Series due 2007               MISSISSIPPI           None         $10,000             None        $10,000

Preferred Stock
4.40% Series                        MISSISSIPPI           None      $3,052,400      $3,052,400      $2,673,192
4.60% Series                        MISSISSIPPI           None      $1,136,000      $1,136,000        $997,214
4.72% Series                        MISSISSIPPI           None      $3,330,000      $3,330,000      $3,157,810
7.25% Series                        MISSISSIPPI           None     $35,000,000     $35,000,000     $35,232,603

SAVANNAH:

Pollution Control Bonds
6 3/4% Series                          SAVANNAH           None     $13,870,000      $13,870,000    $14,147,400


Note to Item 4: All transactions exempt pursuant to Rule 42(b)(2), (4) or (5) or authorized in File No. 70-8095 or in the respective proceedings relating to the issuance and sale of preferred stock.




ITEM 5.   INVESTMENTS IN SECURITIES OF NONSYSTEM COMPANIES.
-----------------------------------------------------------

                                                                Number of
                                                                 Shares or                Carrying
                                                                 Principal                  Value
Name of Owner                       Name of Issuer            Amount Owned                to Owner
-------------                       --------------            ------------                --------
ALABAMA (one item)                        (1)                      204 shares                    $1
ALABAMA (four items)                      (2)                        $654,000              $654,000
GEORGIA (one item)                        (3)                      $2,750,000            $2,750,000
GULF (five items)                         (1)                      165 shares                    $1
Energy Solutions (one item)               (4)                  130,381 shares                    $1

Notes to Item 5:

      (1) Securities representing bankruptcy distributions applicable to obligations of customers incurred in the ordinary course of business.

      (2) Debt securities issued by instrumentalities of political subdivisions within ALABAMA's service area to build promotional industrial buildings that will assist in advancing business and industrial development.

     (3) Investment made in a private venture capital fund for the purpose of assisting early-stage and high technology companies located principally in the Southeast, with a focus on Georgia-based firms. (See File No. 70-8085.)

     (4) Represents Energy Solutions investment in Integrated Communication Systems, Inc. (ICS). ICS is engaged in providing two-way communications over local telephone lines for a wide range of energy-related services in the residential and small commercial markets.

ITEM 6.      OFFICERS AND DIRECTORS.
------------------------------------
             PART I.
             -------
The following are the abbreviations to be used for principal business address and positions.

Principal Business Address            Code
------------------------------------------

270 Peachtree Street
Atlanta, GA 30303                     (a)

600 North 18th Street
Birmingham, AL 35291                  (b)

241 Ralph McGill Boulevard, N.E.
Atlanta, GA 30308-3374                (c)

500 Bayfront Parkway
Pensacola, FL 32501                   (d)

900 Ashwood Parkway
Suite 500
Atlanta, GA 30338                     (e)

2992 West Beach Boulevard
Gulfport, MS 39501                    (f)

600 East Bay Street
Savannah, GA 31401                    (g)

Suipacha 1111 Piso 18
1368 Buenos Aires, Argentina          (h)

LN Alem 712 - Piso 7
(1001) Buenos Aires, Argentina        (i)

Apoquindo 3721 Office 114
Las Condes, Chile                     (j)

Avenida Grecia 750
Casilla 1290
Antofagasta, Chile                    (k)

800 Park Avenue, Aztec West
Almondsbury, Bristol BS12 4SE         (l)

64 Perimeter Center East
Atlanta, GA 30346                     (m)

42 Inverness Center Parkway
Birmingham, AL 35242                  (n)

40 Inverness Center Parkway
Birmingham, AL 35242                  (o)



Position                              Code
------------------------------------------

Director                              D
President                             P
Chief Executive Officer               CEO
Chief Financial Officer               CFO
Chief Accounting Officer              CAO
Chief  Information Officer            CIO
Chief Production Officer              CPO
Senior Executive Vice President       SEVP
Executive Vice President              EVP
Senior Vice President                 SVP
Financial Vice President              FVP
Vice President                        VP
Controller/Comptroller                C
Counsel                               L
Secretary                             S
Treasurer                             T
General Manager                       GM
Managing Director                     MD
Commissioner                          M

SOUTHERN
Name and Principal Address  (a)     Position
--------------------------------------------

John C. Adams                       D
 755 Lee Street
 P. O. Box 272
 Alexander City, AL 35011-0272
A. D. Correll                       D
 133 Peachtree Street, N.E.
 Atlanta, GA 30303
A. W. Dahlberg                      D,P,CEO
Paul J. DeNicola  (c)               D,EVP
Jack Edwards                        D
 P. O. Box 123
 Mobile, AL 36601
H. Allen Franklin  (c)              D,EVP
Bruce S. Gordon                     D
 1095 Avenue of the Americas
 New York, NY 10036
L. G. Hardman III                   D
 P. O. Box 149
 Commerce, GA 30529
Elmer B. Harris  (b)                D,EVP
William A. Parker, Jr.              D
 1380 West Paces Ferry Road, N.W.
 Suite 260
 Atlanta, GA 30327
William J. Rushton, III             D
 P. O. Box 2606
 Birmingham, AL 35202
Dr. Gloria M. Shatto                D
 610 Mount Berry Station
 Mount Berry, GA 30149

ITEM 6.    OFFICERS AND DIRECTORS.
----------------------------------
           PART I.  (Continued)
           --------------------

SOUTHERN (continued)
Name and Principal Address  (a)     Position
---------------------------------------------

Gerald J. St. Pe'                   D
 P. O. Box 149
 Pascagoula, MS 39568
Herbert Stockham                    D
 P. O. Box 130118
 Birmingham, AL 35213
W. L. Westbrook                     FVP,CFO,T
David M. Ratcliffe                  SVP
Stephen A. Wakefield                SVP,L
David R. Altman                     VP
Thomas G. Boren  (e)                VP
Bill M. Guthrie  (b)                VP
C. Alan Martin                      VP
John G. Richardson                  VP
 1130 Connecticut Avenue, NW
 Washington, DC 20036
Dr. W. Robert Woodall, Jr.          VP
W. Dean Hudson  (c)                 C
Tommy Chisholm                      S

ALABAMA
Name and Principal Address  (b)     Position
--------------------------------------------
Whit Armstrong                      D
 P. O. Box 900
 Enterprise, AL 36331
A. W. Dahlberg  (a)                 D
Peter V. Gregerson, Sr.             D
 644 Walnut Street
 Gadsden, AL 35901
Bill M. Guthrie  (b)                D,EVP,CPO
Elmer B. Harris                     D,P,CEO
Carl E. Jones, Jr.                  D
 P. O. Box 2527
 Mobile, AL 36622
Patricia M. King                    D
 1501 South Quintard Avenue
 Anniston, AL 36201
James K. Lowder                     D
 2000 Interstate Park Drive
 Suite 400
 Montgomery, AL 36109
Wallace D. Malone, Jr.              D
 P. O. Box 2554
 Birmingham, AL 35290
William V. Muse                     D
 Auburn University
 107 Samford Hall
 Auburn, AL 36849
John T. Porter                      D
 1101 Martin L. King, Jr. Dr. S.W.
 Birmingham, AL 35211
Robert D. Powers                    D
 202 East Broad Street
 Eufaula, AL 36027
C. Dowd Ritter, III                 D
 P. O. Box 11007
 Birmingham, AL 35288
John W. Rouse                       D
 P. O. Box 55305
 Birmingham, AL 35255
William J. Rushton, III             D
 P. O. Box 2606
 Birmingham, AL 35202
James H. Sanford                    D
 1001 McQueen Smith Road South
 Prattville, AL 36066
John C. Webb, IV                    D
 125 W. Washington Street
 Demopolis, AL 36732
Banks H. Farris                     EVP
William B. Hutchins, III            EVP,CFO
Charles D. McCrary                  EVP
Robert A. Buettner                  SVP,L
Michael D. Garrett                  SVP
Earl B. Parsons, Jr.                SVP
Christopher C. Womack               SVP
Art P. Beattie                      VP,S,T
William W. Cooper                   VP
James M. Corbitt                    VP
W. Roy Crow                         VP
Thomas A. Fanning  (c)              VP,CIO
C. Stephen Fant                     VP
Robert Holmes, Jr.                  VP
Robin A. Hurst                      VP
J. Bruce Jones                      VP
C. Alan Martin  (a)                 VP
Donald W. Reese                     VP
Michael L. Scott                    VP
Julian H. Smith, Jr.                VP
William R. Smith                    VP
Susan N. Story                      VP
Anthony J. Topazi                   VP
Terry H. Waters                     VP

ALABAMA PROPERTY COMPANY
Name and Principal Address  (b)     Position
--------------------------------------------

Elmer B. Harris                     D,P
William B. Hutchins, III            D,VP
Susan N. Story                      D,VP
Art P. Beattie                      S,T

ITEM 6.    OFFICERS AND DIRECTORS
---------------------------------
           PART I.  (Continued)
           --------------------

GEORGIA
Name and Principal Address  (c)     Position
--------------------------------------------

Daniel P. Amos                      D
 1932 Wynnton Road
 Columbus, GA
Juanita Baranco                     D
 7060 Jonesboro Road
 Morrow, GA 30260
A. W. Dahlberg  (a)                 D
William A. Fickling, Jr.            D
 P. O. Box 1976
 Macon, GA 31202-1976
H. Allen Franklin                   D,P,CEO
L. G. Hardman III                   D
 P. O. Box 149
 Commerce, GA 30529
Warren Y. Jobe                      D,EVP,T,
                                    CFO
James R. Lientz, Jr.                D
 P. O. Box 4899
 Atlanta, GA 30302-4899
G. Joseph Prendergast               D
 191 Peachtree Street, N.E.
 Atlanta, GA 30303-1757
Herman J. Russell                   D
 504 Fair Street, S.W.
Atlanta, GA 30313
Dr. Gloria M. Shatto                D
 P. O. Box 490039
 Mount Berry, GA 30149-0039
William Jerry Vereen                D
 P. O. Box 460
 Moultrie, GA 31776-0460
Carl Ware                           D
 P. O. Box Drawer 1734
 Atlanta, GA 30301
Thomas R. Williams                  D
 3200 Arden Rd. NW
 Atlanta, GA 30305
William C. Archer, III              EVP
Bill M. Guthrie  (b)                EVP
Gene R. Hodges                      EVP
William P. Bowers                   SVP
Wayne T. Dahlke                     SVP
James K. Davis                      SVP
Robert H. Haubein, Jr.              SVP
Fred D. Williams                    SVP
Judy M. Anderson                    VP,S
Robert L. Boyer                     VP
M. A. Brown                         VP
J. L. Conn                          VP
Fred W. DeMent, Jr.                 VP
Thomas A. Fanning                   VP,CIO
J. W. George                        VP
Leonard J. Haynes                   VP
Craig S. Lesser                     VP
J. B. Manley                        VP
C. Alan Martin  (a)                 VP
J. L. Martin, Jr.                   VP
Cliff Thrasher                      VP,C,CAO
James A. Wilson                     VP
Dr. W. Robert Woodall, Jr.  (a)     VP

PIEDMONT
Name and Principal Address  (c)     Position
--------------------------------------------

H. Allen Franklin                   D,P
Warren Y. Jobe                      D,EVP,T
Judy M. Anderson                    VP,S

GEORGIA POWER HOLDINGS
Name and Principal Address  (c)     Position
--------------------------------------------

Warren Y. Jobe                      D,P,T
Judy M. Anderson                    VP,S
Charles O. Rawlins  (a)             VP

SEGCO
Name and Principal Address  (b)     Position
--------------------------------------------

Robert L. Boyer  (c)                D
H. Allen Franklin  (c)              D,VP
Bill M. Guthrie                     D,VP
Elmer B. Harris                     D,P
Robert H. Haubein, Jr. (c)          D
William B. Hutchins, III            D,VP
Warren Y. Jobe  (c)                 D
Charles D. McCrary                  D
Earl B. Parsons, Jr.                D
Art P. Beattie                      S,T

ITEM 6.    OFFICERS AND DIRECTORS
---------------------------------
           PART I.  (Continued)
           --------------------

GULF
Name and Principal Address  (d)     Position
--------------------------------------------

Travis J. Bowden                    D,P,CEO
Paul J. DeNicola  (c)               D
Fred C. Donovan                     D
 P. O. Box 13370
 Pensacola, FL 32591
W. Deck Hull, Jr.                   D
 P. O. Box 2266
 Panama City, FL 32402
Joseph K. Tannehill                 D
 10 Arthur Drive
 Lynn Haven, FL 32444
Barbara H. Thames                   D
 1450 Berryhill Road
 Milton, FL 32570
F. M. Fisher, Jr.                   VP
J. E. Hodges, Jr.                   VP
C. Alan Martin  (a)                 VP
Robert G. Moore                     VP
Arlan E. Scarbrough                 VP,CFO
Ronnie R. Labrato                   C
Warren E. Tate                      S,T

ENERGIA de NUEVO LEON, S.A. DE C.V.
Name and Principal Address  (e)     Position
--------------------------------------------

Marcelo Canales Clarion             D
 Lazaro Cardenas 2400 Despacho
 PD-11 PB Edificia Losoles,
 Garza Garcia 66220 N. L. Mexico
William R. Easter                   D
Jean M. Fauvd                       D
 Lazaro Cardenas 2400 Despacho
 PD-11 PB Edificia Losoles,
 Garza Garcia 66220 N. L. Mexico
Ismael Garza T.                     D
 Lazaro Cardenas 2400 Despacho
 PD-11 PB Edificia Losoles,
 Garza Garcia 66220 N. L. Mexico
Tanenguy Le Marechal                D
 Lazaro Cardenas 2400 Despacho
 PD-11 PB Edificia Losoles,
 Garza Garcia 66220 N. L. Mexico
Raul Rangel Hinojosa                D
 Lazaro Cardenas 2400 Despacho
 PD-11 PB Edificia Losoles,
 Garza Garcia 66220 N. L. Mexico
Santiago C. Reyes Retana            D
 Lazaro Cardenas 2400 Despacho
 PD-11 PB Edificia Losoles,
 Garza Garcia 66220 N. L. Mexico

Andres Gonzalez Sandoval            S
 Lazaro Cardenas 2400 Despacho
 PD-11 PB Edificia Losoles,
 Garza Garcia 66220 N. L. Mexico

MISSISSIPPI
Name and Principal Address  (f)     Position
--------------------------------------------

Paul J. DeNicola  (c)               D
Edwin E. Downer                     D
 7642 Poplar Springs Drive
 Meridian, MS 39305
Dwight H. Evans                     D,P,CEO
Robert S. Gaddis                    D
 P. O. Box 168
 Laurel, MS 39440
Walter H. Hurt, III                 D
 P. O. Box 9
 Inverness, MS 38753
Aubrey K. Lucas                     D
 Box 5164
 Hattiesburg, MS 39406
George A. Schloegel                 D
 Hancock Bank
 P. O. Box 4019
 Gulfport, MS 39502
Philip J. Terrell                   D
 701 West North Street
 Pass Christian, MS 39571
Gene Warr                           D
 2600 Beach Boulevard
 Biloxi, MS 39531
H. Ed Blakeslee                     VP
Andrew J. Dearman, III              VP
Bill M. Guthrie  (b)                VP,CPO
C. Alan Martin  (a)                 VP
Don E. Mason                        VP
Michael W. Southern                 VP,CFO,
                                    S,T
Frances V. Turnage                  C

ITEM 6.    OFFICERS AND DIRECTORS
---------------------------------
           PART I.  (Continued)
           --------------------

MOBILE ENERGY SERVICES HOLDINGS, INC.
Name and Principal Address (e)      Position
---------------------------------------------

Kerry E. Adams  (n)                 D
Thomas G. Boren                     D
S. Marce Fuller                     D,P,CEO
Alan W. Harrelson                   D
J. Bruce Jones                      D
Thomas J. Madden, III               D
Dean G. Koch                        D
Richard J. Koch                     VP
James A. Ward                       D,VP,C
Tommy Chisholm  (a)                 S

MOBILE ENERGY SERVICES COMPANY, LLC
Name and Principal Address (e)      Position
--------------------------------------------

Thomas G. Boren                     P,CEO
S. Marce Fuller                     VP
Raymond D. Hill                     VP,CFO
18/F Hong Kong Telecom Tower
 Taikoo Place
 979 King's Road
 Quarry Bay
 Hong Kong
Richard J. Koch                     VP,GM
Christopher Kysar                   VP
Mark R. Ogle                        VP
James A. Ward                       VP,C
Tommy Chisholm  (a)                 S

SAVANNAH
Name and Principal Address  (g)     Position
--------------------------------------------

Archie H. Davis                     D
 P. O. Box 188
 Savannah, GA 31402
Paul J. DeNicola  (c)               D
Walter D. Gnann                     D
 P. O. Box 334
 Springfield, GA 31329
G. Edison Holland, Jr.              D,P,CEO
Robert B. Miller, III               D
 P. O. Box 8003
 Savannah, GA 31412
Arnold M. Tenenbaum                 D
 P. O. Box 2567
 Savannah, GA 31498

W. Miles Greer                      VP
Bill M. Guthrie  (b)                VP,CPO
C. Alan Martin  (a)                 VP
Larry M. Porter                     VP
Kirby R. Willis                     VP,T,CFO
Nancy Frankenhauser                 C,S

SEIH
Name and Principal Address  (e)     Position
--------------------------------------------

Thomas G. Boren                     D,P
A. W. Dahlberg (a)                  D
Paul J. DeNicola  (c)               D
H. Allen Franklin  (c)              D
Elmer B. Harris (b)                 D
W. L. Westbrook  (a)                D
S. Marce Fuller                     VP
Raymond D. Hill                     VP,T,CFO
 18/F Hong Kong Telecom Tower
 Taikoo Place
 979 King's Road
 Quarry Bay
 Hong Kong
Ronald E. Leggett                   VP
Richard J. Pershing                 VP
Tommy Chisholm  (a)                 S
James A. Ward                       C

Asociados de Electricidad, S.A.
Name and Principal Address  (h)     Position
---------------------------------------------

Ricardo Falabella                   D
Mariano F. Grondona                 D,S
J. William Holden, III  (e)         D,P

SEI y Asociados de Argentina, S.A.
Name and Principal Address  (i)     Position
---------------------------------------------

Juan Carlos Apostolo                D
Peter J. Davenport                  D
Ricardo Falabella                   D
Mariano F. Grondona                 D,S
J. William Holden, III  (e)         D,P
Martin Inhargue                     D
W. L. Westbrook  (a)                D

ITEM 6.    OFFICERS AND DIRECTORS
---------------------------------
           PART I.  (Continued)
           --------------------

Hidroelectrica Alicura, S.A.
Name and Principal Address  (i)     Position
--------------------------------------------

Peter J. Davenport                  D
Ricardo Falabella                   D,VP
Mariano F. Grondona                 D,S
Roberto Guillermo Haas              D
J. William Holden, III  (e)         D,P
Santiago J. Bergada Moritan         D
Oscar Perticone                     D
Diego Sapag                         D

Southern Electric, Inc.
Name and Principal Address  (e)     Position
--------------------------------------------

Richard J. Pershing                 D,VP
Thomas G. Boren                     P,CEO
Tommy Chisholm  (a)                 S
Raymond D. Hill                     VP,CFO
 18/F Hong Kong Telecom Tower
 Taikoo Place
 979 King's Road
 Quarry Bay
 Hong Kong
Barney S. Rush                      VP
James A. Ward                       VP,T

Southern Energy International, Inc.
Name and Principal Address  (e)     Position
--------------------------------------------

Thomas G. Boren                     D
Richard J. Pershing                 D
James A. Ward                       D,P
Raymond D. Hill                     VP,T
18/F Hong Kong Telecom Tower
 Taikoo Place
 979 King's Road
 Quarry Bay
 Hong Kong
Tommy Chisholm  (a)                 S

Southern Energy - Newco 2, Inc.
Name and Principal Address  (e)     Position
---------------------------------------------

Thomas G. Boren                     D
James A. Ward                       D,P
Raymond D. Hill                     VP,T
 18/F Hong Kong Telecom Tower
 Taikoo Place
 979 King's Road
 Quarry Bay
 Hong Kong
Tommy Chisholm  (a)                 S

SEI Chile, S.A.
Name and Principal Address (j)      Position
----------------------------------------------
Felicia L. Bellows  (i)             D
Edgardo Boeninger Kausel            D
Jorge Granic Latorre                D
Pastor Sanjurjo  (k)                D,CEO
Carlos Larrain Pena                 D
Eduardo Zuniga Pacheco              D

Empresa Electrica del Norte Grande, S.A.
Name and Principal Address  (k)     Position
---------------------------------------------

Edgardo Boeninger Kausel            D
Edmundo Dupre Echeverria            D,VP
J. William Holden, III              D
Andres Kern                         D
Mark S. Lynch                       CEO
Richard J. Pershing                 D
W. L. Westbrook  (a)                D

Sitranor S. A.
Name and Principal Address  (k)     Position
---------------------------------------------
Ricardo Campano Gandara             D
Mario Espinoza Duran                D
Luis Hormazibal Villagran           D
Carlos Larrain Pena                 D
Oscar Moscoso Fabres                D
Pastor Sanjurjo                     D
Eduardo Zuniga Pacheco              D
Pedro Artiagoitia Artave            CEO

Energia del Pacifico S. A.
Name and Principal Address  (k)     Position
---------------------------------------------
Jorge Granic Latorre                D
Carlos Larrain Pena                 D
Pastor Sanjurjo                     D

SEBH
Name and Principal Address  (e)     Position
--------------------------------------------
Thomas G. Boren                     D,P
J. William Holden, III              D,VP
Richard J. Pershing                 D,VP
Raymond D. Hill                     VP,T,CFO
 18/F Hong Kong Telecom Tower
 Taikoo Place
 979 King's Road
 Quarry Bay
 Hong Kong
Ronald E. Leggett                   VP
James A. Ward                       C
Tommy Chisholm  (a)                 S

ITEM 6.    OFFICERS AND DIRECTORS
--------------------------------
           PART I.  (Continued)
           --------------------

Southern Electric Bahamas Ltd.
Name and Principal Address  (e)     Position
--------------------------------------------

Thomas G. Boren                     D,P
J. William Holden, III              D,VP
Richard J. Pershing                 D,VP
Raymond D. Hill                     VP,T,CFO
 18/F Hong Kong Telecom Tower
 Taikoo Place
 979 King's Road
 Quarry Bay
 Hong Kong
Ronald E. Leggett                   VP
Tommy Chisholm  (a)                 S
James A. Ward                       C

Freeport Power Company Limited
Name and Principal Address Position
-----------------------------------

Thomas G. Boren  (e)                D
Larry R. Brantley                   D,P,CEO
 P. O. Box  F-40888
 Freeport, Grand Bahama Island,
 Bahamas
Jack A. Hayward                     D
 P. O. Box  F-40888
 Freeport, Grand Bahama Island,
 Bahamas
J. William Holden, III  (e)         D
Albert J. Miller                    D
 P. O. Box  F-40888
 Freeport, Grand Bahama Island,
 Bahamas
Richard J. Pershing  (e)            D
Edward P. St. George                D
 P. O. Box  F-40888
 Freeport, Grand Bahama Island,
 Bahamas
Raymond D. Hill                     VP,CFO
  18/F Hong Kong Telecom Tower
  Taikoo Place
  979 King's Road
  Quarry Bay
  Hong Kong
Ian O. Barry                        VP,T
 P. O. Box  F-40888
 Freeport, Grand Bahama Island,
 Bahamas
Ronald E. Leggett  (e)              VP
Willie A. M. Moss                   VP,S
 P. O. Box  F-40888
 Freeport, Grand Bahama Island,
 Bahamas

SEI Beteiligungs GmbH
Name and Principal Address  (e)     Position
--------------------------------------------

Thomas G. Boren                     D,MD
Barney S. Rush                      D,MD
James A. Ward                       D,MD

P. T. Tarahan Power Company
Name and Principal Address  (e)     Position
---------------------------------------------

Tanri Abeng                         M
Ir. Aburizal Bakrie                 P,M
Thomas G. Boren                     M
David T. Gallaspy                   M
Mintarto Halim                      M
Ronald E. Leggett                   M
Mark S. Lynch                       M
Soy M. Pardede                      M
Richard J. Pershing                 M
George S. Tahija                    M
James A. Ward                       M
Raymond V. Haley                    P,D
Thomas K. Amster                    D
Lekir A. Daud                       D
Ir. Arjono D. Kamarga               D
Amin M. Lakhani                     D

Southern Electric Brasil Participacoes Ltda.
Name and Principal Address Position
--------------------------------------------

Pedro Paulo Cristofaro              D
 Av Almirante Barroso,
 No. 52, 5 Andar
 Rio de Janeiro, Brasil CEP 20031
Julian Fonseca Pena Chediak         D
 Av Almirante Barroso,
 No. 52, 5 Andar
 Rio de Janeiro, Brasil CEP 20031

Southern Electric International - Europe, Inc.
Name and Principal Address  (e)     Position
---------------------------------------------

Thomas G. Boren                     D,P
Richard J. Pershing                 D
James A. Ward                       D,VP,T
Tommy Chisholm  (a)                 S

ITEM 6.    OFFICERS AND DIRECTORS
---------------------------------
           PART I.  (Continued)
           --------------------

Southern Electric International Finance, Inc.
Name and Principal Address  (e)     Position
---------------------------------------------

James J. Coppola, Jr.                       D
D. R. Rozier, Jr.                           D
L. Terry Turner                             D
William R. Bechstein                        D
James A. Ward                               P
Raymond D. Hill                             VP,T
 18/F Hong Kong Telecom Tower
 Taikoo Place
 979 King's Road
 Quarry Bay
 Hong Kong
Tommy Chisholm                      S

Southern Energy Development - Europe Limited
Name and Principal Address  (e)     Position
---------------------------------------------

Thomas G. Boren                     D
Carson B. Harreld                   D
Raymond D. Hill                     D
18/F Hong Kong Telecom Tower
 Taikoo Place
 979 King's Road
 Quarry Bay
 Hong Kong
Gale E. Klappa                      D
Mark R. Ogle                        D,S
Richard J. Pershing                 D
Barney S. Rush                      D
C. Philip Saunders                  D
James A. Ward                       D

Southern Electric International - Netherlands B.V.
Name and Principal Address  (e)     Position
--------------------------------------------------

Thomas G. Boren                     D
Tommy Chisholm                      D
Sam H. Dabbs, Jr.                   D
Raymond D. Hill                     D
 18/F Hong Kong Telecom Tower
 Taikoo Place
 979 King's Road
 Quarry Bay
 Hong Kong
Richard J. Pershing                 D
Patricia L. Roberts                 D
Barney S. Rush                      D
James A. Ward                       D

The Southern Company - Europe plc
Name and Principal Address  (e)     Position
---------------------------------------------

Thomas G. Boren                     D
Raymond D. Hill                     D
 18/F Hong Kong Telecom Tower
 Taikoo Place
 979 King's Road
 Quarry Bay
 Hong Kong
Karl E. Olsoni                      D
Richard Owen                        D
Richard J. Pershing                 D
James A. Ward                       D
Mark R. Ogle                        S

Southern Energy UK Generation Limited
Name and Principal Address (e)      Position
---------------------------------------------

Thomas G. Boren                     D
Sam H. Dabbs, Jr.                   D
Richard J. Pershing                 D
Patricia L. Roberts                 D
James A. Ward                       D
Tommy Chisholm                      S

Southern Investments UK plc
Name and Principal Address  (e)     Position
--------------------------------------------

Accentacross Limited                D
Thomas G. Boren                     D
Carson B. Harreld                   D,CFO,CAO
Gale E. Klappa                      D
Mighteager Limited                  D
Richard J. Pershing                 D,CEO
Barney S. Rush                      D
C. Philip Saunders                  D
Robert Symons                       D
Mark R. Ogle                        S

South Western Electricity plc
Name and Principal Address  (l)     Position
--------------------------------------------

Maurice Fletcher                    D
Carson B. Harreld                   D
Gale E. Klappa                      D,CEO
Roger L. Petersen                   D
C. Philip Saunders                  D
Robin D. Edmunds                    S

ITEM 6.    OFFICERS AND DIRECTORS.
----------------------------------
          PART I.  (Continued)
          --------------------

Southern Electric International Trinidad, Inc.
Name and Principal Address  (e)     Position
----------------------------------------------

Thomas G. Boren                     D,P
J. William Holden, III              D,VP
James A. Ward                       D
Tommy Chisholm  (a)                 S,T

Southern Electric International, Inc.
Name and Principal Address  (e)     Position
---------------------------------------------

Thomas G. Boren                     D
James A. Ward                       D,VP,T
S. Marce Fuller                     VP
Raymond D. Hill                     VP,CFO
 18/F Hong Kong Telecom Tower
 Taikoo Place
 979 King's Road
 Quarry Bay
 Hong Kong
Richard J. Pershing                 VP
Tommy Chisholm                      S

The Power Generation Company of
  Trinidad and Tobago Limited
Name and Principal Address Position
---------------------------------------------

Ronald Chan                         D
 Scotia Centre
 Cr. Park and Richmond Streets
 Port of Spain, Trinidad, W.I.
Barbara Fagan                       D
 200 Westlake Park Blvd.
 Houston, TX 77253
J. William Holden, III              D
Ronald E. Leggett  (e)              D
John MacKay                         D
 6 St. Kitts Avenue
 Federation Park, Trinidad, W. I.
Judith Morris                       D
 63 Frederick Street
 Port of Spain, Trinidad, W.I.
Jacqueline Quamina                  D
 Eric Williams Plaza
 Independence Square
 Port of Spain, Trinidad, W.I.
Chandrabhan Sharma                  D
 University of the West Indies
 St. Augustine, Trinidad, W.I.
W. L. Westbrook  (a)                D
Henry T. E. Coolidge, Jr.           D,CEO
 6A Queens Park West,
 First Floor
 Port of Spain, Trinidad, W.I.
Charmaine
 Pemberton-Carrington               S
 63 Frederick Street
 Port of Spain, Trinidad, W.I.

Southern Energy - Asia, Inc.
Name and Principal Address  (e)     Position
---------------------------------------------

Edwin H. Adams                      D,VP
Thomas G. Boren                     D,P
A. W. Dahlberg                      D
Raymond D. Hill                     D,EVP
 18/F Hong Kong Telecom Tower
 Taikoo Place
 979 King's Road
 Quarry Bay
 Hong Kong
Dean Koch                           D,VP
Frederick D. Kuester                D,VP
Richard J. Pershing                 D,VP
James A. Ward                       D,VP,T
S. Marce Fuller                     VP
Karl E. Olsoni                      VP
Tommy Chisholm                      S

ITEM 6.    OFFICERS AND DIRECTORS.
----------------------------------
           PART I.  (Continued)
           --------------------

SCS
Name and Principal Address  (c)     Position
---------------------------------------------

A. W. Dahlberg  (a)                 D
Paul J. DeNicola                    D,P,CEO
H. Allen Franklin  (c)              D
Elmer B. Harris  (b)                D
Bill M. Guthrie  (b)                SEVP,CPO
Kerry E. Adams  (n)                 EVP
David M. Ratcliffe  (a)             EVP
W. L. Westbrook  (a)                EVP
Thomas A. Fanning                   SVP
Robert H. Haubein                   SVP
William K. Newman  (b)              SVP
Earl B. Parsons, Jr.                SVP
David R. Altman  (a)                VP
Robert S. Beason                    VP
I. Otis Berkhan                     VP
Robert L. Boyer                     VP
Tommy Chisholm  (a)                 VP,S,L
James L. Conn                       VP
A. J. Connor  (b)                   VP
Andrew J. Dearman, III              VP
Douglas E. Dutton  (n)              VP
J. Kevin Fletcher                   VP
Dr. C. H. Goodman  (b)              VP
W. Dean Hudson                      VP,C,CFO
Allen L. Leverett                   VP
William L. Marshall, Jr.            VP
C. Alan Martin  (a)                 VP
J. Mike McClure                     VP
Robert G. Moore                     VP
Larry M. Porter                     VP
John G. Richardson                  VP
 1130 Connecticut Avenue, NW
 Washington, DC 20036
Jerry L. Stewart  (b)               VP
Dr. W. Robert Woodall, Jr.  (a)     VP
John F. Young                       VP
Charles O. Rawlins                  T

Southern Communications
Name and Principal Address (m)      Position
---------------------------------------------

A. W. Dahlberg  (a)                 D
H. Allen Franklin  (c)              D
Robert G. Dawson                    D,P,CEO
Paul J. DeNicola  (c)               D
Elmer B. Harris  (b)                D
W. L. Westbrook  (a)                D
R. Craig Elder                      VP,T
Tommy Chisholm  (a)                 S

Southern Energy
Name and Principal Address  (e)     Position
---------------------------------------------

Thomas G. Boren                     D,P,CEO
A. W. Dahlberg  (a)                 D
Paul J. DeNicola  (c)               D,VP
H. Allen Franklin  (c)              D
Elmer B. Harris                     D
W. L. Westbrook  (a)                D,VP
S. Marce Fuller                     SVP
Raymond D. Hill                     SVP,CFO
 18/F Hong Kong Telecom Tower
 Taikoo Place
 979 King's Road
 Quarry Bay
 Hong Kong
Richard J. Pershing                 SVP
Vance N. Booker                     VP
Tommy Chisholm  (a)                 VP,S
David T. Gallaspy                   VP
Alan W. Harrelson                   VP
J. R. Harris                        VP
Randell E. Harrison                 VP
J. William Holden, III              VP
Ronald E. Leggett                   VP
William A. Maner, III               VP
Karl E. Olsoni                      VP,T
Richard Owen                        VP
Joseph T. Pokalsky                  VP
Barney S. Rush                      VP
James A. Ward                       VP,C

SEI Operadora de Argentina, S.A.
Name and Principal Address  (i)     Position
---------------------------------------------

Ricardo Falabella                   D,VP
J. William Holden, III  (e)         D,P
Ronald E. Leggett  (e)              D
Mariano F. Grondona                 S

Southern Electric International - Asia, Inc
Name and Principal Address  (e)     Position
---------------------------------------------

Thomas G. Boren                     D,P
Raymond D. Hill                     VP,CFO
 18/F Hong Kong Telecom Tower
 Taikoo Place
 979 King's Road
 Quarry Bay
 Hong Kong
Tommy Chisholm (a)                  S

ITEM 6.    OFFICERS AND DIRECTORS.
---------------------------------
           PART I.  (Continued)
           --------------------

Southern Electric International GmbH
Name and Principal Address  (e)     Position
---------------------------------------------

Thomas G. Boren                     GM
Tommy Chisholm  (a)                 GM
William A. Franks                   GM
Raymond D. Hill                     GM
 18/F Hong Kong Telecom Tower
 Taikoo Place
 979 King's Road
 Quarry Bay
 Hong Kong
Richard J. Pershing                 GM
James A. Ward                       GM

SERC
Name and Principal Address  (n)     Position
---------------------------------------------

Bill M. Guthrie  (b)                D,P
T. Roy Harrell                      VP
Earl B. Parsons, Jr.  (b)           VP
Larry M. Porter  (g)                VP
Tommy Chisholm  (a)                 S,T

Southern Nuclear
Name and Principal Address  (o)     Position
---------------------------------------------

A. W. Dahlberg  (a)                 D
Paul J. DeNicola  (c)               D
H. Allen Franklin  (c)              D
William G. Hairston, III            D,P,CEO
Elmer B. Harris  (b)                D
James H. Miller, III                EVP,L
Jackie D. Woodard                   EVP
James W. Averett                    VP
Louis B. Long                       VP
C. Alan Martin  (a)                 VP
Charles K. McCoy                    VP
John O. Meier                       VP,S
D. N. Morey, III                    VP
H. Lewis Sumner, Jr.                VP
Kathleen S. King                    C,T,CFO

Energy Solutions
Name and Principal Address  (c)     Position
---------------------------------------------

Robert S. Beason                    D
William P. Bowers                   D
Paul J. DeNicola                    D
Dwight H. Evans (f)                 D
Thomas A. Fanning                   D
J. Kevin Fletcher                   D,P
Robin A. Hurst  (b)                 D
Charles D. McCrary  (b)             D
Michael L. Scott (b)                D
W. L. Westbrook  (a)                D
Tommy Chisholm  (a)                 S
Allen L. Leverett                   T

Southern Energy Finance Company, Inc.
Name and Principal Address  (e)     Position
---------------------------------------------

Thomas G. Boren                     D,P
James A. Ward                       D,VP,T
S. Marce Fuller                     VP
Raymond D. Hill                     VP,CFO
 18/F Hong Kong Telecom Tower
 Taikoo Place
 979 King's Road
 Quarry Bay
 Hong Kong
David Rozier                        VP
Tommy Chisholm                      S

EPZ Lease, Inc.
Name and Principal Address  (e)     Position
---------------------------------------------

William R. Bechstein                D,VP
 1105 N. Market Street
 Suite 1300
 Wilmington, DE 19801
David R. Rozier, Jr.                D,VP,T
L. Terry Turner                     D
Christopher J. Kysar                VP
Tom Mathew                          VP
James A. Ward                       P
Patricia L. Roberts                 S

ITEM 6.    OFFICERS AND DIRECTORS
---------------------------------
           PART I.  (Continued)
           -------------------

EPZ Lease, L.L.C.
Name and Principal Address  (e)     Position
---------------------------------------------

Christopher J. Kysar                Officer
Tom Mathew                          Officer
John Rachford                       Officer

EPZ Holding A, L.L.C.
Name and Principal Address  (e)     Position

Christopher J. Kysar                Officer
Tom Mathew                          Officer
John Rachford                       Officer

EPZ Holding B, L.L.C.
Name and Principal Address  (e)     Position

Christopher J. Kysar                Officer
Tom Mathew                          Officer
John Rachford                       Officer

EPZ Holding C, L.L.C.
Name and Principal Address  (e)     Position

Christopher J. Kysar                Officer
Tom Mathew                          Officer
John Rachford                       Officer

Southern Energy North America, Inc.
Name and Principal Address  (e)     Position
---------------------------------------------

Vance N. Booker                     D
Thomas G. Boren                     D,P
S. Marce Fuller                     D,VP
James A. Ward                       D,C
W. L. Westbrook  (a)                D
Raymond D. Hill                     VP,T,CFO
 18/F Hong Kong Telecom Tower
 Taikoo Place
 979 King's Road
 Quarry Bay
 Hong Kong
Ronald E. Leggett                   VP
Richard J. Pershing                 VP
Tommy Chisholm  (a)                 S

Southern Energy Trading and Marketing, Inc.
Name and Principal Address  (e)     Position
---------------------------------------------

Thomas G. Boren                     D,P
Thomas A. Fanning  (c)              D
S. Marce Fuller                     D,EVP

Raymond D. Hill                     D,VP,CFO
 18/F Hong Kong Telecom Tower
 Taikoo Place
 979 King's Road
 Quarry Bay
 Hong Kong
Richard J. Pershing                 D
James A. Ward                       D,VP,T,C
W. L. Westbrook  (a)                D
Joseph T. Pokalsky                  SVP
Steve Byone                         VP
Alexander Eydeland                  VP
David T. Gallaspy                   VP
Donald R. Jefferis                  VP
Gary T. Morsches                    VP
O. Jay Oates, II                    VP
William T. Orr                      VP
John W. Ragan                       VP
John J. Robinson                    VP
Mark J. D. Streater                 VP
Christopher Turner                  VP
Tommy Chisholm  (a)                 S

SEI Birchwood, Inc.
Name and Principal Address  (e)     Position
---------------------------------------------

Kerry E. Adams  (n)                 D
Vance N. Booker                     D
Thomas G. Boren                     D
S. Marce Fuller                     D,P
Alan W. Harrelson                   D,VP
George P. Henefeld                  VP
David R. Rozier, Jr.                VP,CFO,T
James A. Ward                       VP,C
Patricia L. Roberts  (a)            S

ITEM 6.    OFFICERS AND DIRECTORS
----------------------------------
           PART I.  (Continued)
           --------------------

SEI Hawaiian Cogenerators, Inc.
Name and Principal Address  (e)     Position
---------------------------------------------

Kerry E. Adams  (n)                 D,VP
Thomas G. Boren                     D,P
W. L. Westbrook  (a)                D
Raymond D. Hill                     VP,CFO
 18/F Hong Kong Telecom Tower
 Taikoo Place
 979 King's Road
 Quarry Bay
 Hong Kong
Tommy Chisholm  (a)                 S
James A. Ward                       T

Southern Energy - Cajun, Inc.
Name and Principal Address  (e)     Position
---------------------------------------------

Thomas G. Boren                     D
S. Marce Fuller                     D
James A. Ward                       D,VP,T
Randall E. Harrison                 VP
Raymond D. Hill                     VP,CFO
 18/F Hong Kong Telecom Tower
 Taikoo Place
 979 King's Road
 Quarry Bay
 Hong Kong
Gary J. Kubik                       VP
Tommy Chisholm                      S

SEI State Line, Inc.
Name and Principal Address  (e)     Position
---------------------------------------------

James A. Ward                       D,VP,T
S. Marce Fuller                     P
Alan W. Harrelson                   VP
Randall E. Harrison                 VP
Raymond D. Hill                     VP,CFO
 18/F Hong Kong Telecom Tower
 Taikoo Place
 979 King's Road
 Quarry Bay
 Hong Kong
Patricia L. Roberts                 S

Southern Information Holding Company, Inc.
Name and Principal Address (c)      Position
---------------------------------------------

Robert S. Beason                    D,P
William P. Bowers                   D
Paul J. DeNicola                    D
Dwight H. Evans  (f)                D
Thomas A Fanning  (a)               D
J. Kevin Fletcher                   D
Robin A. Hurst  (b)                 D
Charles D. McCrary  (b)             D
Michael L. Scott  (b)               D
William L. Westbrook  (a)           D
Michael E. Britt                    VP
Allen L. Leverett  (a)              T
Tommy Chisholm  (a)                 S

Southern Information 1, Inc.
Name and Principal Address (c)      Position
---------------------------------------------

Robert S. Beason                    D,P
William P. Bowers                   D
Paul J. DeNicola                    D
Dwight H. Evans  (f)                D
Thomas A. Fanning  (c)              D
J. Kevin Fletcher                   D
Robin A. Hurst                      D
Charles D. McCrary  (b)             D
Michael L. Scott  (b)               D
William L. Westbrook  (a)           D
Michael E. Britt                    VP
Allen L. Leverett  (a)              T
Tommy Chisholm  (a)                 S

Southern Information 2, Inc.
Name and Principal Address (c)      Position
---------------------------------------------

Robert S. Beason                    D,P
William P. Bowers                   D
Paul J. DeNicola                    D
Dwight H. Evans  (f)                D
Thomas A Fanning  (a)               D
J. Kevin Fletcher                   D
Robin A. Hurst  (b)                 D
Charles D. McCrary  (b)             D
Michael L. Scott  (b)               D
William L. Westbrook  (a)           D
Michael E. Britt                    VP
Allen L. Leverett  (a)              T
Tommy Chisholm  (a)                 S

ITEM 6.    OFFICERS AND DIRECTORS
----------------------------------
           PART I.  (Continued)
           -------------------

Southern Telecom Holding Company, Inc.
Name and Principal Address (c)      Position
---------------------------------------------

Robert S. Beason                    D,P
William P. Bowers                   D
Paul J. DeNicola                    D
Dwight H. Evans  (f)                D
Thomas A. Fanning  (c)              D
J. Kevin Fletcher                   D
Charles D. McCrary  (b)             D
Michael L. Scott  (b)               D
William L. Westbrook  (a)           D
Michael E. Britt                    VP
Tommy Chisholm  (a)                 S
Allen L. Leverett  (a)              T

Southern Telecom 1, Inc.
Name and Principal Address (c)      Position
---------------------------------------------

Robert S. Beason                    D,P
William P. Bowers                   D
Paul J. DeNicola                    D
Dwight H. Evans  (f)                D
Thomas A. Fanning  (c)              D
J. Kevin Fletcher                   D
Robin A. Hurst  (b)                 D
Charles D. McCrary  (b)             D
Michael L. Scott  (b)               D
William L. Westbrook  (a)           D
Micheal E. Britt                    VP
Allen L. Leverett  (a)              T
Tommy Chisholm  (a)                 S

Southern Telecom 2, Inc.
Name and Principal Address (c)      Position
---------------------------------------------

Robert S. Beason                    D,P
William P. Bowers                   D
Paul J. DeNicola                    D
Dwight H. Evans  (f)                D
Thomas A. Fanning  (c)              D
J. Kevin Fletcher                   D
Robin A. Hurst  (b)                 D
Charles D. McCrary  (b)             D
Michael L. Scott  (b)               D
William L. Westbrook  (a)           D
Micheal E. Britt                    VP
Allen L. Leverett  (a)              T
Tommy Chisholm  (a)                 S

Cayman Energy Traders
Name and Principal Address          Position
---------------------------------------------

Dennis W. Bakke                     D
J. William Holden, III              D
Barry J. Sharp                      D
William R. Lurasch                  S

Consolidated Electric Power Asia
Name and Principal Address          Position
---------------------------------------------

Edwin H. Adams                      D
Thomas G. Boren (e)                 D
A. W. Dahlberg  (a)                 D
Raymond D. Hill                     D
18/F Hong Kong Telecom Tower
 Taikoo Place
 979 King's Road
 Quarry Bay
 Hong Kong
Eddie Ho                            D
Dean G. Koch                        D
Frederick D. Kuester                D
Richard J. Pershing                 D
Gordon Wu                           D

SC Ashwood Holdings, Inc
Name and Principal Address (e)      Position
---------------------------------------------

Thomas G. Boren                     D,P
S. Marce Fuller                     D,EVP
James A. Ward                       D,VP,T,C
Joseph T. Pokalsky                  SVP
Donald R. Jefferis                  VP
Gary J. Morsches                    VP
John J. Robinson                    VP
Tommy Chisholm  (a)                 S

SC Energy Ventures, Inc.
Name and Principal Address (e)      Position
---------------------------------------------

Thomas G. Boren                     D,P
S. Marce Fuller                     D,EVP
James A. Ward                       D,VP,T,C
Joseph T. Pokalsky                  SVP
Donald R. Jefferis                  VP
Gary J. Morsches                    VP
John J. Robinson                    VP
Tommy Chisholm  (a)                 S

 ITEM 6.   OFFICERS AND DIRECTORS
---------------------------------
           PART I.  (Continued)
           ---------------------

SEI Germany - BEWAG, Inc.
Name and Principal Address (e)      Position
---------------------------------------------

Thomas G. Boren                     D,P,CEO
Richard J. Pershing                 D, VP
James A. Ward                       D,VP,T
Raymond D. Hill                     VP,CFO
 18/F Hong Kong Telecom Tower
 Taikoo Place
 979 King's Road
 Quarry Bay
 Hong Kong
Barney S. Rush                      VP
Tommy Chisholm  (a)                 S

SEI Worldwide Holdings, Inc.
Name and Principal Address  (e)     Position
---------------------------------------------

Thomas G. Boren                     D,P,CEO
Richard J. Pershing                 D
James A. Ward                       D,VP,T
Raymond D. Hill                     VP, CFO
18/F Hong Kong Telecom Tower
 Taikoo Place
 979 King's Road
 Quarry Bay
 Hong Kong
Barney S. Rush                      VP
Tommy Chisholm  (a)                 S

Southern Company Capital Funding, Inc.
Name and Principal Address  (a)     Position
---------------------------------------------

William R. Bechstein  (e)           D
James J. Coppola, Jr.               D
D. R. Rozier, Jr.  (e)              D
L. Terry Turner  (e)                D
William L. Westbrook                D, P,CEO
Charles N. Eldred                   VP,T
Charles O. Rawlins                  VP, CFO
Tommy Chisholm                      VP,S

Southern Energy Clairton, Inc.
Name and Principal Address (e)      Position
---------------------------------------------

Thomas G. Boren                     D,P
James A. Ward                       D,VP,T
S. Marce Fuller                     VP
Raymond D. Hill                     VP,CFO
 18/F Hong Kong Telecom Tower
 Taikoo Place
 979 King's Road
 Quarry Bay
 Hong Kong
Karl E. Olsoni                      VP
Tommy Chisholm  (a)                 S

Southern Energy Clairton 2, Inc.
Name and Principal Address (e)      Position
---------------------------------------------

Thomas G. Boren                     D,P
James A. Ward                       D,VP,T
S. Marce Fuller                     VP
Raymond D. Hill                     VP,CFO
 18/F Hong Kong Telecom Tower
 Taikoo Place
 979 King's Road
 Quarry Bay
 Hong Kong
Karl E. Olsoni                      VP
Tommy Chisholm  (a)                 S

Southern Energy Clairton, L.L.C.
Name and Principal Address (e)      Position
---------------------------------------------

Thomas G. Boren                     P
S. Marce Fuller                     VP
Raymond D. Hill                     VP,CFO
 18/F Hong Kong Telecom Tower
 Taikoo Place
 979 King's Road
 Quarry Bay
 Hong Kong
Christopher J. Kysar                VP
James A. Ward                       VP,T
Charles H. Wilson                   VP
Tommy Chisholm  (a)                 S

Southern Energy do Brasil Ltda.
Name and Principal Address (e)      Position
---------------------------------------------

Rodolpho de Oliveira Franco         M
 Protasio

Southern Energy E Associados Participacoes,S.A.
Name and Principal Address (e )     Position

Monica Maria Correa Moreira         D,VP
 Carneiro
Kevin L. Mundie                     D,P

ITEM 6.    OFFICERS AND DIRECTORS
---------------------------------
           PART I.  (Continued)
           --------------------


Southern Energy Finance Company, Inc.
Name and Principal Address (e)      Position
---------------------------------------------

Thomas G. Boren                     D,P
James A. Ward                       D,VP,T
Raymond D. Hill                     VP,CFO
 18/F Hong Kong Telecom Tower
 Taikoo Place
 979 King's Road
 Quarry Bay
 Hong Kong
Christopher J. Kysar                VP
Tom Mathew                          VP
Karl E. Olsoni                      VP
Tommy Chisholm  (a)                 S

Southen Energy Retail Trading and
 Marketing, Inc.
Name and Principal Address (e)      Position
---------------------------------------------

Thomas G. Boren                     D,P
Thomas A. Fanning  (c)              D
S. Marce Fuller                     D,EVP
Raymond D. Hill                     D,VP,CFO
 18/F Hong Kong Telecom Tower
 Taikoo Place
 979 King's Road
 Quarry Bay
 Hong Kong
Richard J. Pershing                 D
James A. Ward                       D,VP,T
William L. Westbrook                D
Joseph T. Pokalsky                  SVP
Donald R. Jerreris                  VP
Gary J. Morsches                    VP
John J. Robinson                    VP
Tommy Chisholm  (a)                 S

SEI Worldwide Holdings Beteiligungsgesellschaft
  mbH
Name and Principal Address (e)      Position
---------------------------------------------
Thomas G. Boren                     D
Mark R. Ogle                        D
Richard J. Pershing                 D
Barney S. Rush                      D
James A. Ward                       D



ITEM 6.    OFFICERS AND DIRECTORS.  Part II.  Financial Connections.
-------------------------------------------------------------------

     Name of Officer                   Name and Location                  Position Held in          Applicable
       or Director                     of Financial Institution          Financial Institution    Exemption Rule
---------------------    ----------------------------------------      ------------------------    --------------
                                                                                                    Rule No. 70
                                                                                                    Subdivision


John C. Adams            Aliant Bank, Alexander City, AL               Director                       (a)
                         Aliant National Corporation, Alexander
                           City, AL                                    Director                       (a)
Whit Armstrong           The Citizens Bank                             Chief Executive                (c)
                           Enterprise, AL                                Officer,
                                                                       Chairman of the Board
                                                                         of Directors and President
                         Enterprise Capital Corporation                Chairman of the Board of
                           Enterprise, AL                                Directors, President         (c)
A. D. Correll            SunTrust Bank of Georgia, Atlanta, GA         Director                       (a)
                         SunTrust Banks Inc., Atlanta, GA              Director                       (a)
W. Roy Crow              Barbour County Bank, Eufaula, AL              Director                       (f)
A. W. Dahlberg           SunTrust Bank of Georgia                      Director                       (a);(c)
                           Atlanta, GA
                         SunTrust Banks, Inc., Atlanta, GA             Director                       (a);(c)
Archie H. Davis          The Savannah Bancorp, Savannah, GA            President, Chief Executive
                                                                         Officer                      (c)
                         The Savannah Bank N.A., Savannah, GA          President, Chief Executive
                                                                         Officer                      (c)
H. Allen Franklin        SouthTrust Bank, Birmingham, AL               Director                       (a);(c)
L. G. Hardman, III       First Commerce Bancorp, Inc.                  Chairman of the Board
                           Commerce, GA                                  of Directors and Chief
                                                                         Executive Officer            (a);(c);(g)
                         First National Bank of Commerce,              Chairman of the
                           Commerce, GA                                  Board of Directors           (c);(g)
Elmer B. Harris          AmSouth Bancorporation,                       Director                       (a);(c);(e);(f)
                           Birmingham, AL
                         AmSouth Bank of Alabama,
                           Birmingham, AL                              Director                       (a);(c);(e);(f)
G. Edison Holland, Jr.   SunTrust Bank, Savannah, GA                   Director                       (c)
Carl E. Jones            Regions Financial Corporation,                President and Chief
                           Birmingham, AL                                Operating Officer            (c)
Patricia M. King         Regions Bank, Anniston, AL                    Director                       (c)
James R. Lientz, Jr.     NationsBank, N.A., Atlanta, GA                President, Director            (c)
Wallace D. Malone        SouthTrust Corporation, Birmingham, AL        Chairman of the Board
                                                                         of Directors and Chief
                                                                         Executive Officer            (c)
William V. Muse          SouthTrust Corporation, Birmingham, AL        Director                       (c)
John T. Porter           Citizens Federal Bank, Birmingham, AL         Director                       (c)






ITEM 6.  OFFICERS AND DIRECTORS.  Part II.  Financial Connections.  (Continued)
-------------------------------------------------------------------------------
     Name of Officer                   Name and Location              Position Held in         Applicable
       or Director                 of Financial Institution           Financial Institution    Exemption Rule
---------------------     ---------------------------------           ----------------------   ---------------
                                                                                                Rule No. 70
                                                                                                Subdivision

G. Joseph
   Prendergast           Wachovia Bank of Georgia, N.A.                Chairman of the
                           Atlanta, GA                                   Board of Directors  (c)
                         Wachovia Bank of South Carolina               Chairman of the
                                                                         Board of Directors  (d)
                         Wachovia Bank of North Carolina               Chairman of the
                                                                         Board of Directors  (d)
                         Wachovia Corporation, Atlanta, GA             Senior Executive
                                                                         Vice President      (d)
C. Dowd Ritter, III      AmSouth Bancorporation, Birmingham, AL        Chairman, Chief
                                                                         Executive Officer   (c)
                         AmSouth Bank, Birmingham, AL                  Chairman, Chief
                                                                         Executive Officer   (c)
Herman J. Russell        Citizens Trust Bank, Atlanta, GA              Chairman of the
                                                                         Board of Directors  (c)
                         Citizens Bancshares Corp. Atlanta, GA         Chairman of the
                                                                         Board of Directors  (c)
                         Wachovia Corporation of Georgia,              Director              (c)
                           Atlanta, GA
George A. Schloegel      Hancock Bank - Mississippi, Gulfport, MS      Director and
                                                                         President           (c)
                         Hancock Holding Company, Gulfport, MS         Vice Chairman of
                                                                         the Board
                                                                         of Directors        (c)
                         Hancock Bank - Louisiana, Baton Rouge
                           Louisiana                                   Director              (d)
William R. Smith         SouthTrust Bank of Calhoun County, N.A.
                           Anniston, AL                                Director              (f)
Gerald St. Pe'           Merchants & Marine Bank, Pascagoula, MS       Director              (a)
Herbert Stockham         SouthTrust Bank, Birmingham, AL               Director              (a);(c)
                         SouthTrust Corporation,                       Director              (c)
                           Birmingham, AL
Joseph K. Tannehill      Regions Bank of North Florida,                Director              (c)
                           Panama City, FL
Arnold M.
   Tenenbaum             First Union National Bank of Georgia,         Director              (c)
                           Atlanta, GA
                         First Union National Bank of Savannah,        Director              (c)
                           Savannah, GA
Gene Warr                Coast Community Bank, Biloxi, MS              Director              (c)

ITEM 6.  EXECUTIVE COMPENSATION. PART III.

         (a) Summary Compensation Tables. The following tables set forth information concerning any Chief Executive Officer and the four most highly compensated executive officers for SCS, Southern Energy, Southern Communications, Energy Solutions and Southern Nuclear serving as of December 31, 1997, as defined by the Securities and Exchange Commission. ALABAMA, GEORGIA, GULF, MISSISSIPPI and SAVANNAH are incorporated by reference to page numbers III-13 through III-18 in the SOUTHERN system's combined Form 10-K for the year ended December 31, 1997. Incorporated by reference to "Summary Compensation Table" under ELECTION OF DIRECTORS in SOUTHERN's definitive Proxy Statement relating to the 1998 annual meeting of stockholders.

Key terms used in this Item will have the following meanings:-

ESP.................................   Employee Savings Plan
ESOP................................   Employee Stock Ownership Plan
SBP.................................   Supplemental Benefit Plan
ERISA...............................   Employee Retirement Income Security Act

                                                                 SCS
                                                     SUMMARY COMPENSATION TABLE

                                      ANNUAL COMPENSATION                         LONG-TERM COMPENSATION
                                                                                  Number of
                                                                                  Securities   Long-
Name                                                                              Underlying   Term
and                                                            Other Annual       Stock        Incentive     All Other
Principal                                                      Compensation       Options      Payouts      Compensation
Position               Year      Salary($)     Bonus($)                ($)1       (Shares)         ($)2             ($)3
------------------------------------------------------------------------------------------------------------------------


A. W. Dahlberg         1997         817,644        206,250         27,485         135,882        433,247        49,766
Director               1996         782,409        118,534          6,833         154,610        770,216        43,850
                       1995         722,489        120,415          6,577          52,203        866,493        40,755

Paul J. DeNicola       1997         416,452         62,980          8,731          29,638        239,874        25,493
President, Chief       1996         400,491         56,520          3,325          26,330        426,442        22,894
Executive Officer,     1995         384,845         50,464          3,037          26,297        479,747        21,573
Director

Bill M. Guthrie        1997         361,881         58,376          1,835          25,754        244,800        21,168
Senior Executive       1996         346,375         49,115          1,574          17,541        244,800        19,141
Vice President         1995         326,877         49,939          1,533          17,518        275,400        17,810

                                       27

See footnotes on the next page.



                                                              SCS
                                                  SUMMARY COMPENSATION TABLE
                                                          (Continued)


                                              ANNUAL COMPENSATION                 LONG-TERM COMPENSATION
                                                                                  Number of
                                                                                  Securities   Long-
Name                                                                              Underlying   Term
and                                                            Other Annual       Stock        Incentive    All Other
Principal                                                      Compensation       Options      Payouts      Compensation
Position               Year         Salary($)    Bonus($)              ($)1       (Shares)         ($)2             ($)3
-------------------------------------------------------------------------------------------------------------------------


David M. Ratcliffe     1997         313,152         50,515         10,828          17,086        207,322        18,342
Executive Vice         1996         347,985         39,465          8,446          15,179        207,322        16,889
President              1995         281,615         68,7854             -          15,524        233,237        13,718

William L.
 Westbrook             1997         261,020         50,000          9,763          14,242         95,679        15,216
Executive Vice         1996         251,903         35,426          2,793          12,653        170,096        14,032
President              1995         242,606         29,339          1,841          13,002        191,358        13,401






--------
1    Tax reimbursements by SCS on certain personal benefits.
2 Payouts made in 1996, 1997 and 1998 for the four-year performance periods ending December 31, 1995, 1996 and 1997. 3 SCS contributions to the ESP, ESOP, non-pension related accruals under the SBP (ERISA excess plan under which accruals are made to offset Internal Revenue Code imposed limitations under the ESP and ESOP), for the following:
                                   ESP             ESOP               SBP
A. W. Dahlberg                  $7,181           $1,072            $41,513
Paul J. DeNicola                 7,125            1,072             17,296
Bill M. Guthrie                  7,125            1,072             12,971
David M. Ratcliffe               7,200            1,072             10,070
William L. Westbrook             7,181            1,072              6,963
4 Also included for Mr. Ratcliffe is a one-time lump-sum payment of $25,000 given in connection with his appointment to his current position.



                             Southern Communications
                                       and
                                Energy Solutions
                           SUMMARY COMPENSATION TABLE


                                              ANNUAL COMPENSATION
                                                                                  LONG-TERM COMPENSATION


                                                                                  Number of
                                                                                  Securities   Long-
Name                                                                              Underlying   Term
and                                                            Other Annual       Stock        Incentive    All Other
Principal                                                      Compensation       Options      Payouts      Compensation
Position               Year         Salary($)    Bonus($)          ($)5           (Shares)       ($)6           ($)7
-------------------------------------------------------------------------------------------------------------------------

Southern Communications

Robert G. Dawson       1997          185,103        37,823            1,199          7,865    100,978          10,305
President, Chief       1996          163,661       116,123            1,185          7,055          -          12,275
Executive Officer,     1995         498,6718        65,000              277              -          -           9,430
Director

R. Craig Elder         1997          112,606        32,510              304          3,999     46,455           6,088
Vice President,        1996          106,623        70,640                -              -          -           5,608
Treasurer              1995                -             -                -              -          -               -

Energy Solutions

J. Kevin Fletcher      1997          133,797        20,286                -          4,773     60,636           7,556
President,             1996          126,990        17,224              136          4,161     60,636           6,617
Director               1995          113,762        19,506              107          4,023     68,215           5,933



 5 Tax reimbursement by Energy Solutions and Southern Communications on certain personal benefits.
 6 Payouts made in 1996, 1997 and 1998 for the four-year performance periods ending December 31, 1995, 1996 and 1997.
 7 Southern Communications' and Energy Solutions' contributions to the ESP,ESOP, non-pension related accruals under the SBP
(ERISA excess plan under which accruals are made to offset Internal Revenue Code imposed limitations under the ESP and ESOP), for the following:
                                   ESP             ESOP               SBP
                                   ---             ----               ----
Robert G. Dawson                $7,481           $1,072             $1,752
R. Craig Elder                   5,079            1,009                  -
J. Kevin Fletcher                6,035            1,072                449
8    Mr. Dawson's gross wages include miscellaneous payments due to his assignment in Buenos Aires, Argentina.  Mr. Dawson served as vice president of SEI's Latin American and Caribbean Assets from March 1994 until October 1995.



                                 Southern Energy
                           SUMMARY COMPENSATION TABLE


                                              ANNUAL COMPENSATION                         LONG-TERM COMPENSATION


                                                                                  Number of
                                                                                  Securities   Long-
Name                                                                              Underlying   Term
and                                                            Other Annual       Stock        Incentive     All Other
Principal                                                      Compensation       Options      Payouts      Compensation
Position               Year         Salary($)    Bonus($)          ($)9           (Shares)       ($)10          ($)11
-------------------------------------------------------------------------------------------------------------------------

Thomas G. Boren        1997          345,000       387,625           14,868         18,941          -          19,415
President,             1996          291,086       275,000           13,757         14,250          -          16,293
Director               1995          248,333       298,49712         12,579         13,295          -          10,215

S. Marce Fuller        1997          244,167       228,125            1,098         13,529          -          11,080
Senior Vice President  1996          215,000       175,000            1,491          8,881          -           9,403
                       1995          184,267        67,500            1,844              -          -           6,768

Richard J. Pershing    1997          244,167       228,125            3,645         13,529          -          13,346
Senior Vice President  1996          190,417       175,000            3,568          8,881          -           9,869
                       1995          162,500       165,000            2,974              -          -           8,287

Raymond D. Hill        1997          192,083       228,125            1,323         13,529          -          13,329
Senior Vice President  1996          190,657       175,000            2,820          8,881          -           9,868
                       1995          162,500       165,000            1,641              -          -           8,252

Joseph T. Pokalsky     1997          200,000       160,000           19,458              -          -               -
Vice President         1996                -             -                -              -          -               -
                       1995                -             -                -              -          -               -


9    Tax reimbursement by Southern Energy on certain personal benefits.
10   Employees of Southern Energy are not yet eligible for these payouts.
11 Southern Energy contributions to the ESP, ESOP, non-pension related accruals under the SBP (ERISA excess plan under which accruals are made to offset
Internal Revenue Code imposes limitations under the ESP and ESOP), for the following:
                                   ESP             ESOP               SBP
                                   ---           ------           -------
Thomas G. Boren                 $6,469           $1,072           $11,875
S. Marce Fuller                  6,195            1,072             3,813
Richard J. Pershing              6,469            1,072             5,805
Raymond D. Hill                  6,469            1,072             5,788
Joseph T. Pokalsky                   -                -                 -
12 Includes a one-time award of $48,497 under the key contributor program in recognition of exemplary performance in 1995.


                                       30




                                Southern Nuclear
                           SUMMARY COMPENSATION TABLE


                                              ANNUAL COMPENSATION                         LONG-TERM COMPENSATION
                                                                                 Securities   Long-
Name                                                                             Underlying   Term
and                                                         Other Annual         Stock        Incentive    All Other
Principal                                                   Compensation         Options      Payouts     Compensation
Position               Year        Salary($)     Bonus($)       ($)13            (Shares)       ($)14         ($)15
-----------------------------------------------------------------------------------------------------------------------

W. G. Hairston, III    1997        323,942       58,903           7,593           17,709        257,040        19,287
President and Chief    1996        308,789       46,748           3,555           15,583        257,040        17,070
Executive Officer      1995        296,988       47,489           6,020           15,785        289,170        16,442

Jack D. Woodard        1997        233,467       42,848           1,457           10,642        126,075        13,526
Executive Vice         1996        214,083       38,953           1,903            8,939        126,075        11,675
President              1995        202,085       37,116           1,235            8,969        141,834        10,215

James H. Miller, III   1997        222,117       40,388           5,948           10,031        126,075        12,838
Executive Vice         1996        211,583       16,193           5,115            8,827        126,075        11,260
President              1995        201,216       30,094           1,946            8,941        141,834         4,500

Charles K. McCoy       1997        171,817       27,661           1,262            7,729         84,048         9,758
Vice President         1996        166,829       19,638             835            6,933         84,047         8,136
                       1995        161,974       22,587             716            7,159         94,553         8,549

David N. Morey         1997        166,554       26,053             515            7,514         84,048         9,474
Vice President         1996        159,410       22,036             574            6,644         84,047         8,500
                       1995        152,701       20,447             146            6,051         94,553         7,865




 13 Tax reimbursement by Southern Nuclear on certain personal benefits.
 14 Payouts made in 1996, 1997 and 1998 for the four-year performance periods ending December 31, 1995, 1996 and 1997, respectively.
 15 Southern Nuclear contributions to the ESP, ESOP, non-pension related accruals under the SBP (ERISA excess plan under which accruals are made to offset Internal Revenue Code imposed limitations under the ESP and ESOP), for the following:
                                    ESP             ESOP               SBP
                                   ----             ----               ---
William G. Hairston, III         $7,125           $1,072           $11,090
Jack D. Woodard                   7,181            1,072             5,273
James H. Miller, III              7,181            1,072             4,585
Charles K. McCoy                  7,125            1,072             1,561
David N. Morey                    7,125            1,072             1,277



                           STOCK OPTION GRANTS IN 1997

         Stock Option Grants. The following table sets forth all stock option grants to the named executive officers of each operating subsidiary during the year ending December 31, 1997. ALABAMA, GEORGIA, GULF, MISSISSIPPI and SAVANNAH are incorporated by reference to page numbers III-19 and III-20 in the SOUTHERN system's combined Form 10-K for the year ended December 31, 1997. Stock Option Grants in 1997 for SOUTHERN is incorporated by reference to "Stock Option Grants" under ELECTION OF DIRECTORS in SOUTHERN's definitive Proxy Statement relating to 1997 annual meeting of stockholders.

                                   Individual Grants                                    Grant Date Value


                              Number of
                              Securities    % of Total
                              Underlying    Options           Exercise
                              Share         Granted to        or
                              Options       Employees in      Base Price      Expiration     Grant Date
   Name                       Granted16     Fiscal Year17      ($/Sh)18       Date 18         Present Value($)18
   ------------------------------------------------------------------------------------------------------------

   SCS

   A. W. Dahlberg              135,882            8.0             21.25       07/21/2007       1,445,785
   Paul J. DeNicola             29,638            2.0             21.25       07/21/2007         169,529
   Bill M. Guthrie              25,754            1.5             21.25       06/01/2000         147,313
   David M. Ratcliffe           17,086            1.0             21.25       07/21/2007          97,732
   William L. Westbrook         14,242            1.0             21.25       07/21/2007          81,464


   Southern Communications

   Robert G. Dawson              7,865            0.4             21.25       07/21/2007          44,988
   R. Craig Elder                3,999            0.2             21.25       07/21/2007          22,874


   Energy Solutions

   J. Kevin Fletcher             4,773            0.3             21.25       07/21/2007          27,302

   See footnotes on the next page.



                           STOCK OPTION GRANTS IN 1997


                                   Individual Grants                                    Grant Date Value

                              Number of
                              Securities    % of Total
                              Underlying    Options           Exercise
                              Share         Granted to        or
                              Options       Employees in      Base Price      Expiration     Grant Date
   Name                       Granted16     Fiscal Year17      ($/Sh)18       Date18         Present Value($)18
   -------------------------------------------------------------------------------------------------------------

   Southern Energy

   Thomas G. Boren              18,941            1.0             21.25       07/21/2007         108,343
   S. Marce Fuller              13,529            0.8             21.25       07/21/2007          77,386
   Richard J. Pershing          13,529            0.8             21.25       07/21/2007          77,386
   Raymond D. Hill              13,529            0.8             21.25       07/21/2007          77,386
   Joseph T. Pokalsky                -              -                 -                -               -


   Southern Nuclear

   William G. Hairston, III     17,709            1.0             21.25       07/21/2007         101,295
   Jack D. Woodard              10,642            0.6             21.25       07/21/2007          60,872
   James H. Miller, III         10,031            0.6             21.25       07/21/2007          57,377
   Charles K. McCoy              7,729            0.4             21.25       07/21/2007          44,210
   David N. Morey                7,514            0.4             21.25       07/21/2007          42,980



16 Performance Stock Plan grants were made on July 21, 1997, and vest 25% per year on the anniversary date of the grant. Grants fully vest upon termination incident to death, disability, or retirement. The exercise price is the average of the high and low fair market value of SOUTHERN's common stock on the date granted.
In accordance with the terms of the Performance Stock Plan, Mr. Guthrie's unexercised options expire on
June 1, 2000, three years after his normal date of retirement.
17 A total of 1,776,094 stock options were granted in 1997 to key executives participating in SOUTHERN's
Performance Stock Plan.
18 Based on the Black-Scholes option valuation model. The actual value, if any, an executive officer may realize ultimately depends on the market value of the Company's common stock at a future date. This valuation is provided pursuant to Securities and Exchange Commission disclosure rules. There is no assurance that the value realized will be at or near the value estimated by the Black-Scholes model. Assumptions used to calculate this value for the chairman: price volatility - 17.471 percent; risk-free rate of return - 6.49 percent; dividend yield - zero percent; and time to exercise - 10 years. Assumptions used to calculate this value for other named executive officers: price volatility - 17.471 percent; risk-free rate of return - 6.49 percent; dividend yield - 3.06 percent; and time to exercise - 10 years. These assumptions reflect the effects of cash dividend equivalents paid to participants at the target rates under the Performance Dividend Plan.


                                       33

      AGGREGATED STOCK OPTION EXERCISES IN 1997 AND YEAR-END OPTION VALUES

         Aggregated Stock Option Exercises. The following table sets forth information concerning options exercised during the year ending December 31, 1997 by the named executive officers and value of unexercised options held by them as of December 31, 1997 ALABAMA, GEORGIA, GULF, MISSISSIPPI and SAVANNAH are incorporated by reference to page numbers III-21 and III-22 in the SOUTHERN system's combined Form 10-K for the year ended December 31, 1997 Aggregated Stock Option Exercises in 1997 and Year-End Option Values information for SOUTHERN is incorporated by reference to "Aggregated Stock Option Exercises in 1997 and Year-End Option Values" under ELECTION OF DIRECTORS in SOUTHERN's definitive Proxy Statement relating to 1998 annual meeting of stockholders.


                                                                                               Value of
                                                                        Number of              Unexercised
                                                                        Unexercised            In-the-Money
                                                                        Options at             Options at
                                                                        Fiscal                 Fiscal
                                                                        Year-End (#)           Year-End($)19
                         Shares Acquired           Value                Exercisable/           Exercisable/
Name                     on Exercise (#)           Realized($)20        Unexercisable          Unexercisable
-------------------------------------------------------------------------------------------------------------

SCS

A. W. Dahlberg                     -                       -           193,347/288,708     1,249,649/1,148,129
Paul J. DeNicola                   -                       -             75,791/69,493         484,399/297,574
Bill M. Guthrie                    -                       -             91,055/51,865         788,903/223,534
David M. Ratcliffe                 -                       -             54,436/39,518         416,549/167,738
William L. Westbrook               -                       -             20,401/32,569         104,375/137,134


Southern Communications

Robert G. Dawson                   -                       -              6,543/13,157           27,325/51,590
R. Craig Elder                     -                       -                   0/3,999                0/18,495


Energy Solutions

J. Kevin Fletcher                  -                       -              3,051/9,9906           11,537/39,599

See footnotes on the next page.



      AGGREGATED STOCK OPTION EXERCISES IN 1997 AND YEAR-END OPTION VALUES
      --------------------------------------------------------------------

                                                                                               Value of
                                                                        Number of              Unexercised
                                                                        Unexercised            In-the-Money
                                                                        Options at             Options at
                                                                        Fiscal                 Fiscal
                                                                        Year-End (#)           Year-End($)19
                         Shares Acquired           Value                Exercisable/           Exercisable/
Name                     on Exercise (#)           Realized($)20        Unexercisable          Unexercisable
--------------------------------------------------------------------------------------------------------------

Southern Energy

Thomas G. Boren                    -                       -             28,832/39,456         153,707/168,837
S. Marce Fuller                    -                       -              2,220/20,190            6,383/81,722
Richard J. Pershing                -                       -              2,220/20,190            6,383/81,722
Raymond D. Hill                    -                       -              2,220/20,190            6,383/81,722
Joseph T. Pokalsky                 -                       -                       0/0                     0/0

Southern Nuclear

William G. Hairston, III           -                       -             33,535/41,222         171,004/176,576
Jack D. Woodard                    -                       -             18,819/23,746          95,275/100,955
James H. Miller, III               -                       -             12,397/23,031           65,387/97,787
Charles K. McCoy                   -                       -              5,312/16,509           20,193/65,912
David N. Morey                     -                       -              4,686/15,523           17,632/61,939






19 This  represents  the excess of the fair market value as of December 31, 1997,  of the option shares over exercise price of the options.  One column  reports the "value" of options that are vested and  therefore could be exercised;
the other the "value" of options that are not vested and therefore could not be exercised as of December 31, 1997.
20  The "Value Realized" is ordinary income, before taxes, and represents the amount equal to the excess of the fair market value of the shares or rights at the time of exercise over the exercise price.

                   LONG-TERM INCENTIVE PLANS - AWARDS IN 1997
                   -------------------------------------------

         Long-Term Incentive Awards. The following table sets forth the long-term incentive plan awards made to the named executive officers for the performance period January 1, 1997 through December 31, 2000. ALABAMA, GEORGIA, GULF, MISSISSIPPI and SAVANNAH are incorporated by reference to page numbers III-23 and III-24 in the SOUTHERN system's combined Form 10-K for the year ended December 31, 1997. Long-Term Incentive Plans- Awards information for SOUTHERN is incorporated by reference to "Aggregated Stock Option Exercises in 1997 and Year-End Option Values" under ELECTION OF DIRECTORS in SOUTHERN's definitive Proxy Statement relating to the 1998 annual meeting of stockholders.


                                                                       Estimated Future Payouts under
                                                                           Non-Stock Price-Based Plans
                                 Number          Performance or
                                 of              Other Period
                                 Units           Until Maturation      Threshold        Target       Maximum
Name                             (#)21           or Payout             ($)22            ($)22        ($)22
---------------------------------------------------------------------------------------------------------------

SCS

A. W. Dahlberg                 500,830             4 years               250,415        500,830      1,001,660
Paul J. DeNicola               277,290             4 years               138,645        277,290        554,580
Bill M. Guthrie                159,180             4 years                79,590        159,180        318,360
David M. Ratcliffe             134,814             4 years                67,407        134,814        269,628
William L. Westbrook           110,500             4 years                55,250        110,500        221,000


Southern Communications

Robert G. Dawson                     -                   -                     -              -              -
R. Craig Elder                       -                   -                     -              -              -


Energy Solutions

J. Kevin Fletcher               42,635             4 years                21,318         42,635         85,270



See footnotes on the next page.


                   LONG-TERM INCENTIVE PLANS - AWARDS IN 1997
                   -------------------------------------------

                                                                       Estimated Future Payouts under
                                                                        Non-Stock Price-Based Plans
                                                                        -----------------------------
                                 Number          Performance or
                                 of              Other Period
                                 Units           Until Maturation      Threshold        Target       Maximum
Name                             (#)21           or Payout             ($)22            ($)22        ($)22
------------------------------------------------------------------------------------------------------------

Southern Energy

Thomas G. Boren                838,983        4 - 10 years                     -              0              -
S. Marce Fuller                499,395        4 - 10 years                     -              0              -
Richard J. Pershing            499,395        4 - 10 years                     -              0              -
Raymond D. Hill                499,395        4 - 10 years                     -              0              -
Joseph T. Pokalsky                   -                   -                     -              -              -

Southern Nuclear

William G. Hairston, III       167,142             4 years                83,571        167,142        334,284
Jack D. Woodard                 81,854             4 years                40,927         81,854        163,708
James H. Miller, III            81,854             4 years                40,927         81,854        163,708
Charles K. McCoy                59,686             4 years                29,843         59,686        119,372
David N. Morey                  59,686             4 years                29,843         59,686        119,372

21    A performance unit is a method of assigning a dollar value to a performance award opportunity.  Under the
Executive Productivity Improvement Plan of the Company (the "plan"), the number of units granted to named executive officers (except Mr. Boren who does not participate in the plan) is 50 to 65 percent of their base salary range midpoint at the beginning of the performance period, with each unit valued at $1.00. No awards are paid unless the participant remains employed by the Company through the end of the performance period.
      The Compensation & Management Succession Committee awarded Mr. Boren 76,271 appreciation rights and 762,712 indexed rights, Ms. Fuller, and Messrs. Pershing and Hill each were awarded 45,400 appreciation rights and 453,995 indexed rights to the appreciation in the value of Southern Energy, Inc. over a term of ten years from March 15, 1997, under the Southern Energy, Inc. Value Creation Plan. Each unit of phantom interest in Southern Energy, Inc. had an initial value and exercise price of $10.00. Appreciation rights vest annually at a rate of 25 percent on the anniversary date of the grant and indexed rights vest 100 percent on the fourth anniversary date of the grant.
 22 The threshold, target, and maximum value of a unit under the plan is $0.50, $1.00, and $2.00, respectively, and can vary based on the Company's return on common equity and total shareholder return relative to selected groups of electric and gas utilities. If certain minimum performance relative to the selected groups is not achieved, there will be no payout; nor is there a payout if the current earnings of the Company are not sufficient to fund the dividend rate paid in the last calendar year. The plan provides that in the discretion of the committee extraordinary income may be excluded for purposes of calculating the amount available for the payment of awards. All awards are payable in cash at the end of the performance period.
      The target value of a unit under the Southern Energy, Inc. Value Creation Plan is not determinable. The actual value, if any, a participant may realize ultimately depends on the value of Southern Energy, Inc. at a future date. For the indexed rights, the appreciation in value is adjusted by an interest rate over the ten-year period. As of December 31, 1997, each unit of phantom interest in Southern Energy, Inc. had a value of less than the initial value. Based on the 1997 performance, the rights issued under this plan would have no value.


ITEM 6. OFFICERS AND DIRECTORS.
------------------------------
PART III.
-------

     (b) Stock Ownership. The following tables show the number of shares of SOUTHERN common stock and preferred stock owned by the directors, nominees and executive officers as of December 31, 1997. It is based on information furnished to SOUTHERN by the directors, nominees and executive officers. The shares owned by all directors, nominees and executive officers of each company as a group constitute less than one percent of the total number of shares of the respective classes outstanding on December 31, 1997. SOUTHERN is incorporated by reference to "Stock Ownership" under ELECTION OF DIRECTORS in SOUTHERN's definitive Proxy Statement relating to the 1998 annual meeting of stockholders. ALABAMA, GEORGIA, GULF, MISSISSIPPI and SAVANNAH are incorporated by reference to page numbers III-30 through III-35 in the SOUTHERN system's combined Form 10-K for the year ended December 31, 1997.

Name of Directors
or Nominees and                                                                     Number of Shares
Executive Officers                          Title of Class                          Beneficially Owned  (1)(2)
------------------                          --------------                          ------------------

SCS

     A. W. Dahlberg                         SOUTHERN Common                               255,790

     Paul J. DeNicola                       SOUTHERN Common                               109,746

     H. Allen Franklin                      SOUTHERN Common                               146,255

     Elmer B. Harris                        SOUTHERN Common                               204,339

     Bill M. Guthrie                        SOUTHERN Common                               139,031

     David M. Ratcliffe                     SOUTHERN Common                                64,270

     William L. Westbrook                   SOUTHERN Common                                80,288

     The directors, nominees
     and executive officers
     of SCS as a Group                      SOUTHERN Common                             1,062,705  shares


SEGCO

     Robert L. Boyer                        SOUTHERN Common                                44,960

     H. Allen Franklin                      SOUTHERN Common                               146,255

     Bill M. Guthrie                        SOUTHERN Common                               139,031

     Elmer B. Harris                        SOUTHERN Common                               204,339

     Robert H. Haubein, Jr.                 SOUTHERN Common                                27,243

     William B. Hutchins, III               SOUTHERN Common                                46,463



ITEM 6.     OFFICERS AND DIRECTORS.
-----------------------------------
PART III.
--------

Name of Directors
or Nominees and                                                                 Number of Shares
Executive Officers                         Title of Class                       Beneficially Owned  (1)(2)
------------------                         --------------                       ------------------

SEGCO (continued)

   Warren Y. Jobe                          SOUTHERN Common                             60,369
                                           GEORGIA Preferred                              200

   Charles D. McCrary                      SOUTHERN Common                             30,576

   Earl B. Parsons, Jr.                    SOUTHERN Common                              8,836

   The directors, nominees
   and executive officers
   of SEGCO as a Group                     SOUTHERN Common                            707,722  shares
                                           GEORGIA Preferred                              200  shares

Southern Communications

    A. W. Dahlberg                         SOUTHERN Common                            255,790

    Robert G. Dawson                       SOUTHERN Common                             27,429

    Paul J. DeNicola                       SOUTHERN Common                            109,746

    H. Allen Franklin                      SOUTHERN Common                            146,255

    Elmer B. Harris                        SOUTHERN Common                            204,339

    W. L. Westbrook                        SOUTHERN Common                             80,288

    R. Craig Elder                         SOUTHERN Common                              4,725

   The directors, nominees
   and executive officers
   of Southern Communications
   as a Group                              SOUTHERN Common                            828,572  shares

ITEM 6.     OFFICERS AND DIRECTORS.
-----------------------------------
PART III.
---------

Name of Directors
or Nominees and                                                                 Number of Shares
Executive Officers                         Title of Class                       Beneficially Owned  (1)(2)
------------------                         --------------                       ------------------

Energy Solutions

    Robert S. Beason                       SOUTHERN Common                            10,693

    William P. Bowers                      SOUTHERN Common                            10,158

    Paul J. DeNicola                       SOUTHERN Common                           109,746

    Dwight E. Evans                        SOUTHERN Common                            51,740
                                           GEORGIA Preferred                             400
                                           MISSISSIPPI Preferred                         200
                                           SOUTHERN Preferred                            200

    J. Kevin Fletcher                      SOUTHERN Common                            10,965


   The directors, nominees
   and executive officers
   of Energy Solutions
   as a Group                              SOUTHERN Common                           192,512   shares
                                           GEORGIA Preferred                             400   shares
                                           MISSISSIPPI Preferred                         200   shares
                                           SOUTHERN Preferred                            200   shares


Southern Energy

   Thomas G. Boren                         SOUTHERN Common                            41,526

   A. W. Dahlberg                          SOUTHERN Common                           255,790

   Paul J. DeNicola                        SOUTHERN Common                           109,746

   H. Allen Franklin                       SOUTHERN Common                           146,255

   W. L. Westbrook                         SOUTHERN Common                            80,288

   S. Marce Fuller                         SOUTHERN Common                             5,459

   Raymond D. Hill                         SOUTHERN Common                             3,716


                                       40


ITEM 6.     OFFICERS AND DIRECTORS.
----------------------------------
PART III.
---------

Name of Directors
or Nominees and                                                                 Number of Shares
Executive Officers                         Title of Class                       Beneficially Owned  (1)(2)
------------------                         --------------                       ------------------

Southern Energy (continued)

   Richard J. Pershing                     SOUTHERN Common                             24,518

   The directors, nominees
   and executive officers
   of Southern Energy as a Group           SOUTHERN Common                            995,289  shares


Southern Nuclear

   A. W. Dahlberg                          SOUTHERN Common                            255,790

   Paul J. DeNicola                        SOUTHERN Common                            109,746

   H. Allen Franklin                       SOUTHERN Common                            146,255

   William G. Hairston, III                SOUTHERN Common                             52,906

   Elmer B. Harris                         SOUTHERN Common                            204,339

   Charles K. McCoy                        SOUTHERN Common                              6,333

   James H. Miller, III                    SOUTHERN Common                             15,375

   David N. Morey                          SOUTHERN Common                             20,802

   Jack D. Woodard                         SOUTHERN Common                             43,929

   The directors, nominees
   and executive officers of
   Southern Nuclear
   as a Group                              SOUTHERN Common                            860,859  shares
                                           ALABAMA Preferred                               40  shares

Notes to Item 6, Part III(b):
(1)   As used in these tables, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security and/or investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security).
(2)   The shares shown include shares of common stock of which certain directors and officers have the right to acquire beneficial ownership within 60 days pursuant to the Executive Stock Option Plan, as follows: Mr. Beason, 3,142 shares; Mr. Boren, 28,832 shares; Mr. Bowden, 65,767 shares; Mr. Bowers, 2,966 shares; Mr. Boyer, 4,415 shares;
      Mr. Dahlberg, 193,347 shares; Mr. Dawson, 6,543 shares; Mr. DeNicola, 75,791 shares;  Mr. Evans, 31,172 shares;
      Mr. Fletcher, 3,051 shares; Mr. Franklin, 120,384 shares; Mr. Guthrie, 91,055 shares; Mr. Hairston, 33,535 shares;
      Mr. Harris, 150,793 shares; Mr. Hodges, 25,873 shares; Mr.  Haubein, 24,693 shares; Mr. Hutchins, 23,799 shares;
      Mr. McCoy, 5,312 shares; Mr. Miller, 12,397 shares; Mr. Morey, 4,686 shares; Mr. Newman, 11,702 shares; Mr. Parsons,
      6,005 shares; Mr. Ratcliffe, 54,436 shares; Mr. Westbrook,  20,401 shares;  and Mr. Woodard, 18,819 shares.  Also included are shares of SOUTHERN common stock held by the spouse of the Mr. Harris, 310 shares.


ITEM 6.     OFFICERS AND DIRECTORS.
-----------------------------------
PART III.
--------


(c)  Contracts and transactions with system companies.

ALABAMA, GEORGIA, GULF, MISSISSIPPI and SAVANNAH are incorporated by reference to page numbers III-36 and III-37 in the SOUTHERN system's combined Form 10-K for the year ended December 31, 1997.

(d)  Indebtedness to system companies.

None.

(e)  Participation in bonus and profit sharing arrangements and other benefits.

 SOUTHERN is incorporated by reference to "Executive Compensation" under ELECTION OF DIRECTORS in SOUTHERN's definitive Proxy Statement relating to the 1998 annual meeting of stockholders.

(f)  Rights to indemnity.

Incorporated by reference are the by-laws, for the companies of the SOUTHERN system, contained herein as Exhibits.

ITEM 7. CONTRIBUTIONS AND PUBLIC RELATIONS.
-------------------------------------------

    (1) Expenditures, disbursements or payments, directly or indirectly, in money, goods or services, to or for the account of any political party, candidate for public office or holder of such office, or any committee or agent thereof.

                                                                Accounts Charged,
                                                               if any, per Books
                                                                of Disbursing
Name of Company   Name of Recipient or Beneficiary   Purpose     Company           Amount($)
---------------   --------------------------------  -------     -------------     ---------

None

        ALABAMA, GEORGIA, GULF, MISSISSIPPI and SAVANNAH have established political action committees and have incurred certain costs in the administration of these committees in accordance with the provisions of the
Federal Election Campaign Act and the Public Utility Holding Company Act.

    (2)  Expenditures, disbursements or payments, directly or indirectly, in money, goods or services, to or for the account of any citizens group or public relations counsel.

         The information called for by this item was compiled, and memoranda from each company in the system were received and are being preserved by SOUTHERN, in accordance with the instructions to this item.

                                                                                        Accounts Charged,
                                                                                       if any, per Books
                                                                                        of Disbursing
Name of Company       Name of Recipient or Beneficiary               Purpose                Company             Amount($)
---------------       --------------------------------               -------                -------             ---------

SOUTHERN              American Cancer Society                        Support              426                       500
                      Carl E. Sanders YMCA                           Support              426                    25,000
                      Rand Nature Center - Bahamas                   Support              426                    11,425
                      Resources for the Future                       Support              426                    25,000

ALABAMA               Business Council of Alabama                    Dues & Support       930,426                93,546
                      Cahaba River Society                           Dues & Support       793,426                12,135
                      Edison Electric Institute                      Dues                 923,930               533,147
                      National Association of Manufacturers          Dues                 426                    12,250
                      Nature Conservancy                             Support              426                    11,100
                      Nuclear Energy Institute                       Dues                 524,426               359,686
                      Public Affairs Research Council of Alabama     Dues & Support       930,426                17,280


ITEM 7.           CONTRIBUTIONS AND PUBLIC RELATIONS. (Continued)
------------------------------------------------------------------

                                                                                          Accounts Charged,
                                                                                         if any, per Books
                                                                                           of Disbursing
Name of Company            Name of Recipient or Beneficiary            Purpose                Company           Amount($)
---------------            --------------------------------            -------                -------           ---------

GEORGIA               American National Standards Institute          Dues                 930                    15,223
                      Buckhead Coalition                             Dues                 930                     5,000
                      Central Atlanta Progress                       Dues                 930                    25,500
                      Clean Air Action                               Dues                 930                    20,000
                      Edison Electric Institute                      Dues                 426,930               735,876
                      Georgia Conservancy                            Support              426                   100,000
                      Georgia Council on Economic Education          Dues                 N/A                    26,666*
                      Georgia Electrification Council, Inc.          Dues                 930                    38,500
                      National Association of Manufacturers          Dues                 930                    10,000
                      Nature Conservancy                             Support              426                    20,000
                      Nuclear Energy Institute                       Dues                 524,426               410,338**

GULF                  Associated Industries of Florida               Dues                 426                     2,670
                      City of Crestview - Downtown
                         Redevelopment & Revitalization Project      Support              912                    10,000
                      Florida Public Relations Association           Dues                 921                       850
                      Florida State Society of Washington, D.C.      Dues                 426                       300
                      Florida Taxwatch, Inc.                         Dues                 426                     5,000
                      Northwest Florida Regional Economic
                         Development Coalition                       Support              912                   188,056
                      Pensacola Area Chamber of Commerce             Support              912                    50,222
                      Santa Rosa County Authority for
                         Economic Activity                           Support              912                    10,000
                      University of West Florida - Center for
                         Business Research & Economic
                         Development                                 Support              912                    27,300
                      Washington County Chamber of Commerce          Support              912                    10,000
                      Other Economic Development Councils/
                         Activity Groups (13 Beneficiaries)          Dues & Support       426,912,921,930        23,220


MISSISSIPPI           Area Development Partnership                   Dues                 930                     6,000
                      East Mississippi  Business Development
                          Corporation                                Dues                 930                    10,000
                      Economic Development Authority of
                         Jones County                                Dues                 930                     2,750
                      Edison Electric Institute                      Dues                 930                    60,933
                      Jackson County Economic Development            Dues                 930                     4,000
                      Mississippi Gulf Coast Chamber
                         of Commerce                                 Dues                 930                     2,920
                      Mississippi Manufacturers Association          Dues                 930                     2,000
                      Mississippi Nature Conservancy                 Dues                 930                     5,000


*        Georgia Power Foundation.
**       Excludes dues billed to joint owners of Plants Hatch and Vogtle.


ITEM 7.           CONTRIBUTIONS AND PUBLIC RELATIONS. (Continued)
-----------------------------------------------------------------

                                                                                           Accounts Charged,
                                                                                         if any, per Books
                                                                                           of Disbursing
Name of Company            Name of Recipient or Beneficiary            Purpose                Company           Amount($)
---------------            --------------------------------            -------                -------           ---------


SAVANNAH                   American Economic Development Council       Dues                    930                  305
                           Association County Commissioners
                             of Georgia                                Dues                    930                  500
                           Economic Opportunity Authority              Support                 426                  250
                           Edison Electric Institute                   Dues                    426,930           47,356
                           Georgia Economic Developers Association     Dues                    930                  200
                           Georgia Municipal Association               Dues                    930                  500
                           Georgia Quality Workforce Business
                             Alliance                                  Dues                    930                  150
                           Nature Conservancy                          Support                 426                1,000
                           National Council for Urban Economic
                             Development                               Dues                    930                  295
                           Southern Economic Development
                             Council                                   Dues                    930                  250
                           Utilities State Government Organization     Membership              426                  150

ITEM 8.           SERVICE, SALES AND CONSTRUCTION CONTRACTS.
-----------------------------------------------------------
PART I.
------


                                                                                                          In Effect
                                                                                                         on Dec. 31
     Transactions     Serving Company        Receiving Company          Compensation      Contract      (Yes or No)
        (1)                   (2)                    (3)                   (4)               (5)            (6)
----------------------------------------------------------------------------------------------------------------------

(Note)                     (Note)             SEI                           (Note)          (Note)           Yes
(Note)                     (Note)             Southern Communications       (Note)          (Note)           Yes
(Note)                     (Note)             Energy Solutions              (Note)          (Note)           Yes
Sublease of railcars       MISSISSIPPI        ALABAMA                      $78,778                           Yes
Sublease of railcars       MISSISSIPPI        GEORGIA                       $2,693                           Yes
Sublease of railcars       SAVANNAH           ALABAMA                      $16,027                           Yes
Sublease of railcars       SAVANNAH           GEORGIA                      $59,522                           Yes
Sublease of railcars       SAVANNAH           MISSISSIPPI                   $7,560                           Yes

Note:
Southern Energy, Southern Communications, and Energy Solutions have agreements with SCS, ALABAMA, GEORGIA, GULF,
MISSISSIPPI and SAVANNAH pursuant to which Southern Energy, Southern Communications and Energy Solutions reimburse each of such companies for the full cost of services, personnel and facilities provided to Southern Energy, Southern
Communications and Energy Solutions.

Pursuant to such agreements, during 1997 the total reimbursements to SCS, ALABAMA, GEORGIA, GULF, MISSISSIPPI and
SAVANNAH from Southern Energy were $10,779,336; $256,450; $1,009,144; $52,710; $93,054; and $9,573, respectively;
from Southern Communications were were $26,094,245; $1,087,362; $1,396,034; $215,847; $542,297; and $59,221, respectively;
and from Energy Solutions were $17,904,000 $1,826,000; $3,329,000; $92,000; $52,000; and $0, respectively.


Part II.

None.

Part III.


SAVANNAH - LCG Associates, Inc. - Pension Advisors - $10,000.

ITEM 9.    WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES.
--------------------------------------------------------------
Part I(a)
---------
Key terms: FUCO means Foreign Utility Company FUCO-S means a subsidiary of a FUCO EWG means Exempt Wholesale Generator IS means Intermediate Subsidiary PP means Project Parent SPS means Special Purpose Subsidiary

--------------------------------------------------------------------------------------------------------------------------------
          COMPANY, LOCATION AND ADDRESS            FUCO,            GENERATION,                  OWNERSHIP            % OWNED
                                                   EWG, IS          TRANSMISSION,
                                                                    DISTRIBUTION
--------------------------------------------------------------------------------------------------------------------------------
                                                               GEN       TRAN    DIST
                                                             ----------------------------
1.  Southern Electric Bahamas                         IS       N/A       N/A       N/A    Southern Energy-Newco2,      100%
    Holdings, Ltd.                                                                        Inc.
    900 Ashwood Parkway, Suite 500
    Atlanta, GA 30338

2.  Southern Electric Bahamas, Ltd.                   IS       N/A       N/A       N/A    Southern Electric            100%
    900 Ashwood Parkway, Suite 500                                                        Bahamas Holdings, Ltd.
    Atlanta, GA 30338

3.  ICD Utilities Limited                             IS       N/A       N/A       N/A    Southern Electric             25%
    P.O. Box F-42666                                                                      Bahamas, Ltd.
    Freeport, Grand Bahamas, Bahamas                                                      Foreign Company               75%

4.  Freeport Power Company, Ltd.                     FUCO      Note      Note     Note    Southern Electric            62.5%
    Freeport, Grand Bahamas, Bahamas                           (1)       (2)       (3)    Bahamas, Ltd.
    Port Authority Building                                                               Third Party                  37.5%
    P.O. Box F-40888
    Freeport, Grand Bahamas, Bahamas

5.  SEI Operadora de Argentina, S.A.                 FUCO      N/A       N/A       N/A    Southern Energy             99.99%
    Buenos Aires, Argentina                                                               Resources, Inc.
    LN Alem 712 - Piso 7                                                                  Southern Energy, Inc.        .01%
    (1001)  Buenos Aires, Argentina

6.  Southern Electric International Asia, Inc.       SPS       N/A       N/A       N/A    Southern Energy              100%
    18/F Hong Kong Telecom Tower                                                          Resources Inc.
    Taikoo Place
    979 King's Road
    Quarry Bay, Hong Kong

7.  Southern Electric International GmbH, Inc.       SPS       N/A       N/A       N/A    Southern Energy              100%
    900 Ashwood Parkway, Suite 500                                                        Resources Inc.
    Atlanta, GA 30338

8.  Southern Energy Inc. (formerly known as           IS       N/A       N/A       N/A    The Southern Co.             100%
     SEI Holdings, Inc.)
    900 Ashwood Parkway, Suite 500
    Atlanta, GA 30338

9.  Asociados de Electricidad, S.A.                   IS       N/A       N/A       N/A    Southern Energy, Inc.        100%
    Buenos Aires, Argentina
    LN Alem 712 - Piso 7
    (1001) Buenos Aires, Argentina


----------------------------------------------------------------------------------------------------------------------------
          COMPANY, LOCATION AND ADDRESS             FUCO,     GENERATION,                OWNERSHIP         % OWNED
                                                     EWG,     TRANSMISSION,
                                                      IS      DISTRIBUTION
----------------------------------------------------------------------------------------------------------------------------
                                                               GEN       TRAN    DIST
                                                             --------- --------- --------
10. SEI y Asociados de Argentina, S.A.                IS       N/A       N/A       N/A    Southern Energy, Inc.
    Buenos Aires, Argentina                                                               SEI Worldwide            40.52
    LN Alem 712 - Piso 7                                                                  Holdings GmbH
    (1001) Buenos Aires, Argentina                                                        Asociados de             45.79
                                                                                          Electricidad, S.A.
                                                                                          Third Party               7.14
                                                                                                                    6.55

11. Hidroelectrica Alicura, S.A.                     FUCO      Note      N/A       N/A    SEI y Asociados de        59%
    Buenos Aires, Argentina                                    (1)                        Argentina, S.A.
    LN Alem 712 - Piso 7                                                                  Third Party               41%
    (1001) Buenos Aires, Argentina

12. Southern Energy Resources, Inc. (formerly         IS       N/A       N/A       N/A    Southern Energy, Inc.     100%
    known as Southern Energy, Inc.)
    900 Ashwood Parkway, Suite 500
    Atlanta, GA 30338

13. SEI Chile, S.A.                                   IS       N/A       N/A       N/A    Southern                  100%
    Apoquindo 3721                                                                        Energy-Newco2, Inc.
    Oficina 114
    Edificio "Torre Las Condes"
    Las Condes, Chile

14. Inversiones SEI Chile Limitada                    IS       N/A       N/A       N/A    SEI Chile, S.A.           99%
    Apoquindo 3721                                                                        Southern Energy,            1%
    Oficina 114                                                                           Inc.
    Edificio "Torre Las Condes"
    Las Condes, Chile

15. Electrica SEI Chile Limitada (Inactive)           IS       N/A       N/A       N/A    SEI Chile, S.A.          97.05%
    Apoquindo 3721                                                                        Southern Energy,
    Oficina 114                                                                           Inc                         1%
    Edificio "Torre Las Condes"
    Las Condes, Chile

16. Empresa Electrica del Norte Grande, S.A.         FUCO      Note      Note      N/A    Inversiones SEI          26.63%
    Antofagasta, Chile                                         (3)       (2)              Chile Ltda
    Avenida Grecia 750                                                                    Electrica SEI Chile      38.35%
    Casilla 1290                                                                          Ltda
    Antofagasta, Chile                                                                    Third Party              35.02%

17. Sitranor S. A.                                   SUB       N/A       N/A       N/A    Empressa Electrica        60%
    Antofagasta, Chile                                OF                                  del
    Avenida Grecia 750                               FUCO                                 Norte Grande, SA
    Casilla 1290                                                                          Third Party               40%
    Antofagasta, Chile


---------------------------------------------------------------------------------------------------------------------------
          COMPANY, LOCATION AND ADDRESS            FUCO,             GENERATION,               OWNERSHIP         % OWNED
                                                    EWG,           TRANSMISSION,
                                                     IS             DISTRIBUTION
---------------------------------------------------------------------------------------------------------------------------
                                                              -------- --------- --------
                                                                GEN      TRAN    DIST
                                                              -------- --------- --------
18. Energia del Pacifico                              IS        N/A      N/A       N/A    SEI Chile, S.A.         99.9%
    Apoquindo 3721, Oficina 114                                                           Southern Energy
    Edificio, Las Condes, Santiago, Chile                                                 International, Inc.      .1%

19. Energia de Nuevo Leon, SA De CV                  FUCO       N/A      N/A       N/A    The Southern Company    33.33%
    900 Ashwood Parkway, Suite 500                                                        Third Party
    Atlanta, GA 30338                                                                                             66.66%

20. Southern Electric International, Europe  Inc.     IS        N/A      N/A       N/A    Southern Energy          100%
    900 Ashwood Parkway, Suite 500                                                        International, Inc.
    Atlanta, GA 30338

21. Southern Electric International, Inc.             IS        N/A      N/A       N/A    Southern Energy,
    900 Ashwood Parkway, Suite 500                                                        Inc.                     100%
    Atlanta, GA 30338

22. Southern Investment UK, plc                        IS       N/A      N/A       N/A    SWEB Holdings            100%
    31 Curzon Street                                                                      Limited
    London, WIY 7AE
    England

23. South West Electricity, plc                      FUCO      Note      N/A      Note    Southern Investment      100%
    800 Park Avenue                                             (1)                (3)    UK, plc
    Aztec West
    Almondsbury, Bristol BS12 4SE

24. Electricity Association Limited                FUCO SUB     N/A      N/A       N/A    South Western            5.9%
     800 Park Avenue                                                                      Electricity, plc
    Aztec West                                                                            Third Party             94.1%
    Almondsbury, Bristol BS12 4SE
25. SWEB Finance Limited (Inactive)                FUCO SUB     N/A      N/A       N/A    South Western            100%
    800 Park Avenue                                                                       Electricity, plc
    Aztec West
    Almondsbury, Bristol BS12 4SE

26. Electricity Association  Technology Limited       SUB       N/A      N/A       N/A    South Western            7.7%
    Capenhurst                                        OF                                  Electricity, plc        92.3%
    Chester CH1 6ES                                  FUCO                                 Third Party

27. SWEB Telecom Limited (Inactive)                   SUB       N/A      N/A       N/A    South Western            100%
    800 Park Avenue                                   OF                                  Electricity, plc
    Aztec West                                       FUCO
    Almondsbury, Bristol BS12 4SE

28. SWEB Gas Limited (Inactive)                       SUB       N/A      N/A       N/A    South Western            100%
    800 Park Avenue                                   OF                                  Electricity, plc
    Aztec West                                       FUCO
    Almondsbury, Bristol BS12 4SE

---------------------------------------------------------------------------------------------------------------------------
          COMPANY, LOCATION AND ADDRESS            FUCO,             GENERATION,               OWNERSHIP         % OWNED
                                                    EWG,           TRANSMISSION,
                                                     IS             DISTRIBUTION
---------------------------------------------------------------------------------------------------------------------------
                                                                GEN      TRAN    DIST
                                                              -------- --------- --------
29. South Western Energy Limited (Inactive)        FUCO SUB     N/A      N/A       N/A    South Western            100%
    800 Park Avenue                                                                       Electricity, plc
    Aztec West
    Almondsbury, Bristol BS12 4SE

30. SWEB Limited (Inactive)                        FUCO SUB     N/A      N/A       N/A    South Western            100%
    800 Park Avenue                                                                       Electricity, plc
    Aztec West
    Almondsbury, Bristol BS12 4SE

31. SWEB Natural Gas Limited (Inactive)            FUCO SUB     N/A      N/A       N/A    South Western            100%
    800 Park Avenue                                                                       Electricity, plc
    Aztec West
    Almondsbury, Bristol BS12 4SE

32. South Western Natural Gas Limited (Inactive)   FUCO SUB     N/A      N/A       N/A    South Western            100%
    800 Park Avenue                                                                       Electricity, plc
    Aztec West
    Almondsbury, Bristol BS12 4SE

33.Western Natural Gas Limited (Inactive)          FUCO SUB     N/A      N/A       N/A    South Western            100%
    800 Park Avenue                                                                       Electricity, plc
    Aztec West
    Almondsbury, Bristol BS12 4SE

34. SWEB Retail Limited (Inactive)                 FUCO SUB     N/A      N/A       N/A    South Western            100%
    800 Park Avenue                                                                       Electricity, plc
    Aztec West
    Almondsbury, Bristol BS12 4SE

35. Electricity Pensions Limited                   FUCO SUB     N/A      N/A       N/A    South Western             0%
    110 Buckingham Palace Road                                                            Electricity, plc       Note (4)
    London  SW1 W9SL

36. Electricity Pensions Trustee Limited           FUCO SUB     N/A      N/A       N/A    South Western             5%
    110 Buckingham Palace Road                                                            Electricity, plc
    London  SW1 W9SL                                                                      Third Party              95%

37. ESN Holdings Limited                           FUCO SUB     N/A      N/A       N/A    South Western            4.5%
    800 Park Avenue                                                                       Electricity, plc
    Aztec West                                                                            Third Party             95.5%
    Almondsbury, Bristol BS12 4SE

38. REC Collect Limited                            FUCO SUB     N/A      N/A       N/A    South Western           25.0%
    800 Park Avenue                                                                       Electricity, plc
    Aztec West                                                                            Third Party             75.0%
    Almondsbury, Bristol BS12 4SE



---------------------------------------------------------------------------------------------------------------------------
          COMPANY, LOCATION AND ADDRESS            FUCO,            GENERATION,                OWNERSHIP         % OWNED
                                                   EWG,           TRANSMISSION,
                                                    IS            DISTRIBUTION
---------------------------------------------------------------------------------------------------------------------------
                                                               GEN       TRAN    DIST
                                                             --------- --------- --------
39. South Western Power Limited                    FUCO SUB    Note      N/A       N/A    South Western            100%
    800 Park Avenue                                            (1)                        Electricity, plc
    Aztec West
    Almondsbury, Bristol BS12 4SE

40. South Western Power Investments Limited        FUCO SUB    N/A       N/A       N/A    South Western Power      100%
    800 Park Avenue                                                                       Limited
    Aztec West
    Almondsbury, Bristol BS12 4SE

41. Non-Fossil Purchasing Agency Limited           FUCO SUB    N/A       N/A       N/A    South Western            8.3%
    Bamburgh House                                                                        Electricity, plc
    Market Street                                                                         Third Party             91.7%
    Newcastle-upon-Tyne NE1 6BH

42. Winterton Power Limited                        FUCO SUB    Note      N/A       N/A    South Western Power     25.0%
    800 Park Avenue                                            (1)                        Investments Limited
    Aztec West                                                                            Third Party
    Almondsbury, Bristol BS12 4SE                                                                                 75.0%

43. Teeside Power Limited                          FUCO SUB    Note      N/A       N/A    South Western Power      7.7%
    4 Millbank                                                 (1)                        Investments Limited
    Westminster                                                                           Third Party
    London SW1P 3ET                                                                                               92.3%

44. Wind Resources Limited                         FUCO SUB    N/A       N/A       N/A    South Western Power     45.0%
    800 Park Avenue                                                                       Investments Limited
    Aztec West                                                                            Third Party
    Almondsbury, Bristol BS12 4SE                                                                                 55.0%

45. Coal Clough Limited                            FUCO SUB    Note      N/A       N/A    Wind Resources           100%
    800 Park Avenue                                            (1)                        Limited
    Aztec West
    Almondsbury, Bristol BS12 4SE

46. Carland Cross Limited                          FUCO SUB    Note      N/A       N/A    Wind Resources           100%
    800 Park Avenue                                            (1)                        Limited
    Aztec West
    Almondsbury, Bristol BS12 4SE

47. SWEB Property Investments Ltd.                 FUCO SUB    N/A       N/A       N/A    South Western            100%
    800 Park Avenue                                                                       Electricity, plc
    Aztec West
    Almondsbury, Bristol BS12 4SE

48. SWEB Property Developments Ltd.                FUCO SUB    N/A       N/A       N/A    South Western            100%
    800 Park Avenue                                                                       Electricity, plc
    Aztec West
    Almondsbury, Bristol BS12 4SE

---------------------------------------------------------------------------------------------------------------------------
          COMPANY, LOCATION AND ADDRESS            FUCO,            GENERATION,                OWNERSHIP         % OWNED
                                                   EWG,           TRANSMISSION,
                                                    IS            DISTRIBUTION
---------------------------------------------------------------------------------------------------------------------------
                                                                GEN       TRAN    DIST
                                                             --------- --------- --------
49. Temple Back Developments Ltd.                  FUCO SUB    N/A       N/A       N/A    SWEB Property           49.0%
    800 Park Avenue                                                                       Developments Ltd.
    Aztec West                                                                            Third Party
    Almondsbury, Bristol BS12 4SE                                                                                 51.0%

50. Weston Super Mare Developments Limited         FUCO SUB    N/A       N/A       N/A    Temple Back              100%
    800 Park Avenue                                                                       Developments, Ltd.
    Aztec West
    Almondsbury, Bristol BS12 4SE

51. SWEB Investments Limited                       FUCO SUB    N/A       N/A       N/A    South Western            100%
    800 Park Avenue                                                                       Electricity, plc
    Aztec West
    Almondsbury, Bristol BS12 4SE

52. South West Enterprise Limited                  FUCO SUB    N/A       N/A       N/A    South Western             0%
    800 Park Avenue                                                                       Electricity, plc       Note (4)
    Aztec West
    Almondsbury, Bristol BS12 4SE

53. Croeso Systems Development Ltd.                FUCO SUB    N/A       N/A       N/A    SWEB Investments        50.0%
    Newport Road                                                                          1996 Limited
    St Mellons                                                                            Third Party
    Cardiff  CF3 9XW                                                                                              50.0%

54. Midlands Enterprises Fund                        FUCO      N/A       N/A       N/A    SWEB Investments        26.80%
    Newport Road                                     SUB                                  1996 Limited
    St Mellons
    Cardiff  CF3 9XW

55.Wind Electric Limited                           FUCO SUB    N/A       N/A       N/A    South Western Power     11.7%
    Deli                                                                                  Investments Limited
    Delabole                                                                              Third Party
    Cornwall PL33 9BZ                                                                                             88.3%

56.St. Clements Services Limited                   FUCO SUB    N/A       N/A       N/A    South Western            9.1%
    210 High Holborn                                                                      Electricity, plc
    London WC1V 7BW                                                                       Third Party             90.9%

57.SWEB Data Collection Services Limited           FUCO SUB    N/A       N/A       N/A    South Western            100%
    800 Park Avenue                                                                       Electricity, plc
    Aztec West
    Almondsbury, Bristol BS12 4SE

58.SWEB Investments 1996 Limited                   FUCO SUB    N/A       N/A       N/A    South Western            100%
    800 Park Avenue                                                                       Electricity, plc
    Aztec West
    Almondsbury, Bristol BS12 4SE

---------------------------------------------------------------------------------------------------------------------------
          COMPANY, LOCATION AND ADDRESS            FUCO,            GENERATION,                OWNERSHIP         % OWNED
                                                    EWG,           TRANSMISSION,
                                                     IS            DISTRIBUTION
---------------------------------------------------------------------------------------------------------------------------
                                                                GEN       TRAN    DIST
                                                             --------- --------- --------
59.UK Data Collections Services Limited            FUCO SUB    N/A       N/A       N/A    South Western            8.3%
    Chesterton House                                                                      Electricity, plc
    352 Avebury Boulevard                                                                 Third Party             91.7%
    Central Milton Keynes MK9 2JH

60. South Western Helicopters Limited              FUCO SUB    N/A       N/A       N/A    South Western            100%
    800 Park Avenue                                                                       Electricity, plc
    Aztec West
    Almondsbury, Bristol BS12 4SE

61. Concorde House Limited                         FUCO SUB    N/A       N/A       N/A    South Western            100%
    800 Park Avenue                                                                       Electricity, plc
    Aztec West
    Almondsbury, Bristol BS12 4SE

62.SWEB Insurance Limited                            FUCO      N/A       N/A       N/A    South Western            100%
    Dixcart House, Sir William Place                 SUB                                  Electricity, plc
    St. Peter Port, Guernsey
     Channel Islands GY 1 4NB

63. AZTEC Insurance Ltd.                           FUCO SUB    N/A       N/A       N/A    South Western            100%
    Dixcart House, Sir William Place                                                      Electricity, plc
    St Peter Port, Guernsey
    Channel Islands GY1 4NB

64. SWEB Pension Trustee Limited                      IS       N/A       N/A       N/A    South Western            100%
    800 Park Avenue                                                                       Electricity, plc
    Aztec West
    Almondsbury, Bristol BS12 4SE

65. South Western Electricity Share Scheme         FUCO SUB    N/A       N/A       N/A    South Western            100%
    Trustees Limited (Inactive)                                                           Electricity, plc
    800 Park Avenue
    Aztec West
    Almondsbury, Bristol BS12 4SE

66.Electralink Limited                             FUCO SUB    N/A       N/A       N/A    South Western           6.19%
    Templar House                                                                         Electricity, plc
    81-87 High Holborn                                                                    Third parties           93.81%
    London WC1V 6NU

67.Northmere Limited                               FUCO SUB    N/A       N/A       N/A    South Western             0%
    30 Millbank                                                                           Electricity plc
    London SW1P 4RD                                                                       + Others

68.Green Electron Limited                          FUCO SUB    N/A       N/A       N/A    South Western            90%
    30 Millbank                                                                           Electricity plc
    London SW1P 4RD                                                                       Third party              10%


----------------------------------------------------------------------------------------------------------------------------
            COMPANY, LOCATION AND ADDRESS               FUCO,           GENERATION,              OWNERSHIP        % OWNED
                                                         EWG,          TRANSMISSION,
                                                          IS           DISTRIBUTION
-----------------------------------------------------------------------------------------------------------------------------
                                                                    GEN     TRAN    DIST
                                                                  -------- -------- --------
69. Southern Electric International -Netherlands B.V.      IS       N/A      N/A      N/A    Southern Electric      100%
    (formerly Tesro Holding, B.V.)                                                           International -
    Amsterdam, The Netherlands                                                               Europe, Inc.
    Hoekenrode 6-8
    1102 BR Amsterdam
    The Netherlands

70.Zamojska Spolka Energetycnza     s.p. 2.0.0            FUCO      N/A      N/A      N/A    Southern Electric      49%
    1 Kozmiana Street                                                                        International -
    22-400 Zamosc                                                                            Netherlands B.V.
    Poland                                                                                   Third Party            51%
71.Southern Energy UK Generation Limited                   IS       N/A      N/A      N/A    Southern Electric      100%
    900 Ashwood Parkway, Suite 500                                                           International -
    Atlanta, GA 30338                                                                        Europe, Inc.

72.Southern Energy Development - Europe Limited           SPS       N/A      N/A      N/A    Southern Electric      100%
    900 Ashwood Parkway, Suite 500                                                           International -
    Atlanta, GA 30338                                                                        Europe, Inc

73. Southern Electric, Inc.                               EWG       N/A      N/A      N/A    Southern Energy,       100%
    900 Ashwood Parkway, Suite 500                                                           Inc.
    Atlanta, GA 30338

74. SEI Beteilligungs, GmbH                                IS       N/A      N/A      N/A    Southern
    900 Ashwood Parkway, Suite 500                                                           Energy-Newco2,         100%
    Atlanta, GA 30338                                                                        Inc.

75. P.T. Tarahan Power Company                            FUCO      N/A      N/A      N/A    SEI                    55%
    JL.H.R. Rasuna Said Kav B-1                                                              Beteilligungs,
    Gedung Wisma Bakrie Setiabudi                                                            GmbH
    Jakarta, Selatan 12920                                                                   Third Party            45%

76. Southern Electric International Trinidad, Inc.        EWG       N/A      N/A      N/A    Southern Energy        100%
    900 Ashwood Parkway, Suite 500                                                           International,
    Atlanta, GA 30338                                                                        Inc.

77. The Power Generation Company of                       EWG     Note       N/A      N/A    Southern Electric      39%
    Trinidad & Tobago, Limited                                      (1)                      International
    6A Queens Park West                                                                      Trinidad, Inc.
    Port of Spain, Trinidad, West Indies                                                     Third Party            61%

78. Southern Electric do Brasil Participacoes,             IS       N/A      N/A      N/A    Cayman Energy         90.6%
    Limitada                                                                                 Traders
    900 Ashwood Parkway, Suite 500                                                           Foreign Pension        9.4%
    Atlanta, GA 30338


----------------------------------------------------------------------------------------------------------------------------
          COMPANY, LOCATION AND ADDRESS            FUCO,            GENERATION,                OWNERSHIP         % OWNED
                                                    EWG,           TRANSMISSION,
                                                     IS            DISTRIBUTION
----------------------------------------------------------------------------------------------------------------------------
                                                               GEN       TRAN    DIST
                                                             --------- --------- --------
79. Southern Energy North America, Inc.               IS       N/A       N/A       N/A    Southern Energy,         100%
    (formerly Southern Electric Wholesale                                                 Inc.
    Generators, Inc.)
    900 Ashwood Parkway, Suite 500
    Atlanta, GA 30338

80. Southern Energy Trading and Marketing,            IS       N/A       N/A       N/A    Southern Energy          100%
    Inc. (formerly Southern Energy Marketing                                              North America, Inc.
    Inc.)
    900 Ashwood Parkway, Suite 500
    Atlanta, GA 30338

81. SC Energy Ventures, Inc.                          IS       N/A       N/A       N/A    Southern Energy          100%
    900 Ashwood Parkway, Suite 500                                                        Trading and
    Atlanta, GA 30338                                                                     Marketing, Inc.

82. Southern Company Energy Marketing L.P.            IS       N/A       N/A       N/A    SC Energy Ventures,     59.4%
    900 Ashwood Parkway, Suite 500                                                        Inc.
    Atlanta, GA 30338                                                                     Southern Company          1%
                                                                                          Energy Marketing
                                                                                          G.P., L.L.C
                                                                                          Domestic Corporation
                                                                                                                  39.6%
83. Southern Company Retail Energy Marketing L.P.     IS       N/A       N/A       N/A    Southern Company         99%
    900 Ashwood Parkway, Suite 500                                                        Energy Marketing
    Atlanta, GA 30338                                                                     L.P.,
                                                                                          Southern Company          1%
                                                                                          Energy Marketing
                                                                                          G.P. L.L.C.
84. Southern Energy Retail Trading and                IS       N/A       N/A       N/A    Southern Energy          100%
    Marketing, Inc.                                                                       Trading and
    900 Ashwood Parkway, Suite 500                                                        Marketing, Inc.
    Atlanta, GA 30338

85. SC Ashwood Holdings, Inc.                         IS       N/A       N/A       N/A    Southern Energy          100%
    900 Ashwood Parkway, Suite 500                                                        Trading and
    Atlanta, GA 30338                                                                     Marketing, Inc.

86. Southern Company Energy Marketing G.P.,           IS       N/A       N/A       N/A    SC Ashwood               60%
    L.L.C.                                                                                Holdings, Inc.
    900 Ashwood Parkway, Suite 500                                                        Domestic Corporation     40%
    Atlanta, GA 30338

87. SEI Birchwood, Inc.                               IS       N/A       N/A       N/A    Southern Energy          100%
    900 Ashwood Parkway, Suite 500                                                        North America Inc.
    Atlanta, GA 30338

---------------------------------------------------------------------------------------------------------------------------
          COMPANY, LOCATION AND ADDRESS            FUCO,            GENERATION,                OWNERSHIP         % OWNED
                                                    EWG,           TRANSMISSION,
                                                     IS            DISTRIBUTION
---------------------------------------------------------------------------------------------------------------------------
                                                               GEN       TRAN    DIST
                                                             --------- --------- --------
88. Greenhost, Inc.                                  EWG       N/A       N/A       N/A    SEI Birchwood, Inc.      50%
    900 Ashwood Parkway, Suite 500                                                        Domestic Corporation
    Atlanta, GA 30338                                                                                              50%


89. Birchwood Power Partners, L.P.                   EWG       Note      N/A       N/A    SEI Birchwood, Inc.      50%
    900 Ashwood Parkway, Suite 500                             (1)                        Third Party
    Atlanta, GA 30338                                                                                              50%

90. SEI Hawaiian Cogenerators, Inc.                  EWG       N/A       N/A       N/A    Southern Energy          100%
    900 Ashwood Parkway, Suite 500                                                        North America, Inc.
    Atlanta, GA 30338

91. Southern Energy - Cajun, Inc.                     IS       N/A       N/A       N/A    Southern Energy          100%
    900 Ashwood Parkway, Suite 500                                                        North America, Inc.
    Atlanta, GA 30338

92.Louisiana Generating, LLC                          IS       N/A       N/A       N/A    Southern                 40%
    900 Ashwood Parkway, Suite 500                                                        Energy-Cajun, Inc.
    Atlanta, GA 30338                                                                     Third Party              60%

93. SEI State Line, Inc.                              IS       N/A       N/A       N/A    Southern Energy          100%
    900 Ashwood Parkway, Suite 500                                                        North America, Inc.
    Atlanta, GA 30338

94. State Line Holding Corporation                    IS       N/A       N/A       N/A    SEI State Line, Inc.     100%
    900 Ashwood Parkway, Suite 500
    Atlanta, GA 30338

95. State Line Energy, L.L.C.                        EWG       N/A       N/A       N/A    SEI State Line, Inc.     60%
    900 Ashwood Parkway, Suite 500                                                        State Line Holding
    Atlanta, GA 30338                                                                     Corporation              40%

96. Southern Energy International, Inc.               IS       N/A       N/A       N/A    Southern Energy          100%
    900 Ashwood Parkway, Suite 500                                                        Inc.
    Atlanta, GA 30338

97. Southern Energy do Brazil Ltda.                  SPS       N/A       N/A       N/A    Southern Energy         99.85%
    900 Ashwood Parkway, Suite 500                                                        International, Inc.
    Atlanta, GA 30338                                                                     Southern Energy          .15%
                                                                                          Resources, Inc.

98. Southern Energy-Newco2, Inc.                      IS       N/A       N/A       N/A    Southern Energy          100%
    900 Ashwood Parkway, Suite 500                                                        International, Inc.
    Atlanta, GA 30338



---------------------------------------------------------------------------------------------------------------------------
          COMPANY, LOCATION AND ADDRESS            FUCO,            GENERATION,                OWNERSHIP         % OWNED
                                                    EWG,           TRANSMISSION,
                                                     IS            DISTRIBUTION
---------------------------------------------------------------------------------------------------------------------------
                                                               GEN       TRAN    DIST
                                                             --------- --------- --------
99. Southern Energy- Asia, Inc.                       IS       N/A       N/A       N/A    Southern Energy          100%
    Suite 1401, Two Exchange Square                                                       International, Inc.
    8 Connaught Place
    Hong Kong

100.Consolidated Electric Power Asia Limited         SPS       N/A       N/A       N/A    Southern Energy        80.004%
    18/F Hong Kong Telecom Tower                                                          Asia, Inc.
    Taikoo Place                                                                          Foreign Corp           19.996%
    979 King's Road
    Quarry Bay, Hong Kong

101.Allied Queensland Coalfields, Ltd                SPS       N/A       N/A       N/A    CEPA Mining and         95.17%
    18/F Hong Kong Telecom Tower                                                          Engineering Limited
    Taikoo Place                                                                          Marsford
    979 King's Road                                                                       Investments Ptd.        4.83%
    Quarry Bay, Hong Kong Centre                                                          Ltd.
    Hong Kong

102.Aberdare Collieries Pty Limited                  SPS       N/A       N/A       N/A    Allied Queensland        100%
    18/F Hong Kong Telecom Tower                                                          Coalfield Limited
    Taikoo Place
    979 King's Road
    Quarry Bay, Hong Kong

103.AQC (Wilkie Creek) Pty Ltd.                      SPS       N/A       N/A       N/A    AQC (Kogan Creek)        100%
    18/F Hong Kong Telecom Tower                                                          Pty Limited
    Taikoo Place
    979 King's Road
    Quarry Bay, Hong Kong

104.AQC (Kogan Creek) Pty Limited                    SPS       N/A       N/A       N/A    Allied Queensland        100%
    18/F Hong Kong Telecom Tower                                                          Coalfields Limited
    Taikoo Place
    979 King's Road
    Quarry Bay, Hong Kong

105.Baralaba Coal Pty Limited                        SPS       N/A       N/A       N/A    Allied Queensland        100%
    18/F Hong Kong Telecom Tower                                                          Coalfields Limited
    Taikoo Place
    979 King's Road
    Quarry Bay, Hong Kong

106.CEPA Power China (BVI) Limited                    IS       N/A       N/A       N/A    Consolidated             100%
    18/F Hong Kong Telecom Tower                                                          Electric Power Asia
    Taikoo Place                                                                          Limited
    979 King's Road
    Quarry Bay, Hong Kong

---------------------------------------------------------------------------------------------------------------------------
          COMPANY, LOCATION AND ADDRESS           FUCO,            GENERATION,                OWNERSHIP         % OWNED
                                                   EWG,           TRANSMISSION,
                                                    IS            DISTRIBUTION
---------------------------------------------------------------------------------------------------------------------------
                                                               GEN       TRAN    DIST
                                                             --------- --------- --------
107.CEPA Energy (BVI) Limited                         IS       N/A       N/A       N/A    Consolidated             100%
    18/F Hong Kong Telecom Tower                                                          Electric Power Asia
    Taikoo Place                                                                          Limited
    979 King's Road
    Quarry Bay, Hong Kong

108.CEPA Project Management (BVI) Company Limited     IS       N/A       N/A       N/A    Consolidated             100%
    18/F Hong Kong Telecom Tower                                                          Electric Power Asia
    Taikoo Place                                                                          Limited
    979 King's Road
    Quarry Bay, Hong Kong

109.CEPA Energy International (BVI) Limited          SPS       N/A       N/A       N/A    Consolidated             100%
    18/F Hong Kong Telecom Tower                                                          Electric Power Asia
    Taikoo Place                                                                          Limited
    979 King's Road
    Quarry Bay, Hong Kong

110.CEPA Slipform Power Systems (BVI) Limited         IS       N/A       N/A       N/A    Consolidated             100%
    18/F Hong Kong Telecom Tower                                                          Electric Power Asia
    Taikoo Place                                                                          Limited
    979 King's Road
    Quarry Bay, Hong Kong

111.CEPA Tileman Power Systems (BVI) Limited          IS       N/A       N/A       N/A    Consolidated             100%
    18/F Hong Kong Telecom Tower                                                          Electric Power Asia
    Taikoo Place                                                                          Limited
    979 King's Road
    Quarry Bay, Hong Kong

112.CEPA Mobile Power Systems (BVI)                   IS       N/A       N/A       N/A    Consolidated             100%
    18/F Hong Kong Telecom Tower                                                          Electric Power Asia
    Taikoo Place                                                                          Limited
    979 King's Road
    Quarry Bay, Hong Kong

113.CEPA Guangxi Energy (BVI) Limited                 IS       N/A       N/A       N/A    Consolidated             100%
    18/F Hong Kong Telecom Tower                                                          Electric Power Asia
    Taikoo Place                                                                          Limited
    979 King's Road
    Quarry Bay, Hong Kong

114.CEPA Nominee (BVI) Limited                        IS       N/A       N/A       N/A    Consolidated             100%
    18/F Hong Kong Telecom Tower                                                          Electric Power Asia
    Taikoo Place                                                                          Limited
    979 King's Road
    Quarry Bay, Hong Kong

---------------------------------------------------------------------------------------------------------------------------
          COMPANY, LOCATION AND ADDRESS            FUCO,            GENERATION,                OWNERSHIP         % OWNED
                                                     EWG,           TRANSMISSION,
                                                      IS            DISTRIBUTION
---------------------------------------------------------------------------------------------------------------------------
                                                               GEN       TRAN    DIST
                                                             --------- --------- --------
115.CEPA Construction Resources (BVI)                SPS       N/A       N/A       N/A    CEPA Construction        100%
    18/F Hong Kong Telecom Tower                                                          Limited
    Taikoo Place
    979 King's Road
    Quarry Bay, Hong Kong

116. Consolidated Construction Resources Limited     SPS       N/A       N/A       N/A    CEPA Construction        50%
    18/F Hong Kong Telecom Tower                                                          Limited
    Taikoo Place
    979 King's Road
    Quarry Bay, Hong Kong

117. HOPEC Engineering Design Limited                SPS       N/A       N/A       N/A    Consolidated             100%
    18/F Hong Kong Telecom Tower                                                          Construction
    Taikoo Place                                                                          Resources Limited
    979 King's Road
    Quarry Bay, Hong Kong

118.CEPA Construction (Hong Kong) Limited            SPS       N/A       N/A       N/A    Consolidated             100%
    18/F Hong Kong Telecom Tower                                                          Electric Power Asia
    Taikoo Place                                                                          Limited
    979 King's Road
    Quarry Bay, Hong Kong

119.CEPA Operations, (Hong Kong) Limited             SPS       N/A       N/A       N/A    Consolidated             100%
    18/F Hong Kong Telecom Tower                                                          Electric Power Asia
    Taikoo Place                                                                          Limited
    979 King's Road
    Quarry Bay, Hong Kong

120.CEPA Eastern Power Plant Limited                  IS       N/A       N/A       N/A    Consolidated             100%
    18/F Hong Kong Telecom Tower                                                          Electric Power Asia
    Taikoo Place                                                                          Limited
    979 King's Road
    Quarry Bay, Hong Kong

121.CEPA Pangasinan Electric Limited                  IS       N/A       N/A       N/A    Consolidated             100%
    18/F Hong Kong Telecom Tower                                                          Electric Power Asia
    Taikoo Place                                                                          Limited
    979 King's Road
    Quarry Bay, Hong Kong

122.CEPA Pakistan (BVI) Limited                       IS       N/A       N/A       N/A    Consolidated             100%
    18/F Hong Kong Telecom Tower                                                          Electric Power Asia
    Taikoo Place                                                                          Limited
    979 King's Road
    Quarry Bay, Hong Kong

                                       59

---------------------------------------------------------------------------------------------------------------------------
          COMPANY, LOCATION AND ADDRESS            FUCO,            GENERATION,                OWNERSHIP         % OWNED
                                                    EWG,           TRANSMISSION,
                                                     IS            DISTRIBUTION
---------------------------------------------------------------------------------------------------------------------------
                                                               GEN       TRAN    DIST
                                                             --------- --------- --------
123.CEPA India (BVI) Limited                          IS       N/A       N/A       N/A    Consolidated             100%
    18/F Hong Kong Telecom Tower                                                          Electric Power Asia
    Taikoo Place                                                                          Limited
    979 King's Road
    Quarry Bay, Hong Kong

124.CEPA Operations (Phillippines) Corp.             SPS       N/A       N/A       N/A    CEPA Operations,         100%
    18/F Hong Kong Telecom Tower                                                          Limited
    Taikoo Place
    979 King's Road
    Quarry Bay, Hong Kong

125.CEPA Project Management and Engineering           IS       N/A       N/A       N/A    Consolidated             100%
     (BVI) Limited                                                                        Electric Power Asia
    18/F Hong Kong Telecom Tower                                                          Limited
    Taikoo Place
    979 King's Road
    Quarry Bay, Hong Kong

126.CEPA Energy Pakistan Limited                     FUCO      N/A       N/A       N/A    CEPA Pakistan            100%
    18/F Hong Kong Telecom Tower                                                          Limited
    Taikoo Place
    979 King's Road
    Quarry Bay, Hong Kong

127.CEPA Procurement (BVI) Ltd                        IS       N/A       N/A       N/A    CEPA Construction        100%
    18/F Hong Kong Telecom Tower                                                          Limited
    Taikoo Place
    979 King's Road
    Quarry Bay, Hong Kong

128.CEPA Sourcing (BVI) Ltd                           IS       N/A       N/A       N/A    CEPA Construction        100%
    18/F Hong Kong Telecom Tower                                                          Limited
    Taikoo Place
    979 King's Road
    Quarry Bay, Hong Kong

129.CEPA Procurement (Delaware) L.L.C.               SPS       N/A       N/A       N/A    CEPA (BVI)               51%
    18/F Hong Kong Telecom Tower                                                          Procurement Limited
    Taikoo Place                                                                          CEPA Sourcing
    979 King's Road                                                                       Limited                  49%
    Quarry Bay, Hong Kong


---------------------------------------------------------------------------------------------------------------------------
          COMPANY, LOCATION AND ADDRESS            FUCO,            GENERATION,                OWNERSHIP         % OWNED
                                                    EWG,           TRANSMISSION,
                                                    IS            DISTRIBUTION
---------------------------------------------------------------------------------------------------------------------------
                                                               GEN       TRAN    DIST
                                                             --------- --------- --------

130.CEPA Mining and Engineering Limited               IS       N/A       N/A       N/A    Consolidated             100%
    18/F Hong Kong Telecom Tower                                                          Electric Power Asia
    Taikoo Place                                                                          Limited
    979 King's Road
    Quarry Bay, Hong Kong

131.Marsford Investments Pte Ltd.                    I/S       N/A       N/A       N/A    CEPA Mining and          100%
    18/F Hong Kong Telecom Tower                                                          Engineering Limited
    Taikoo Place
    979 King's Road
    Quarry Bay, Hong Kong

132.Carrigon Management Limited                       IS       N/A       N/A       N/A    Consolidated             100%
    18/F Hong Kong Telecom Tower                                                          Electric Power Asia
    Taikoo Place                                                                          Limited
    979 King's Road
    Quarry Bay, Hong Kong

133.Cachelot Limited                                  IS       N/A       N/A       N/A    Consolidated             100%
    18/F Hong Kong Telecom Tower                                                          Electric Power Asia
    Taikoo Place                                                                          Limited
    979 King's Road
    Quarry Bay, Hong Kong

134.CEPA Services Corp.                              SPS       N/A       N/A       N/A    Hopewell Mobil           100%
    18/F Hong Kong Telecom Tower                                                          Power Systems Corp.
    Taikoo Place
    979 King's Road
    Quarry Bay, Hong Kong

135.CEPA Investment (Mauritius) Limited               IS       N/A       N/A       N/A    CEPA India (BVI)         100%
    18/F Hong Kong Telecom Tower                                                          Limited
    Taikoo Place
    979 King's Road
    Quarry Bay, Hong Kong

136.Consolidated Electric Power Asia Limited         FUCO      N/A       N/A       N/A    CEPA Investment          100%
     (India) Private Limited                                                              (Mauritius) Limited
    18/F Hong Kong Telecom Tower
    Taikoo Place
    979 King's Road
    Quarry Bay, Hong Kong


---------------------------------------------------------------------------------------------------------------------------
          COMPANY, LOCATION AND ADDRESS            FUCO,            GENERATION,                OWNERSHIP         % OWNED
                                                    EWG,           TRANSMISSION,
                                                     IS            DISTRIBUTION
---------------------------------------------------------------------------------------------------------------------------
                                                               GEN       TRAN    DIST
                                                             --------- --------- --------
137.CEPA Guangxi Energy Limited                       IS       N/A       N/A       N/A    Consolidated             100%
    18/F Hong Kong Telecom Tower                                                          Electric Power Asia
    Taikoo Place                                                                          Limited
    979 King's Road
    Quarry Bay, Hong Kong

138.Excellent Crown Limited                          SPS       N/A       N/A       N/A    Montana Enterprises      100%
    18/F Hong Kong Telecom Tower                                                          Limited
    Taikoo Place
    979 King's Road
    Quarry Bay, Hong Kong

139.Fortune Wheels Investment Limited                 IS       N/A       N/A       N/A    Consolidated             100%
     18/F Hong Kong Telecom Tower                                                         Electric Power Asia
     Taikoo Place, 979 King's Road                                                        Limited
      Quarry Bay, Hong Kong

140.Five Stars Venture Limited                        IS       N/A       N/A       N/A    CEPA Operations         16.98%
    18/F Hong Kong Telecom Tower                                                          (Hong Kong) Limited
    Taikoo Place                                                                          CEPA Project
    979 King's Road                                                                       Management and          15.11%
    Quarry Bay, Hong Kong                                                                 Engineering (BVI)
                                                                                          Limited
                                                                                          CEPA Construction
                                                                                          (Hong Kong) Limited     67.91%
141.Hopewell Project Management Company Limited       IS       N/A       N/A       N/A    Consolidated             100%
    18/F Hong Kong Telecom Tower                                                          Electric Power Asia
    Taikoo Place                                                                          Limited
    979 King's Road
     Quarry Bay, Hong Kong

142.Hopewell Energy Limited                           IS       N/A       N/A       N/A    Consolidated             80%
    18/F Hong Kong Telecom Tower                                                          Electric Power Asia
    Taikoo Place                                                                          Limited
    979 King's Road                                                                       Foreign Company          20%
    Quarry Bay, Hong Kong

143.Guangdong Guanghope Power Co., Ltd.              FUCO      N/A       N/A       N/A    Hopewell Energy          40%
    18/F Hong Kong Telecom Tower                                                          Limited
    Taikoo Place                                                                          Foreign Company          60%
    979 King's Road
    Quarry Bay, Hong Kong


---------------------------------------------------------------------------------------------------------------------------
          COMPANY, LOCATION AND ADDRESS            FUCO,            GENERATION,                OWNERSHIP         % OWNED
                                                    EWG,           TRANSMISSION,
                                                     IS            DISTRIBUTION
---------------------------------------------------------------------------------------------------------------------------
                                                               GEN       TRAN    DIST
                                                             --------- --------- --------
144.Hopewell Energy International Limited             IS       N/A       N/A       N/A    Consolidated             100%
     18/F Hong Kong Telecom Tower                                                         Electric Power Asia
     Taikoo Place                                                                         Limited
     979 King's Road
     Quarry Bay, Hong Kong

145.Hopewell Energy (Phillippines) Corp.             FUCO      N/A       N/A       N/A    Hopewell Project        60.1%
     18/F Hong Kong Telecom Tower                                                         Management Company
     Taikoo Place                                                                         Limited
     979 King's Road                                                                      Foreign Company         39.9%
     Quarry Bay, Hong Kong

146.Hopewell Power (Phillippines) Corp.              FUCO      N/A       N/A       N/A    Consolidated            87.22%
     18/F Hong Kong Telecom Tower                                                         Electric Power Asia
     Taikoo Place                                                                         Limited
     979 King's Road                                                                      Foreign Company         12.78%
     Quarry Bay, Hong Kong

147.Hopewell Tileman (Phillippines) Corp.            FUCO      N/A       N/A       N/A    Navotas II Holding       100%
     18/F Hong Kong Telecom Tower                                                         Corp.
     Taikoo Place
     979 King's Road
     Quarry Bay, Hong Kong

148.Hopewell Mobile Power Systems Corp.              FUCO      N/A       N/A       N/A    CEPA Mobile Power        100%
     18/F Hong Kong Telecom Tower                                                         Systems (BVI)
     Taikoo Place                                                                         Corporation
     979 King's Road
     Quarry Bay, Hong Kong

149.Hopewell Energy International (BVI) Limited       IS       N/A       N/A       N/A    Consolidated             100%
     18/F Hong Kong Telecom Tower                                                         Electric Power Asia
     Taikoo Place                                                                         Limited
     979 King's Road
     Quarry Bay, Hong Kong

150.Lemon Grove Investments Pty Limited              SPS       N/A       N/A       N/A    Allied Queensland        100%
     18/F Hong Kong Telecom Tower                                                         Coalfields Limited
     Taikoo Place
     979 King's Road
     Quarry Bay, Hong Kong

151.Montana Enterprises Limited                      SPS       N/A       N/A       N/A    Consolidated             100%
     18/F Hong Kong Telecom Tower                                                         Electric Power Asia
     Taikoo Place                                                                         Limited
     979 King's Road
     Quarry Bay, Hong Kong


----------------------------------------------------------------------------------------------------------------------------
          COMPANY, LOCATION AND ADDRESS            FUCO,            GENERATION,                OWNERSHIP         % OWNED
                                                    EWG,           TRANSMISSION,
                                                     IS            DISTRIBUTION
---------------------------------------------------------------------------------------------------------------------------
                                                               GEN       TRAN    DIST
                                                             --------- --------- --------
152.New Whitwood Collieries Pty Ltd.                 SPS       N/A       N/A       N/A    Aberdare Collieries      100%
     18/F Hong Kong Telecom Tower                                                         Pty Ltd.
     Taikoo Place
     979 King's Road
     Quarry Bay, Hong Kong

153.Navotas II (BVI) Holdings Corp.                   IS       N/A       N/A       N/A    Consolidated             100%
     18/F Hong Kong Telecom Tower                                                         Electric Power Asia
     Taikoo Place                                                                         Limited
     979 King's Road
     Quarry Bay, Hong Kong

154.Pangasinan Electric Corporation                  FUCO      N/A       N/A       N/A    CEPA Pangasinan          100%
     18/F Hong Kong Telecom Tower                                                         Electric Limited
     Taikoo Place
     979 King's Road
     Quarry Bay, Hong Kong

155.Pagbilao Shipping Corporation                    SPS       N/A       N/A       N/A    CEPA Construction        100%
     18/F Hong Kong Telecom Tower                                                         Limited
     Taikoo Place
     979 King's Road
     Quarry Bay, Hong Kong

156.Phillippine Power and Infrastructure Holding      IS       N/A       N/A       N/A    Consolidated             100%
     Corporation                                                                          Electric Power Asia
     18/F Hong Kong Telecom Tower                                                         Limited
     Taikoo Place
     979 King's Road
     Quarry Bay, Hong Kong

---------------------------------------------------------------------------------------------------------------------------
          COMPANY, LOCATION AND ADDRESS            FUCO,            GENERATION,                OWNERSHIP         % OWNED
                                                    EWG,           TRANSMISSION,
                                                     IS            DISTRIBUTION
---------------------------------------------------------------------------------------------------------------------------
                                                               GEN       TRAN    DIST
                                                             --------- --------- --------
157.Riverview Coal Terminal Pty Ltd.                 SPS       N/A       N/A       N/A    Aberdare Collieries      100%
     18/F Hong Kong Telecom Tower                                                         Pty Ltd.
     Taikoo Place
     979 King's Road
     Quarry Bay, Hong Kong

158.CEPA - Finance Corporation                       SPS       N/A       N/A       N/A    Consolidated             100%
     18/F Hong Kong Telecom Tower                                                         Electric Power Asia
     Taikoo Place
     979 King's Road
     Quarry Bay, Hong Kong

159.Sorensen Enterprises Limited                      IS       N/A       N/A       N/A    Consolidated             100%
     18/F Hong Kong Telecom Tower                                                         Electric Power Asia
     Taikoo Place                                                                         Limited
     979 King's Road
     Quarry Bay, Hong Kong

160.Sual Construction Corporation                    SPS       N/A       N/A       N/A    CEPA Construction        100%
     18/F Hong Kong Telecom Tower                                                         Limited
     Taikoo Place
     979 King's Road
     Quarry Bay, Hong Kong

161.Treharn Assets Limited                           SPS       N/A       N/A       N/A    Consolidated             100%
     18/F Hong Kong Telecom Tower                                                         Electric Power Asia
     Taikoo Place                                                                         Limited
     979 King's Road
     Quarry Bay, Hong Kong

162.Tiaro Coal Pty Limited                           SPS       N/A       N/A       N/A    Allied Queensland        100%
     18/F Hong Kong Telecom Tower                                                         Coalfields Limited
     Taikoo Place
     979 King's Road
     Quarry Bay, Hong Kong

163.Southern Electric International Finance,          IS       N/A       N/A       N/A    Southern Electric        100%
     Inc.                                                                                 International -
     1105 North Market Street                                                             Europe, Inc.
     Suite 1300
     Wilmington, Delaware  19899


---------------------------------------------------------------------------------------------------------------------------
          COMPANY, LOCATION AND ADDRESS            FUCO,            GENERATION,                OWNERSHIP         % OWNED
                                                    EWG,           TRANSMISSION,
                                                     IS            DISTRIBUTION
---------------------------------------------------------------------------------------------------------------------------
                                                               GEN       TRAN    DIST
                                                             --------- --------- --------
164.The Southern Company - Europe, plc                IS       N/A       N/A       N/A    Southern Electric        100%
     31 Curzon Street                                                                     International -
     London W1Y 7AE England                                                               Europe, Inc.

165.SWEB Holdings Limited                             IS       N/A       N/A       N/A    Southern Electric        75%
    800 Park Avenue                                                                       International -
    Aztec West                                                                            Europe, Inc.
    Almondsbury, Bristol BS12 4SE                                                         Domestic Corporation     25%

166.Southern Energy Finance Company, Inc.             IS       N/A       N/A       N/A    Southern Energy,         100%
     900 Ashwood Parkway, Suite 500                                                       Inc.
     Atlanta, GA 30338

167.EPZ Lease, Inc.                                   IS       N/A       N/A       N/A    Southern Energy          100%
     900 Ashwood Parkway, Suite 500                                                       Finance Company,
     Atlanta, GA 30338                                                                    Inc.


168.EPZ Lease, LLC                                    IS       N/A       N/A       N/A    EPZ Lease, Inc.          99%
     900 Ashwood Parkway, Suite 500                                                       Southern Energy           1%
     Atlanta, GA 30338                                                                    Finance Company,
                                                                                          Inc.

169.EPZ Lease Holding A, LLC                          IS       N/A       N/A       N/A    EPZ Lease,LLC            99%
     900 Ashwood Parkway, Suite 500                                                       EPZ Lease, Inc.           1%
     Atlanta, GA 30338

170.EPZ Lease Holding B, LLC                          IS       N/A       N/A       N/A    EPZ Lease, LLC           99%
     900 Ashwood Parkway, Suite 500                                                       EPZ Lease, Inc.           1%
     Atlanta, GA 30338

171.EPZ Lease Holding C, LLC                          IS       N/A       N/A       N/A    EPZ Lease, LLC           99%
     900 Ashwood Parkway, Suite 500                                                       EPZ Lease, Inc.           1%
     Atlanta, GA 30338

172.EPZ Lease Trust A                                FUCO      N/A       N/A       N/A    EPZ Lease Holding        100%
     900 Ashwood Parkway, Suite 500                                                       A, LLC
     Atlanta, GA 30338

173.EPZ Lease Trust B                                FUCO      N/A       N/A       N/A    EPZ Lease Holding        100%
     900 Ashwood Parkway, Suite 500                                                       B, LLC
     Atlanta, GA 30338


--------------------------------------------------------------------------------------------------------------------------------
          COMPANY, LOCATION AND ADDRESS            FUCO,            GENERATION,                   OWNERSHIP           % OWNED
                                                   EWG,           TRANSMISSION,
                                                    IS            DISTRIBUTION
--------------------------------------------------------------------------------------------------------------------------------
                                                               GEN       TRAN    DIST
                                                             --------- --------- --------
174.EPZ Lease Trust C                                FUCO      N/A       N/A       N/A    EPZ Lease Holding C, LLC      100%
     900 Ashwood Parkway, Suite 500
     Atlanta, GA 30338

175.Southern Energy E Associados                      IS       N/A       N/A       N/A    Southern Electric Brasil      99%
     Participacoes,  S.A.                                                                 Participacoes, Ltda
     Av. Presidente Juscelino Kubitschek 50                                               Southern Energy
     Conj. 172                                                                            International, Inc.
     04543-000 Sao Paulo, Brazil                                                                                         1%

176.Cayman Energy Traders                             IS       N/A       N/A       N/A    Southern Energy               51%
     P.O. Box 309 Ugland House                                                            International Inc.
     South Church Street                                                                  Third Party                   49%
     Grand Cayman, Cayman Islands,
     British West Indies

177.SEI Germany - BEWAG, Inc.                         IS       N/A       N/A       N/A    Southern Energy               100%
     900 Ashwood Parkway, Suite 500                                                       International
     Atlanta, GA 30338

178 SEI Worldwide Holdings, Inc.                      IS       N/A       N/A       N/A    Southern Energy               100%
     900 Ashwood Parkway, Suite 500                                                       International
     Atlanta, GA 30338

179. SEI Worldwide Holdings (Germany) GmbH            IS       N/A       N/A       N/A    SEI Germany- BEWAG, Inc.      50%
     900 Ashwood Parkway, Suite 500                                                       SEI Worldwide Holdings,
     Atlanta, GA 30338                                                                    Inc.                          50%


180.Southern Energy Holding                           IS       N/A       N/A       N/A    SEI Worldwide Holdings        100%
     Beteiligungsgesellschaft GmbH                                                        (Germany GmbH)
     900 Ashwood Parkway, Suite 500
     Atlanta, GA 30338

181.BEWAG                                            FUCO      N/A       N/A       N/A    Southern Energy               26%
     900 Ashwood Parkway, Suite 500                                                       Beteiligungsgsellschaft
     Atlanta, GA 30338                                                                    GmbH


182. Southern Energy Clairton, Inc.                   IS       N/A       N/A       N/A    Southern Energy Finance       100%
       900 Ashwood Parkway, Suite 500                                                     Company, Inc.
     Atlanta, GA 30338


          COMPANY, LOCATION AND ADDRESS            FUCO,            GENERATION,                OWNERSHIP         % OWNED
                                                    EWG,           TRANSMISSION,
                                                     IS            DISTRIBUTION
---------------------------------------------------------------------------------------------------------------------------
                                                               GEN       TRAN    DIST
                                                            --------- --------- --------
183. Southern Energy Clairton, L.L.C                  IS       N/A       N/A       N/A    Southern Energy          85%
       900 Ashwood Parkway, Suite 500                                                     Clairton, Inc.
     Atlanta, GA 30338                                                                    Southern Energy          15%
                                                                                          Clairton2, Inc.

184. Clairton 1314 B Partnership, L.P.                IS       N/A       N/A       N/A    Southern Energy          27%
       900 Ashwood Parkway, Suite 500                                                     Clairton, L.L.C
     Atlanta, GA 30338                                                                    Domestic Corp.           73%


185. Southern Energy Clairton2, Inc.                  IS       N/A       N/A       N/A    Southern Energy          100%
       900 Ashwood Parkway, Suite 500                                                     Finance Company,
     Atlanta, GA 30338                                                                    Inc.


186.Southern Company Capital Funding, Inc.            IS       N/A       N/A       N/A    Southern Energy,         100%
     900 Ashwood Parkway, Suite 500                                                       Inc.
     Atlanta, GA 30338

187. Southern Company Capital Trust I                SPS       N/A       N/A       N/A    Southern Company         100%
     900 Ashwood Parkway, Suite 500                                                       Capital Funding,
     Atlanta, GA 30338                                                                    Inc.


188. Southern Company Capital Trust II               SPS       N/A       N/A       N/A    Southern Company         100%
     900 Ashwood Parkway, Suite 500                                                       Capital Funding,
     Atlanta, GA 30338                                                                    Inc.


189. Southern Company Capital Trust III              SPS       N/A       N/A       N/A    Southern Company         100%
     900 Ashwood Parkway, Suite 500                                                       Capital Funding,
     Atlanta, GA 30338                                                                    Inc.


190. Mobile Energy Services Holdings, Inc.            IS       N/A       N/A       N/A    Southern Company         100%
     900 Ashwood Parkway, Suite 500
     Atlanta, GA 30338

191. Mobile Energy Services, L.L.C.                   IS       N/A       N/A       N/A    Mobile Energy            99%
     900 Ashwood Parkway, Suite 500                                                       Services Holdings,
     Atlanta, GA 30338                                                                    Inc.
                                                                                          Southern Energy           1%
                                                                                          Resources, Inc.
192. Companhia Energetica de Minas Gerais            FUCO      N/A       N/A       N/A    Cayman Energy            33%
       (CEMIG)                                                                            Traders
     900 Ashwood Parkway, Suite 500                                                       Foreign Government       51%
     Atlanta, GA 30338                                                                    General Public
                                                                                                                   16%



ITEM 9.  WHOLSALE GENERATORS AND FOREIGN UTILITY COMPANIES.
-----------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
Note 1 - Generating Facilities:
--------------------------------
                                                  Facilities in Operation
----------------------------------------------------------------------------------------------------------------------------

                                                                  Megawatts of Capacity     Percentage
                                                                  -----------------------   ----------

          Facility            Location                 Units        Owned      Operated        Ownership   Type
          --------             --------                -----        -----      -------          ---------   ----

Alicura                       Argentina                     4      (A) 551     (A) 1,000           55.14%  Hydro


BEWAG                         Germany                      18          443         1,702          26.00%  Coal


BEWAG                         Germany                      17          375         1,444          26.00%  Oil & Gas


Birchwood                     Virginia                      1          111           222          50.00%  Coal (B)


CEPA                          China                         3          634         - (C)          32.00%  Coal


CEPA                          Philippines                   2          641           735          87.22%  Coal


CEPA                          Philippines                   3          126           210          60.10%  Oil


CEPA                          Philippines                  13          381           381         100.00%  Oil


Edelnor                       Chile                         1          111           166          67.00%  Coal


Edelnor                       Chile                        37           77           115          67.00%  Oil


Edelnor                       Chile                         2            7            10          67.00%  Hydro


Freeport                      Grand Bahama                  8           79           127          62.50%  Oil


UDG - Niagara                 New York                      1            -            50               -  Coal (B)

Mobile Energy                 Alabama                       3          111           111         100.00%  Waste/Biomass (B)

PowerGen Co.                  Trinidad and Tobago          21          459         1,178          39.00%  Gas

State Line                    Indiana                       2          490           490         100.00%  Coal

South Western Electricity     United Kingdom                8          108         - (C)           5.78%  Gas


South Western Electricity     United Kingdom               12           11            15          75.00%  Oil & Gas

South Western Electricity     United Kingdom                3            5         - (C)          28.50%  Wind

South Western Electricity     United Kingdom                3            1         - (C)          18.75%  Landfill Gas


Total Capacity                                                       4,721       7,956(C)


                                          Facilities Under Development
--------------------------------------------------------------------------------------------------------------------------------
                                                                           Megawatts of Capacity
                                                                                                    Percentage


           Facility                        Location              Units      Owned       Operated     Ownership       Type


CEPA                             Philippines                          2    1,200 *        1,200             100.00%  Coal


Edelnor                          Chile                                1      104           160               67.00%  Coal



Total Capacity                                                              1,304         1,360
-------------------------------- ----------------------------------------------------------------------------------------------
* Percentage owned will ultimately be 91.91% on completion, with the owned capacity reduced to 1,103 MW

(A) Represents megawatts of capacity under a concession agreement expiring in the year 2023.
(B) Cogeneration facility.
(C) Does not include Shajiao C (1,980 MW) or UK power plants (150 MW) that are partially owned but not operated by
CEPA and SWEB, respectively.

ITEM 9.  WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES.
------------------------------------------------------------
Note 2  -  Transmission Facilities:
-----------------------------------

Edelnor (Chile) - approximately 962 kilometers as follows:

                Operating Voltage                  Approximate Kilometers
                -----------------                  ----------------------
                      (kVs)
                        23                                    17
                        66                                   197
                       110                                   282
                       220                                   466
                                                             ---
                                                             962
                                                             ===

Freeport (Grand Bahamas) - approximately 50 miles of 69 kV transmission lines.

Note 3  -  Distribution Facilities:

Freeport (Grand Bahamas) - 420  Miles of 7.2 KV Overhead
                           18   Miles of 7.2 KV Underground
                           205  Miles of 12.5 KV Overhead
                            20  Miles of 7.2 KV Underground

South West Electricity (United Kingdom) - approximately 48,054 kilometers as follows:

                Operating Voltage                  Approximate Kilometers
                -----------------                  ----------------------
                      (kVs)
                     Under 5                                 18,944
                       6.6                                      148
                       11                                    23,645
                       33                                     3,794
                       132                                    1,523
                                                             ------
                                                             48,054
                                                             ======

South Western Electricity's distribution system for the Isles of Scilly includes 57 kilometers of 33 kV submarine cable, which connects the islands to the mainland, and 15 kilometers of 11 kV submarine cable which interconnects the individual islands.


Note 4 - Notes to Item 9 - Part 1A:
Electricity Pensions Limited and South West Enterprise Limited are both subsidiaries of South Western Electricity, plc that show 0% ownership due to both companies being limited by a guarantee. Electricity Pensions Limited was created to coordinate the administration of the Electricity Supply Pension Scheme. South West Enterprise Limited was created to catalyze, coordinate, and promote economic development in Devon and Cornwall.

ITEM 9. WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES
-----------------------------------------------------------

PART I(b); PART I(c) and PART I(d) are being filed pursuant to Rule 104.

PART II

Exhibits H and I submitted with this filing, are being incorporated by reference.

PART III is being filed pursuant to Rule 104.


ITEM 10 - FINANCIAL STATEMENTS AND EXHIBITS
-------------------------------------------


                        SOUTHERN AND SUBSIDIARY COMPANIES

                          INDEX TO FINANCIAL STATEMENTS

                                DECEMBER 31, 1997

                                                                                                      Page
                                                                                                      Number
                                                                                                      ------


REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS                                                               A-1

FINANCIAL STATEMENTS:
     Consolidating Statement of Income for the Year Ended
         December 31, 1997                                                                             A-2
     Consolidating Statement of Cash Flows for the Year Ended
         December 31, 1997 A-4 Consolidating Balance Sheet at December 31, 1997
     A-6 Consolidating Statement of Capitalization at December 31, 1997 A-10
     Consolidating Statement of Retained Earnings for the Year Ended
         December 31, 1997                                                                             A-13
     Consolidating Statement of Paid-in Capital for the Year
         Ended December 31, 1997                                                                       A-14
     Notes to Financial Statements at December 31, 1997                                                A-15

OTHER FINANCIAL STATEMENTS:
     ALABAMA consolidated with ALABAMA TRUST I and ALABAMA TRUST II                                    A-16
     ALABAMA TRUST I (Consolidated in Parent, ALABAMA)                                                 A-21
     ALABAMA TRUST II (Consolidated in Parent, ALABAMA)                                                A-23
     Alabama Property Company (Unaudited; Not consolidated in Parent, ALABAMA)                         A-25
     GEORGIA consolidated with PIEDMONT, GEORGIA CAPITAL, GEORGIA TRUST I,
         GEORGIA TRUST II and GEORGIA TRUST III                                                        A-28
     PIEDMONT (Consolidated in Parent, GEORGIA)                                                        A-33
     GEORGIA CAPITAL (Consolidated in Parent, GEORGIA)                                                 A-36
     GEORGIA TRUST I (Consolidated in Parent, GEORGIA)                                                 A-38
     GEORGIA TRUST II (Consolidated in Parent, GEORGIA)                                                A-40
     GEORGIA TRUST III (Consolidated in Parent, GEORGIA)                                               A-42
     GULF consolidated with GULF TRUST I                                                               A-44
     GULF TRUST I (Consolidated in Parent, GULF)                                                       A-48
     MISSISSIPPI consolidated with MISSISSIPPI TRUST I                                                 A-50
     MISSISSIPPI TRUST I                                                                               A-54


EXHIBITS                                                                                               A-56

SCHEDULES:

         Schedules supporting financial statements of ALABAMA, GEORGIA, GULF, MISSISSIPPI, SAVANNAH and SEGCO are incorporated by reference to those companies' annual reports on Federal Energy Regulatory Commission Form 1 for the year ended December 31, 1997, as filed with the Federal Energy Regulatory
Commission.

                                       A

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


         To The Southern Company:

                  We have audited the consolidated balance sheet and consolidated statement of capitalization of THE SOUTHERN COMPANY (a Delaware corporation) and its subsidiaries as of December 31, 1997, and the related consolidated statement of income, retained earnings, paid-in capital, and cash flows for the year then ended (included in the 1997 annual report on Form 10-K, which is Exhibit A-1 to this Form
         U5S). These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

                  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

                  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Southern Company and its subsidiaries as of December 31, 1997, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.


         /s/ Arthur Andersen LLP
         Atlanta, Georgia
         February 11, 1998




                 THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                       CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                        (Stated in Thousands of Dollars)
                                   (Continued)

                                                                                       Intercompany
                                                                                       Eliminations
                                                                                       and Transfers
OPERATING REVENUES:                                                    Consolidated     Add (Deduct)    SOUTHERN        ALABAMA
Subsidiary operating companies--
  Revenues                                                             $12,610,972     $  (14,729)    $        -     $ 2,987,316
  Sales to affiliates                                                            -       (388,375)             -         161,795
  SOUTHERN, equity in earnings of subsidiary companies                           -     (1,059,991)     1,059,991               -
---------------------------------------------------------------------------------------------------------------------------------
  Total operating revenues                                              12,610,972     (1,463,095)     1,059,991       3,149,111
---------------------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES:
  Operation--
     Fuel                                                                2,280,956              -              -         896,014
     Purchased power from non-affiliates                                 3,032,637            221              -          41,795
     Purchased power from affiliates                                             -       (377,634)             -          95,538
     Other                                                               1,930,064        (26,702)        34,822         510,203
  Maintenance                                                              762,945              -              -         242,691
  Depreciation & amortization                                            1,246,111          3,039              -         330,377
  Amortization of deferred Plant Vogtle costs, net                         120,577              -              -               -
  Taxes other than income taxes                                            572,341              -            155         185,062
  Income taxes                                                             724,881            (76)            (0)        220,228
---------------------------------------------------------------------------------------------------------------------------------
      Total operating expenses                                          10,670,512       (401,152)        34,977       2,521,908
---------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME                                                         1,940,460     (1,061,943)     1,025,014         627,203
---------------------------------------------------------------------------------------------------------------------------------
OTHER INCOME (EXPENSE):
    Allowance for equity funds used during construction                      6,461              -              -               -
    Interest income                                                        151,693        (61,881)        23,815          37,844
    Other, net                                                              52,960         (8,630)         7,073         (34,256)
    Income taxes - other income                                             33,868              -              -          12,351
    Windfall profits tax assessed in United Kingdom                       (148,062)             -              -               -
---------------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INTEREST CHARGES                                           2,037,380     (1,132,454)     1,055,902         643,142
---------------------------------------------------------------------------------------------------------------------------------
INTEREST CHARGES AND OTHER:
    Interest on long-term debt                                             679,696        (60,811)        39,781         167,172
    Allowance for debt funds used during construction                      (14,053)             -              -          (4,787)
    Interest on interim obligations                                        111,694              -         42,865          22,787
    Amortization of debt discount, premium, & expense, net                  34,233              -              -           9,645
    Other interest charges                                                  63,250              -          1,680          36,037
    Distributions on capital and preferred securities of
       subsidiary companies                                                119,577              -              -          21,763
---------------------------------------------------------------------------------------------------------------------------------
     Interest charges and other, net                                       994,397        (60,811)        84,326         252,617
---------------------------------------------------------------------------------------------------------------------------------
  NET INCOME                                                             1,042,983     (1,071,643)       971,576         390,525
    Preferred dividends of subsidiary companies                             42,741              -              -          14,586
---------------------------------------------------------------------------------------------------------------------------------
  NET INCOME AFTER DIVIDENDS ON
    PREFERRED STOCK OF SUBSIDIARY COMPANIES                              1,000,242     (1,071,643)       971,576         375,939
    Minority Interest                                                       28,666            (98)             -               -
---------------------------------------------------------------------------------------------------------------------------------
  NET INCOME AFTER DIVIDENDS ON PREFERRED STOCK
    AND MINORITY INTEREST OF SUBSIDIARY COMPANIES                      $   971,576    $(1,071,545)     $ 971,576       $ 375,939
=================================================================================================================================

  AVERAGE NUMBER OF SHARES OF COMMON STOCK
    OUTSTANDING (in thousands)                                             685,033
  EARNINGS PER SHARE OF COMMON STOCK                                         $1.42
  CASH DIVIDENDS PAID PER SHARE OF COMMON STOCK                              $1.30

                                                                           (Continued on following page)

                                      A-2A



                 THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                       CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                        (Stated in Thousands of Dollars)
                                   (Continued)






OPERATING REVENUES:                                                 GEORGIA         GULF              MISSISSIPPI     SAVANNAH
Subsidiary operating companies--
  Revenues                                                         $ 4,347,009     $ 609,096           $533,445        $ 224,225
  Sales to affiliates                                                   38,708        16,760             10,143            2,052
  SOUTHERN, equity in earnings of subsidiary companies                       -             -                  -                -
------------------------------------------------------------------------------------------------------------------------------------
  Total operating revenues                                           4,385,717       625,856            543,588          226,277
------------------------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES:
  Operation--
     Fuel                                                              857,269       180,843            142,059           35,563
     Purchased power from non-affiliates                               143,409        11,938             14,536            2,347
     Purchased power from affiliates                                   177,240        24,955             37,794           42,107
     Other                                                             702,159       126,266            102,365           47,735
  Maintenance                                                          317,199        47,988             47,302           13,236
  Depreciation & amortization                                          572,640        57,874             45,574           20,152
  Amortization of deferred Plant Vogtle costs, net                     120,577             -                  -                -
  Taxes other than income taxes                                        207,192        51,775             44,034           11,494
  Income taxes                                                         426,918        35,034             31,968           16,419
------------------------------------------------------------------------------------------------------------------------------------
      Total operating expenses                                       3,524,603       536,673            465,632          189,053
------------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME                                                       861,114        89,183             77,956           37,224
------------------------------------------------------------------------------------------------------------------------------------
OTHER INCOME (EXPENSE):
    Allowance for equity funds used during construction                  6,012             3                  -              239
    Interest income                                                     10,581         1,203                857              279
    Other, net                                                         (31,568)         (995)             2,368             (781)
    Income taxes - other income                                         31,763         1,584                588            1,233
    Windfall profits tax assessed in United Kingdom                          -             -                  -                -
------------------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INTEREST CHARGES                                         877,902        90,978             81,769           38,194
------------------------------------------------------------------------------------------------------------------------------------
INTEREST CHARGES AND OTHER:
    Interest on long-term debt                                         194,344        21,699             19,856           10,907
    Allowance for debt funds used during construction                   (8,962)           (5)                 -             (164)
    Interest on interim obligations                                      7,795           891                 96              172
    Amortization of debt discount, premium, & expense, net              14,179         2,281              1,577              739
    Other interest charges                                              10,254         2,081                574              369
    Distributions on capital and preferred securities of
       subsidiary companies                                             47,369         2,804              2,369                -
------------------------------------------------------------------------------------------------------------------------------------
     Interest charges and other, net                                   264,979        29,751             24,472           12,023
------------------------------------------------------------------------------------------------------------------------------------
  NET INCOME                                                           612,923        61,227             57,297           26,171
    Preferred dividends of subsidiary companies                         18,927         3,617              3,287            2,324
------------------------------------------------------------------------------------------------------------------------------------
  NET INCOME AFTER DIVIDENDS ON
    PREFERRED STOCK OF SUBSIDIARY COMPANIES                            593,996        57,610             54,010           23,847
    Minority Interest                                                        -             -                  -                -
------------------------------------------------------------------------------------------------------------------------------------
  NET INCOME AFTER DIVIDENDS ON PREFERRED STOCK
    AND MINORITY INTEREST OF SUBSIDIARY COMPANIES                    $ 593,996     $  57,610           $ 54,010         $ 23,847
====================================================================================================================================

  AVERAGE NUMBER OF SHARES OF COMMON STOCK
    OUTSTANDING (in thousands)
  EARNINGS PER SHARE OF COMMON STOCK
  CASH DIVIDENDS PAID PER SHARE OF COMMON STOCK

                          (Continued on following page)

                                      A-2B


              THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                       CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                        (Stated in Thousands of Dollars)
                                   (Continued)




OPERATING REVENUES:                                                  SEGCO              SEIH*               MESH
Subsidiary operating companies--
  Revenues                                                           $   1,298           $3,750,458         $  86,481
  Sales to affiliates                                                  147,307                    -                 -
  SOUTHERN, equity in earnings of subsidiary companies                       -                    -                 -
----------------------------------------------------------------------------------------------------------------------
  Total operating revenues                                             148,605            3,750,458            86,481
----------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES:
  Operation--
     Fuel                                                               91,776               74,080             3,352
     Purchased power from non-affiliates                                     -            2,812,574             5,817
     Purchased power from affiliates                                         -                    -                 -
     Other                                                              20,001              268,337            16,524
  Maintenance                                                           11,328               74,109             8,555
  Depreciation & amortization                                            8,034              181,539            12,322
  Amortization of deferred Plant Vogtle costs, net                           -                    -                 -
  Taxes other than income taxes                                            760               69,204             1,062
  Income taxes                                                           4,405                3,565             3,810
----------------------------------------------------------------------------------------------------------------------
      Total operating expenses                                         136,304            3,483,408            51,442
----------------------------------------------------------------------------------------------------------------------
OPERATING INCOME                                                        12,301              267,050            35,039
----------------------------------------------------------------------------------------------------------------------
OTHER INCOME (EXPENSE):
    Allowance for equity funds used during construction                    207                    -                 -
    Interest income                                                          -              137,569               922
    Other, net                                                             633              119,071                45
    Income taxes - other income                                              5              (13,656)                -
    Windfall profits tax assessed in United Kingdom                          -             (148,062)                -
----------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INTEREST CHARGES                                          13,146              361,972            36,006
----------------------------------------------------------------------------------------------------------------------
INTEREST CHARGES AND OTHER:
    Interest on long-term debt                                           4,726              251,074            27,799
    Allowance for debt funds used during construction                     (135)                   -                 -
    Interest on interim obligations                                          -               37,088                 -
    Amortization of debt discount, premium, & expense, net                  23                3,712             2,077
    Other interest charges                                                   -               12,255                 -
    Distributions on capital and preferred securities of
       subsidiary companies                                                  -               45,272                 -
----------------------------------------------------------------------------------------------------------------------
     Interest charges and other, net                                     4,614              349,401            29,876
----------------------------------------------------------------------------------------------------------------------
  NET INCOME                                                             8,532               12,571             6,130
    Preferred dividends of subsidiary companies                              -                    -                 -
----------------------------------------------------------------------------------------------------------------------
  NET INCOME AFTER DIVIDENDS ON
    PREFERRED STOCK OF SUBSIDIARY COMPANIES                              8,532               12,571             6,130
    Minority Interest                                                        -               28,666                98
----------------------------------------------------------------------------------------------------------------------
  NET INCOME AFTER DIVIDENDS ON PREFERRED STOCK
    AND MINORITY INTEREST OF SUBSIDIARY COMPANIES                      $ 8,532             $(16,095)          $ 6,032
======================================================================================================================

* Preliminary.  Currently under audit.




The notes to the financial statements (herein incorporated by reference as part of exhibit numbers A-1 through A-6 inclusive) are an integral part of this statement.
                                      A-3A

                 THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                       CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                        (Stated in Thousands of Dollars)
                                   (Continued)






                                                                       Energy         Southern           Southern          Southern
OPERATING REVENUES:                                                  Solutions       Communications     Information        Telecom
Subsidiary operating companies--
  Revenues                                                           $ 43,015         $ 41,495              $   342        $  1,521
  Sales to affiliates                                                   2,496            9,114                    -               -
  SOUTHERN, equity in earnings of subsidiary companies                      -                -                    -               -
------------------------------------------------------------------------------------------------------------------------------------
  Total operating revenues                                             45,511           50,609                  342           1,521
------------------------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES:
  Operation--
     Fuel                                                                   -                -                    -               -
     Purchased power from non-affiliates                                    -                -                    -               -
     Purchased power from affiliates                                        -                -                    -               -
     Other                                                             53,459           72,965                1,139             791
  Maintenance                                                               -              537                    -               -
  Depreciation & amortization                                             424           14,136                    -               -
  Amortization of deferred Plant Vogtle costs, net                          -                -                    -               -
  Taxes other than income taxes                                           124            1,479                    -               -
  Income taxes                                                         (2,895)         (14,545)                (279)            329
------------------------------------------------------------------------------------------------------------------------------------
      Total operating expenses                                         51,112           74,572                  860           1,120
------------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME                                                       (5,601)         (23,963)                (518)            401
------------------------------------------------------------------------------------------------------------------------------------
OTHER INCOME (EXPENSE):
    Allowance for equity funds used during construction                     -                -                    -               -
    Interest income                                                       225              100                    -             179
    Other, net                                                              -                -                    -               -
    Income taxes - other income                                             -                -                    -               -
    Windfall profits tax assessed in United Kingdom                         -                -                    -               -
------------------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INTEREST CHARGES                                         (5,376)         (23,863)                (518)            580
------------------------------------------------------------------------------------------------------------------------------------
INTEREST CHARGES AND OTHER:
    Interest on long-term debt                                              -            3,149                    -               -
    Allowance for debt funds used during construction                       -                -                    -               -
    Interest on interim obligations                                         -                -                    -               -
    Amortization of debt discount, premium, & expense, net                  -                -                    -               -
    Other interest charges                                                  -                -                    -               -
    Distributions on capital and preferred securities of
       subsidiary companies                                                 -                -                    -               -
------------------------------------------------------------------------------------------------------------------------------------
     Interest charges and other, net                                        -            3,149                    -               -
------------------------------------------------------------------------------------------------------------------------------------
  NET INCOME                                                           (5,376)         (27,012)                (518)            580
    Preferred dividends of subsidiary companies                             -                -                    -               -
------------------------------------------------------------------------------------------------------------------------------------
  NET INCOME AFTER DIVIDENDS ON
    PREFERRED STOCK OF SUBSIDIARY COMPANIES                            (5,376)         (27,012)                (518)            580
    Minority Interest                                                       -                -                    -               -
------------------------------------------------------------------------------------------------------------------------------------
  NET INCOME AFTER DIVIDENDS ON PREFERRED STOCK
    AND MINORITY INTEREST OF SUBSIDIARY COMPANIES                     $(5,376)        $(27,012)               $(518)           $580
====================================================================================================================================

  AVERAGE NUMBER OF SHARES OF COMMON STOCK
    OUTSTANDING (in thousands)
  EARNINGS PER SHARE OF COMMON STOCK
  CASH DIVIDENDS PAID PER SHARE OF COMMON STOCK

                                                                  (Continued on following page)
                                      A-3B



                 THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                      CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                        (Stated in Thousands of Dollars)

                                                                                   Intercompany
                                                                                   Eliminations
                                                                                   and Transfers
                                                                   Consolidated    Add (Deduct)      SOUTHERN         ALABAMA
OPERATING ACTIVITIES:
     Consolidated net income                                       $  971,576    $ (1,114,286)     $  971,576       $ 390,525
     Adjustments to reconcile consolidated net income to
       net cash provided by operating activities--
         Depreciation and amortization                              1,470,814               -                -        394,572
         Deferred income taxes and investment tax credits              (4,548)           (402)               -        (12,429)
         Allowance for equity funds used during construction           (6,461)              -                -              -
         Amortization of deferred Plant Vogtle costs, net             120,577               -                -              -
         Loss (Gain) on asset sales                                   (25,031)              -                -              -
         Other, net                                                   (59,881)        (96,531)          36,375        (11,353)
         Changes in certain current assets and liabilities
            excluding effects from acquisitions --
                Receivables, net                                     (238,122)      1,027,928         (923,731)       (30,268)
                Fossil fuel stock                                      41,362               -                -          7,518
                Materials and supplies                                 20,871               -                -          6,191
                Accounts payable                                      138,344         (53,785)          (1,392)        (9,745)
                Other                                                 195,884         (40,947)          15,840         20,426
------------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED FROM OPERATING ACTIVITIES                         2,625,385        (278,023)          98,668        755,437
------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES:
     Gross property additions                                      (1,858,745)              -                -       (451,167)
     Southern Energy business acquisitions,
         net of cash acquired                                      (2,924,765)              -                -              -
     Sales of property                                                 32,125               -                -              -
     Other                                                            (13,818)      2,118,565       (1,507,988)       (51,791)
------------------------------------------------------------------------------------------------------------------------------
NET CASH USED FOR INVESTING ACTIVITIES                             (4,765,203)      2,118,565       (1,507,988)      (502,958)
------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES:
     Proceeds --
         Common stock                                                 359,691               -          359,691              -
         Capital contributions                                              -      (1,422,809)         445,000              -
         Preferred securities                                       1,321,250               -                -        200,000
         First mortgage bonds                                               -               -                -              -
         Other long-term debt                                       2,498,959      (1,475,142)         618,558        258,800
     Retirements --
         Preferred stock                                             (659,709)              -                -       (184,888)
         First mortgage bonds                                        (167,559)              -                -        (74,951)
         Other long-term debt                                        (802,198)        (17,914)               -           (951)
     Interim obligations, net                                         508,849          (6,400)         701,599        (57,971)
     Payment of common stock dividends                               (889,005)      1,028,376         (889,005)      (339,600)
     Payment of preferred stock dividends                                   -          60,422                -        (22,524)
     Miscellaneous                                                    125,528          (7,075)          (1,205)       (16,024)
------------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED FROM (USED FOR) FINANCING ACTIVITIES              2,295,806      (1,840,542)       1,234,638       (238,109)
------------------------------------------------------------------------------------------------------------------------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                  155,988               -         (174,682)        14,370
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                        444,832               -          208,700          9,587
------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                           $  600,820     $         -       $   34,018       $ 23,957
==============================================================================================================================

SUPPLEMENTAL CASH FLOW INFORMATION:
     Cash paid during the year for --
         Interest (net of amount capitalized)                      $  876,216       $  (31,714)    $    70,841     $  209,919
         Income taxes                                                 822,781                -               -        207,653




                          (Continued on following page)

                                      A-4A


                 THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                      CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                        (Stated in Thousands of Dollars)



                                                                         GEORGIA          GULF        MISSISSIPPI       SAVANNAH
OPERATING ACTIVITIES:
     Consolidated net income                                           $ 612,923      $   61,227      $  57,297        $ 26,171
     Adjustments to reconcile consolidated net income to
       net cash provided by operating activities--
         Depreciation and amortization                                   674,286          72,860         49,661          21,083
         Deferred income taxes and investment tax credits                (21,425)         (7,047)        (1,809)          3,841
         Allowance for equity funds used during construction              (6,012)             (3)             -            (239)
         Amortization of deferred Plant Vogtle costs, net                120,577               -              -               -
         Loss (Gain) on asset sales                                         (974)              -              -               -
         Other, net                                                        3,050           2,408          3,206          (2,577)
         Changes in certain current assets and liabilities
            excluding effects from acquisitions --
                Receivables, net                                          13,387          (1,111)        (8,583)         (3,239)
                Fossil fuel stock                                         21,315           9,056          1,517             687
                Materials and supplies                                    18,433           1,618          1,631           1,033
                Accounts payable                                         (10,007)          1,398          8,357          (1,608)
                Other                                                    (53,725)         25,141          3,980           4,667
--------------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED FROM OPERATING ACTIVITIES                            1,371,828         165,547        115,257          49,819
--------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES:
     Gross property additions                                           (475,921)        (54,289)       (55,375)        (18,846)
     Southern Energy business acquisitions,
          net of cash acquired                                                 -               -              -               -
     Sales of property                                                         -               -              -               -
     Other                                                                16,223             509           (489)         (1,418)
--------------------------------------------------------------------------------------------------------------------------------
NET CASH USED FOR INVESTING ACTIVITIES                                  (459,698)        (53,780)       (55,864)        (20,264)
--------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES:
     Proceeds --
         Common stock                                                          -               -              -               -
         Capital contributions                                          (205,000)              -              -               -
         Preferred securities                                            364,250          40,000         35,000               -
         First mortgage bonds                                                  -               -              -               -
         Other long-term debt                                            284,700          60,930              -          13,870
     Retirements --
         Preferred stock                                                (356,392)        (75,911)       (42,518)              -
         First mortgage bonds                                            (60,258)        (25,000)             -               -
         Other long-term debt                                           (284,700)        (56,902)           (10)        (14,303)
     Interim obligations, net                                            (64,266)         22,000              -          (5,000)
     Payment of common stock dividends                                  (520,000)        (64,600)       (49,400)        (20,500)
     Payment of preferred stock dividends                                (26,917)         (5,370)        (3,287)         (2,324)
     Miscellaneous                                                        24,430          (3,014)        (1,804)           (368)
--------------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED FROM (USED FOR) FINANCING ACTIVITIES                  (844,153)       (107,867)       (62,019)        (28,625)
--------------------------------------------------------------------------------------------------------------------------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                      67,977           3,900         (2,626)            930
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                            15,356             807          7,058           5,214
--------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                $ 83,333        $  4,707       $  4,432        $  6,144
================================================================================================================================

SUPPLEMENTAL CASH FLOW INFORMATION:
     Cash paid during the year for --
         Interest (net of amount capitalized)                          $ 258,298       $  26,558       $ 22,297        $ 11,619
         Income taxes                                                    427,596          36,010         33,450          11,150

                                      A-4B


                 THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                      CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                        (Stated in Thousands of Dollars)
                                   (Continued)


                                                                                                     SOUTHERN
                                                                      SEGCO           SCS             NUCLEAR               SEIH*
OPERATING ACTIVITIES:
     Consolidated net income                                           $  8,532   $       -       $      -           $   (16,095)
     Adjustments to reconcile consolidated net income to
       net cash provided by operating activities--
         Depreciation and amortization                                    8,683      16,471          1,256                202,983
         Deferred income taxes and investment tax credits                  (900)          -              -                 15,700
         Allowance for equity funds used during construction               (207)          -              -                      -
         Amortization of deferred Plant Vogtle costs, net                     -           -              -                      -
         Loss (Gain) on asset sales                                           -           -              -                (24,057)
         Other, net                                                        (111)     27,585         (6,645)               (10,680)
         Changes in current assets and liabilities
            excluding effects from acquisitions --
                Receivables, net                                          9,018     (66,765)       (21,008)              (213,763)
                Fossil fuel stock                                             -           -              -                  1,269
                Materials and supplies                                        -         835              -                 (5,239)
                Accounts payable                                         (1,639)     38,306          2,075                137,129
                Other                                                        87      15,755         25,881                175,603
----------------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED FROM OPERATING ACTIVITIES                              23,463      32,187          1,559                262,850
----------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES:
     Gross property additions                                            (4,753)    (19,108)          (687)              (719,963)
     Southern Energy business acquisitions,
          net of cash acquired                                                -           -              -             (2,924,765)
     Sales of property                                                        -           -              -                 32,125
     Other                                                               (3,581)      1,048            184               (589,078)
----------------------------------------------------------------------------------------------------------------------------------
NET CASH USED FOR INVESTING ACTIVITIES                                   (8,334)    (18,060)          (503)            (4,201,681)
----------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES:
     Proceeds --
         Common stock                                                         -           -              -                      -
         Capital contributions                                                -           -             (7)             1,166,957
         Preferred securities                                                 -           -              -                682,000
         First mortgage bonds                                                 -           -              -                      -
         Other long-term debt                                                 -           -              -              2,683,888
     Retirements --
         Preferred stock                                                      -           -              -                      -
         First mortgage bonds                                                 -           -              -                      -
         Other long-term debt                                            (4,698)    (25,129)             -               (397,591)
     Interim obligations, net                                                 -       6,400              -                (80,824)
     Payment of common stock dividends                                  (10,448)          -              -                 (7,816)
     Payment of preferred stock dividends                                     -           -              -                      -
     Miscellaneous                                                            -           -              -                130,588
----------------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED FROM (USED FOR) FINANCING ACTIVITIES                  (15,146)    (18,729)            (7)             4,177,202
----------------------------------------------------------------------------------------------------------------------------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                        (17)     (4,602)         1,049                238,371
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                              111       4,607          1,205                160,130
----------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                 $   94      $   5         $ 2,254              $ 398,501
==================================================================================================================================

SUPPLEMENTAL CASH FLOW INFORMATION:
     Cash paid during the year for --
         Interest (net of amount capitalized)                            $4,362      $7,308         $  282             $  268,289
         Income taxes                                                     4,684           -          2,550                 99,688


                                      A-5A



                 THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                      CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                        (Stated in Thousands of Dollars)

                                                                                  Energy       Southern      Southern Southern
                                                                        MESH     Solutions  Communications Information Telecom SERC
OPERATING ACTIVITIES:
     Consolidated net income                                          $ 6,032    $  (5,376)    $(27,012) $  (518)     $  580  $   -
       net cash provided by operating activities--
         Depreciation and amortization                                 14,398          424       14,137        -           -      -
         Deferred income taxes and investment tax credits              11,650        1,644        6,629        -           -      -
         Allowance for equity funds used during construction                -            -            -        -           -      -
         Amortization of deferred Plant Vogtle costs, net                   -            -            -        -           -      -
         Loss (Gain) on asset sales                                         -            -            -        -           -      -
         Other, net                                                    (4,687)        (583)      (4,918)       3       5,577      -
         Changes in current assets and liabilities
            excluding effects from acquisitions --
                Receivables, net                                         (673)     (14,848)      (1,909)    (727)     (1,933)   103
                Fossil fuel stock                                           -            -            -        -           -      -
                Materials and supplies                                   (331)         (90)      (3,063)    (147)          -      -
                Accounts payable                                        7,918        5,216       14,821      633         333    334
                Other                                                    (983)         626        1,632     (215)      2,116      -
------------------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED FROM OPERATING ACTIVITIES                            33,324      (12,987)         317     (971)      6,673    437
------------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES:
     Gross property additions                                          (1,172)      (2,639)     (51,433)       -      (3,392)     -
     Southern Energy business acquisitions, net
          of cash acquired                                                  -            -            -        -           -      -
     Sales of property                                                      -            -            -        -           -      -
     Other                                                                  -        6,043            -     (919)     (1,126)     -
------------------------------------------------------------------------------------------------------------------------------------
NET CASH USED FOR INVESTING ACTIVITIES                                 (1,172)       3,404      (51,433)    (919)     (4,518)     -
------------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES:
     Proceeds --
         Common stock                                                       -            -            -        -           -      -
         Capital contributions                                              -       11,184            -    1,895       2,780      -
         Preferred securities                                               -            -            -        -           -      -
         First mortgage bonds                                               -            -            -        -           -      -
         Other long-term debt                                               -        1,247       52,108        -           -      -
     Retirements --
         Preferred stock                                                    -            -            -        -           -      -
         First mortgage bonds                                          (7,350)           -            -        -           -      -
         Other long-term debt                                               -            -            -        -           -      -
     Interim obligations, net                                          (6,689)           -            -        -           -      -
     Payment of common stock dividends                                (16,012)           -            -        -           -      -
     Payment of preferred stock dividends                                   -            -            -        -           -      -
     Miscellaneous                                                          -            -            -        -           -      -
------------------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED FROM (USED FOR) FINANCING
   ACTIVITIES                                                         (30,051)      12,431       52,108    1,895       2,780      -
------------------------------------------------------------------------------------------------------------------------------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                    2,101        2,848          992        5       4,935    437
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                         26,679          882        4,216        3         197     80
------------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                             $ 28,780      $ 3,730      $ 5,208     $  8      $5,132   $517
====================================================================================================================================

SUPPLEMENTAL CASH FLOW INFORMATION:
     Cash paid during the year for --
         Interest (net of amount capitalized)                        $  28,142     $     -      $   15       $ -       $   -    $ -
         Income taxes                                                       -            -           -         -           -      -

* Preliminary.  Currently under audit.

                                      A-5B


                 THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                 CONSOLIDATING BALANCE SHEET-- DECEMBER 31, 1997
                        (Stated in Thousands of Dollars)
                                   (Continued)

                                                                               Intercompany
                                                                                Eliminations
                                                                                and Transfers
                                                            Consolidated        Add (Deduct)        SOUTHERN           ALABAMA

UTILITY PLANT:
  Plant in service                                           $34,044,182         $        -         $           -     $11,070,323
  Less accumulated provision for depreciation                 11,933,718                  -                     -       4,384,180
----------------------------------------------------------------------------------------------------------------------------------
                                                              22,110,464                  -                     -       6,686,143
  Nuclear fuel, at amortized cost                                230,154                  -                     -         103,272
  Construction work in progress                                1,311,540                  -                     -         311,223
----------------------------------------------------------------------------------------------------------------------------------
  Total                                                       23,652,158                  -                     -       7,100,638
----------------------------------------------------------------------------------------------------------------------------------

OTHER PROPERTY AND INVESTMENTS:
  Goodwill, being amortized                                    1,887,574                  -                     -               -
  Leasehold interests, being amortized                         1,388,928                  -                     -               -
  Equity investments in subsidiaries                           1,167,739        (10,089,871)           10,039,259          34,374
  Nuclear decommissioning trusts                                 387,425                  -                     -         193,008
  Miscellaneous                                                  741,936           (623,009)               15,735          12,831
----------------------------------------------------------------------------------------------------------------------------------
  Total                                                        5,573,602        (10,712,880)           10,054,994         240,213
----------------------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS:
  Cash and cash equivalents                                      600,820                  -                34,018          23,957
  Special Deposits                                                17,337                (94)                    -               -
  Receivables--
    Customer accounts receivable                               1,347,193             (4,456)                    -         368,255
    Affiliated companies                                               -         (1,321,492)              942,149          50,353
    Other accounts and notes receivable                          830,105            (26,252)               32,899          28,921
    Accumulated provision for uncollectible accounts             (77,056)                 -                     -          (2,272)
  Refundable income taxes                                              -            (33,480)                    -               -
  Fossil fuel stock, at average cost                             214,406              1,611                     -          74,186
  Materials and supplies, at average cost                        492,516                  -                     -         161,601
  Prepayments                                                     98,398            (12,855)                   47          20,453
  Vacation pay deferred                                           78,866                  -                     -          28,783
----------------------------------------------------------------------------------------------------------------------------------
  Total                                                        3,602,585         (1,397,018)            1,009,113         754,237
----------------------------------------------------------------------------------------------------------------------------------

DEFERRED CHARGES AND OTHER ASSETS:
  Deferred charges related to income taxes                     1,142,045            (66,566)                    -         384,549
  Prepaid pension costs                                          398,736                  -                     -         130,733
  Deferred Plant Vogtle costs                                     50,412                  -                     -               -
  Debt expense, being amortized                                  101,068                  -                     -           7,276
  Premium on reacquired debt, being amortized                    285,149                  -                     -          81,417
  Nuclear decontamination and decommissioning fund                63,103                  -                     -          34,416
  Miscellaneous                                                  401,652             20,445                     -          79,388
----------------------------------------------------------------------------------------------------------------------------------
  Total                                                        2,442,165            (46,121)                    -         717,779
----------------------------------------------------------------------------------------------------------------------------------

TOTAL ASSETS                                                 $35,270,510       $(12,156,019)          $11,064,107      $8,812,867
==================================================================================================================================


                                      A-6A

                 THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                 CONSOLIDATING BALANCE SHEET-- DECEMBER 31, 1997
                        (Stated in Thousands of Dollars)
                                   (Continued)



          ASSETS                                               GEORGIA               GULF             MISSISSIPPI       SAVANNAH

UTILITY PLANT:
  Plant in service                                            $15,082,570           $1,762,244       $1,518,402          $ 760,694
  Less accumulated provision for depreciation                   5,319,680              737,767          559,098            321,509
-----------------------------------------------------------------------------------------------------------------------------------
                                                                9,762,890            1,024,477          959,304            439,185
  Nuclear fuel, at amortized cost                                 126,882                    -                -                  -
  Construction work in progress                                   214,128               31,030           41,083              7,709
-----------------------------------------------------------------------------------------------------------------------------------
  Total                                                        10,103,900            1,055,507        1,000,387            446,894
-----------------------------------------------------------------------------------------------------------------------------------

OTHER PROPERTY AND INVESTMENTS:
  Goodwill, being amortized                                             -                    -                -                  -
  Leasehold interests, being amortized                                  -                    -                -                  -
  Equity investments in subsidiaries                               24,973                    -                -                  -
  Nuclear decommissioning trusts                                  194,417                    -                -                  -
  Miscellaneous                                                    87,907                  622              650              1,783
-----------------------------------------------------------------------------------------------------------------------------------
  Total                                                           307,297                  622              650              1,783
-----------------------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS:
  Cash and cash equivalents                                        83,333                4,707            4,432              6,144
  Special Deposits                                                      -                    -                -                 94
  Receivables--
    Customer accounts receivable                                  385,844               69,822           39,839             28,842
    Affiliated companies                                           20,333                7,329            7,398              1,128
    Other accounts and notes receivable                           110,278                2,744            8,666                720
    Accumulated provision for uncollectible accounts               (3,000)                (796)            (698)              (354)
  Refundable income taxes                                               -                    -                -                  -
  Fossil fuel stock, at average cost                               96,067               19,296           10,651              5,205
  Materials and supplies, at average cost                         240,387               28,634           19,452              6,980
  Prepayments                                                      27,503                2,171           10,170              5,922
  Vacation pay deferred                                            40,996                4,057            5,030                  -
-----------------------------------------------------------------------------------------------------------------------------------
  Total                                                         1,001,741              137,964          104,940             54,681
-----------------------------------------------------------------------------------------------------------------------------------

DEFERRED CHARGES AND OTHER ASSETS:
  Deferred charges related to income taxes                        688,472               26,586           21,906             17,267
  Prepaid pension costs                                            67,777               10,385                -              3,424
  Deferred Plant Vogtle costs                                      50,412                    -                -                  -
  Debt expense, being amortized                                    40,927                2,447            2,726              2,255
  Premium on reacquired debt, being amortized                     166,609               20,494            9,508              7,121
  Nuclear decontamination and decommissioning fund                 28,687                    -                -                  -
  Miscellaneous                                                   117,906               11,607           26,712             13,927
-----------------------------------------------------------------------------------------------------------------------------------
  Total                                                         1,160,790               71,519           60,852             43,994
-----------------------------------------------------------------------------------------------------------------------------------

TOTAL ASSETS                                                  $12,573,728           $1,265,612       $1,166,829           $547,352
===================================================================================================================================

                                      A-6B

                 THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                 CONSOLIDATING BALANCE SHEET-- DECEMBER 31, 1997
                        (Stated in Thousands of Dollars)
                                   (Continued)


                                                                                                  SOUTHERN
                                    ASSETS                  SEGCO               SCS               NUCLEAR               SEIH*

UTILITY PLANT:
  Plant in service                                         $312,313          $ 209,657           $ 11,555            $ 2,734,414
  Less accumulated provision for depreciation               201,451            135,276              8,922                206,153
---------------------------------------------------------------------------------------------------------------------------------
                                                            110,862             74,381              2,633              2,528,261
  Nuclear fuel, at amortized cost                                 -                  -                  -                      -
  Construction work in progress                              10,735             23,106                  -                661,997
---------------------------------------------------------------------------------------------------------------------------------
  Total                                                     121,597             97,487              2,633              3,190,258
---------------------------------------------------------------------------------------------------------------------------------

OTHER PROPERTY AND INVESTMENTS:
  Goodwill, being amortized                                       -                  -                  -              1,887,574
  Leasehold interests, being amortized                            -                  -                  -              1,388,928
  Equity investments in subsidiaries                              -                  -                  -              1,159,004
  Nuclear decommissioning trusts                                  -                  -                  -                      -
  Miscellaneous                                                   7              2,877              1,605              1,230,820
---------------------------------------------------------------------------------------------------------------------------------
  Total                                                           7              2,877              1,605              5,666,326
---------------------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS:
  Cash and cash equivalents                                      94                  5              2,254                398,501
  Special Deposits                                                -                  -                  -                      2
  Receivables--
    Customer accounts receivable                                  -                  -                  -                432,206
    Affiliated companies                                     27,586            155,207            102,705                  1,883
    Other accounts and notes receivable                           9             41,749                 52                605,550
    Accumulated provision for uncollectible accounts              -                  -                  -                (67,443)
  Refundable federal income tax                                   -                  -                  -                 32,407
  Fossil fuel stock, at average cost                              -                  -                  -                  7,373
  Materials and supplies, at average cost                         -              2,116                  -                 23,198
  Prepayments                                                 4,581              4,228              3,967                 30,123
  Vacation pay deferred                                           -                  -                  -                      -
---------------------------------------------------------------------------------------------------------------------------------
  Total                                                      32,270            203,305            108,978              1,463,800
---------------------------------------------------------------------------------------------------------------------------------

DEFERRED CHARGES AND OTHER ASSETS:
  Deferred charges related to income taxes                    3,265                  -                  -                 66,566
  Prepaid pension costs                                           2                  -                  -                186,415
  Deferred Plant Vogtle costs                                     -                  -                  -                      -
  Debt expense, being amortized                                 133                  -                  -                 31,799
  Premium on reacquired debt, being amortized                     -                  -                  -                      -
  Nuclear decontamination and decommissioning fund                -                  -                  -                      -
  Miscellaneous                                                 669              5,778             24,733                 91,068
---------------------------------------------------------------------------------------------------------------------------------
  Total                                                       4,069              5,778             24,733                375,848
---------------------------------------------------------------------------------------------------------------------------------

TOTAL ASSETS                                               $157,943          $ 309,447           $137,949             $10,696,232
=================================================================================================================================
* Preliminary.  Currently under audit.

                                      A-7A


                 THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                 CONSOLIDATING BALANCE SHEET-- DECEMBER 31, 1997
                        (Stated in Thousands of Dollars)
                                   (Continued)




                                                                                              Energy           Southern
                ASSETS                                                      MESH             Solutions      Communications

UTILITY PLANT:
  Plant in service                                                  $       369,310             1,274      $       210,481
  Less accumulated provision for depreciation                                35,091               739               23,852
---------------------------------------------------------------------------------------------------------------------------
                                                                            334,219               535              186,629
  Nuclear fuel, at amortized cost                                                 -                 -                    -
  Construction work in progress                                               1,676             2,737                6,010
---------------------------------------------------------------------------------------------------------------------------
  Total                                                                     335,895             3,272              192,639
---------------------------------------------------------------------------------------------------------------------------

OTHER PROPERTY AND INVESTMENTS:
  Goodwill, being amortized                                                       -                 -                    -
  Leasehold interests, being amortized                                                              -                    -
  Equity investments in subsidiaries                                              -                 -                    -
  Nuclear decommissioning trusts                                                  -                 -                    -
  Miscellaneous                                                               2,727             5,336                    -
---------------------------------------------------------------------------------------------------------------------------
  Total                                                                       2,727             5,336                    -
---------------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS:
  Cash and cash equivalents                                                  28,780             3,730                5,208
  Special Deposits                                                           17,335                 -                    -
  Receivables--
    Customer accounts receivable                                             15,465                 -               11,376
    Affiliated companies                                                          1             3,210                1,908
    Other accounts and notes receivable                                          44            21,607                  538
    Accumulated provision for uncollectible accounts                              -              (222)              (2,271)
  Refundable income taxes                                                         -                 -                1,073
  Fossil fuel stock, at average cost                                             17                 -                    -
  Materials and supplies, at average cost                                     3,185               169                6,647
  Prepayments                                                                   967                 -                  856
  Vacation pay deferred                                                           -                 -                    -
---------------------------------------------------------------------------------------------------------------------------
  Total                                                                      65,794            28,494               25,335
---------------------------------------------------------------------------------------------------------------------------

DEFERRED CHARGES AND OTHER ASSETS:
  Deferred charges related to income taxes                                        -                 -                    -
  Prepaid pension costs                                                           -                 -                    -
  Deferred Plant Vogtle costs                                                     -                 -                    -
  Debt expense, being amortized                                              13,505                 -                    -
  Premium on reacquired debt, being amortized                                     -                 -                    -
  Nuclear decontamination and decommissioning fund                                -                 -                    -
  Miscellaneous                                                               5,694                42                1,604
---------------------------------------------------------------------------------------------------------------------------
  Total                                                                      19,199                42                1,604
---------------------------------------------------------------------------------------------------------------------------

TOTAL ASSETS                                                        $       423,615            37,144      $       219,578
===========================================================================================================================

                                      A-7B

                 THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                 CONSOLIDATING BALANCE SHEET-- DECEMBER 31, 1997
                        (Stated in Thousands of Dollars)
                                   (Continued)





                                                                     Southern            Southern
            ASSETS                                                 Information           Telecom       SERC
UTILITY PLANT:
  Plant in service                                                  $         -     $         945     $   -
  Less accumulated provision for depreciation                                 -                 -         -
------------------------------------------------------------------------------------------------------------
                                                                              -               945         -
  Nuclear fuel, at amortized cost                                             -                 -         -
  Construction work in progress                                               -               106         -
------------------------------------------------------------------------------------------------------------
  Total                                                                       -             1,051         -
------------------------------------------------------------------------------------------------------------

OTHER PROPERTY AND INVESTMENTS:
  Goodwill, being amortized                                                   -                 -         -
  Leasehold interests, being amortized                                        -                 -         -
  Equity investments in subsidiaries                                          -                 -         -
  Nuclear decommissioning trusts                                              -                 -         -
  Miscellaneous                                                             919             1,126         -
------------------------------------------------------------------------------------------------------------
  Total                                                                     919             1,126         -
------------------------------------------------------------------------------------------------------------

CURRENT ASSETS:
  Cash and cash equivalents                                                   8             5,132       517
  Special Deposits                                                            -                 -         -
  Receivables--
    Customer accounts receivable                                              -                 -         -
    Affiliated companies                                                      5                75       222
    Other accounts and notes receivable                                     722             1,858         -
    Accumulated provision for uncollectible accounts                          -                 -         -
  Refundable income taxes                                                     -                 -         -
  Fossil fuel stock, at average cost                                          -                 -         -
  Materials and supplies, at average cost                                   147                 -         -
  Prepayments                                                               265                 -         -
  Vacation pay deferred                                                       -                 -         -
------------------------------------------------------------------------------------------------------------
  Total                                                                   1,147             7,065       739
------------------------------------------------------------------------------------------------------------

DEFERRED CHARGES AND OTHER ASSETS:
  Deferred charges related to income taxes                                    -                 -         -
  Prepaid pension costs                                                       -                 -         -
  Deferred Plant Vogtle costs                                                 -                 -         -
  Debt expense, being amortized                                               -                 -         -
  Premium on reacquired debt, being amortized                                 -                 -         -
  Nuclear decontamination and decommissioning fund                            -                 -         -
  Miscellaneous                                                               -             1,925       154
------------------------------------------------------------------------------------------------------------
  Total                                                                       -             1,925       154
------------------------------------------------------------------------------------------------------------

TOTAL ASSETS                                                        $     2,066     $      11,167       893
============================================================================================================
                                      A-7C


                 THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                 CONSOLIDATING BALANCE SHEET-- DECEMBER 31, 1997
                        (Stated in Thousands of Dollars)
                                   (Continued)

                                                                                Intercompany
                                                                                Eliminations
                                                                                and Transfers
          CAPITALIZATION AND LIABILITIES                      Consolidated     Add (Deduct)         SOUTHERN              ALABAMA

CAPITALIZATION (see accompanying statements):
  Common stock equity                                          $ 9,646,964      $(10,089,205)       $9,646,964           $2,750,569
  Preferred stock of subsidiaries                                  493,346                 -                 -              255,512
  Company or subsidiary obligated mandatorily redeemable
     capital and preferred securities                            1,743,520                 -                 -              297,000
  Long-term debt                                                10,273,606        (1,521,090)          618,558            2,473,202
------------------------------------------------------------------------------------------------------------------------------------
  Total                                                         22,157,436       (11,610,295)       10,265,522            5,776,283
------------------------------------------------------------------------------------------------------------------------------------

MINORITY INTEREST                                                  434,987              (667)                -                    -
------------------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES:
  Long-term debt due within one year                               783,805                 -                 -               75,336
  Notes payable                                                    690,706            (6,400)                -                    -
  Commercial paper                                               1,373,543                 -           768,688              306,882
  Accounts payable--
    Affiliated companies                                                 -          (288,733)            2,238               79,822
    Other                                                        1,048,266                47             4,102              159,146
  Customer deposits                                                133,018                 -                 -               34,968
  Taxes accrued--
    Federal and state income                                       119,782           (46,335)                -               21,177
    Other                                                          259,297                 -                 9               15,309
  Interest accrued                                                 261,668           (17,938)           18,296               50,722
  Vacation pay accrued                                             108,207                 -                 -               28,783
  Miscellaneous                                                    608,761           (16,233)                -              103,602
------------------------------------------------------------------------------------------------------------------------------------
  Total                                                          5,387,053          (375,592)          793,333              875,747
------------------------------------------------------------------------------------------------------------------------------------

DEFERRED CREDITS AND OTHER LIABILITIES:
  Accumulated deferred income taxes                              4,649,826           (92,929)                -            1,192,265
  Deferred credits related to income taxes                         745,674                 -                 -              327,328
  Accumulated deferred investment tax credits                      753,861                 -                 -              282,873
  Employee benefits provisions(1)                                  447,187           (20,987)                -               80,354
  Prepaid capacity revenues, net                                   109,982                 -                 -              109,982
  Department of Energy assessments                                  72,193                 -                 -               30,592
  Disallowed Plant Vogtle capacity buyback costs                    55,856                 -                 -                    -
  Storm damage reserves                                             38,407                 -                 -               22,416
  Miscellaneous                                                    418,048           (55,549)            5,252              115,027
------------------------------------------------------------------------------------------------------------------------------------
  Total                                                          7,291,034          (169,465)            5,252            2,160,837
------------------------------------------------------------------------------------------------------------------------------------

TOTAL CAPITALIZATION AND LIABILITIES                           $35,270,510       $(12,156,019)      $11,064,107          $8,812,867
====================================================================================================================================


(1)  Includes Post Retirement Life & Medical Provisions,  Supplemental and Other
     Pension Accruals,  Early Retirement  Incentive Program Costs and Other Work
     Force Reduction Costs, and Miscellaneous Post Employment Benefits.
                          (Continued on following page)

                                      A-8A



                 THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                 CONSOLIDATING BALANCE SHEET-- DECEMBER 31, 1997
                        (Stated in Thousands of Dollars)
                                   (Continued)





              CAPITALIZATION AND LIBILITIES                      GEORGIA                GULF         MISSISSIPPI        SAVANNAH

CAPITALIZATION (see accompanying statements):
  Common stock equity                                           $4,019,728            $ 428,718      $ 387,824          $ 175,631
  Preferred stock of subsidiaries                                  157,247               13,691         31,896             35,000
  Company or subsidiary obligated mandatorily redeemable
     capital and preferred securities                              689,250               40,000         35,000                  -
  Long-term debt                                                 2,982,835              296,993        291,665            142,846
----------------------------------------------------------------------------------------------------------------------------------
  Total                                                          7,849,060              779,402        746,385            353,477
----------------------------------------------------------------------------------------------------------------------------------

MINORITY INTEREST                                                        -                    -              -                  -
----------------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES:
  Long-term debt due within one year                               220,855               53,327         35,020             21,764
  Notes payable                                                    142,300               47,000              -                  -
  Commercial paper                                                 223,930                    -              -                  -
  Accounts payable--
    Affiliated companies                                            71,373               14,334          8,548              6,025
    Other                                                          261,293               20,205         34,065              7,862
  Customer deposits                                                 68,618               13,778          3,225              5,541
  Taxes accrued--
    Federal and state income                                         4,480                    -          1,101                534
    Other                                                          111,541                8,258         33,859              2,791
  Interest accrued                                                  72,437                7,227          4,098              4,963
  Vacation pay accrued                                              32,285                4,057          5,017              1,893
  Miscellaneous                                                     73,398               24,011         23,256              9,031
----------------------------------------------------------------------------------------------------------------------------------
  Total                                                          1,282,510              192,197        148,189             60,404
----------------------------------------------------------------------------------------------------------------------------------

DEFERRED CREDITS AND OTHER LIABILITIES:
  Accumulated deferred income taxes                              2,417,547              166,302        134,645             80,697
  Deferred credits related to income taxes                         297,560               56,935         38,203             21,469
  Accumulated deferred investment tax credits                      397,202               31,552         27,121             12,607
  Employee benefits provisions(1)                                  169,887               25,323         51,189              6,353
  Prepaid capacity revenues, net                                         -                    -              -                  -
  Department of Energy assessments                                  41,601                    -              -                  -
  Disallowed Plant Vogtle capacity buyback costs                    55,856                    -              -                  -
  Storm damage reserves                                                  -                    -         13,991              2,000
  Miscellaneous                                                     62,505               13,901          7,106             10,345
----------------------------------------------------------------------------------------------------------------------------------
  Total                                                          3,442,158              294,013        272,255            133,471
----------------------------------------------------------------------------------------------------------------------------------

TOTAL CAPITALIZATION AND LIABILITIES                           $12,573,728           $1,265,612     $1,166,829          $ 547,352
==================================================================================================================================


(1)  Includes Post Retirement Life & Medical Provisions,  Supplemental and Other
     Pension Accruals,  Early Retirement  Incentive Program Costs and Other Work
     Force Reduction Costs, and Miscellaneous Post Employment Benefits.
                                                                      (Continued on following page)

                                      A-8B


                 THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                 CONSOLIDATING BALANCE SHEET-- DECEMBER 31, 1997
                        (Stated in Thousands of Dollars)
                                   (Continued)



                                                                                                        SOUTHERN
                    CAPITALIZATION AND LIABILITIES                  SEGCO               SCS             NUCLEAR           SEIH*

CAPITALIZATION (see accompanying statements):
  Common stock equity                                             $  49,945        $    875           $   1,862      $ 2,132,062
  Preferred stock of subsidiaries                                         -              -                   -                -
  Company or subsidiary obligated mandatorily redeemable
     capital and preferred securities                                     -              -                   -          682,270
  Long-term debt                                                     71,642         36,021               5,000        4,517,903
--------------------------------------------------------------------------------------------------------------------------------
  Total                                                             121,587         36,896               6,862        7,332,235
--------------------------------------------------------------------------------------------------------------------------------

MINORITY INTEREST                                                         -              -                   -          434,984
--------------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES:
  Long-term debt due within one year                                      -          2,300                   -          366,806
  Notes payable                                                           -          6,400                   -          485,251
  Commercial paper                                                        -              -                   -           74,043
  Accounts payable--
    Affiliated companies                                              8,468         43,385              13,780            1,059
    Other                                                                 -         58,381              13,805          462,501
  Customer deposits                                                       -              -                   -            6,888
  Taxes accrued--
    Federal and state income                                          2,648              -               4,608          129,288
    Other                                                               543          5,275                 896           79,297
  Interest accrued                                                    1,107              3                  72          106,780
  Vacation pay accrued                                                    -         18,197              13,482            3,786
  Miscellaneous                                                         389         63,163              25,481          297,784
--------------------------------------------------------------------------------------------------------------------------------
  Total                                                              13,155        197,104              72,124        2,013,483
--------------------------------------------------------------------------------------------------------------------------------

DEFERRED CREDITS AND OTHER LIABILITIES:
  Accumulated deferred income taxes                                  16,516              -                   -          663,693
  Deferred credits related to income taxes                            4,179              -                   -                -
  Accumulated deferred investment tax credits                         2,506              -                   -                -
  Employee benefits provisions(1)                                         -         64,800              58,527           11,124
  Prepaid capacity revenues, net                                          -              -                   -                -
  Department of Energy assessments                                        -              -                   -                -
  Disallowed Plant Vogtle capacity buyback costs                          -              -                   -                -
  Storm damage reserves                                                   -              -                   -                -
  Miscellaneous                                                           -         10,647                 436          240,713
--------------------------------------------------------------------------------------------------------------------------------
  Total                                                              23,201         75,447              58,963          915,530
--------------------------------------------------------------------------------------------------------------------------------

TOTAL CAPITALIZATION AND LIABILITIES                               $157,943       $309,447           $ 137,949      $10,696,232
================================================================================================================================

* Preliminary.  Currently under audit.
(1)  Includes Post Retirement Life & Medical Provisions,  Supplemental and Other
     Pension Accruals,  Early Retirement  Incentive Program Costs and Other Work
     Force Reduction Costs, and Miscellaneous Post Employment Benefits.
    The notes to the financial statements (herein incorporated by reference as part of exhibit numbers A-1 through A-6 inclusive) are an integral part of this statement.

                                      A-9A


                 THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                 CONSOLIDATING BALANCE SHEET-- DECEMBER 31, 1997
                        (Stated in Thousands of Dollars)
                                   (Continued)




                                                                                                  Energy         Southern
                             CAPITALIZATION AND LIABILITIES                     MESH             Solutions     Communications

CAPITALIZATION (see accompanying statements):
  Common stock equity                                                $        14,888    $      20,428        $       101,725
  Preferred stock of subsidiaries                                                  -                -                      -
  Company or subsidiary obligated mandatorily redeemable
     capital and preferred securities                                              -                -                      -
  Long-term debt                                                             289,969              774                 67,288
-----------------------------------------------------------------------------------------------------------------------------
  Total                                                                      304,857           21,202                169,013
-----------------------------------------------------------------------------------------------------------------------------

MINORITY INTEREST                                                                670                -                      -
-----------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES:
  Long-term debt due within one year                                           7,885              473                     39
  Notes payable                                                               16,155                -                      -
  Commercial paper                                                                 -                -                      -
  Accounts payable--
    Affiliated companies                                                      23,882            2,414                 12,188
    Other                                                                      4,812            8,411                 13,128
  Customer deposits                                                                -                -                      -
  Taxes accrued--
    Federal and state income                                                     165                -                      -
    Other                                                                        297               47                  1,175
  Interest accrued                                                            13,504                -                    397
  Vacation pay accrued                                                             -              266                    441
  Miscellaneous                                                                    -            2,836                  1,993
-----------------------------------------------------------------------------------------------------------------------------
  Total                                                                       66,700           14,447                 29,361
-----------------------------------------------------------------------------------------------------------------------------

DEFERRED CREDITS AND OTHER LIABILITIES:
  Accumulated deferred income taxes                                           51,388              985                 18,717
  Deferred credits related to income taxes                                         -                -                      -
  Accumulated deferred investment tax credits                                      -                -                      -
  Employee benefits provisions(1)                                                  -                -                    617
  Prepaid capacity revenues, net                                                   -                -                      -
  Department of Energy assessments                                                 -                -                      -
  Disallowed Plant Vogtle capacity buyback costs                                   -                -                      -
  Storm damage reserves                                                            -                -                      -
  Miscellaneous                                                                    -              510                  1,870
-----------------------------------------------------------------------------------------------------------------------------
  Total                                                                       51,388            1,495                 21,204
-----------------------------------------------------------------------------------------------------------------------------

TOTAL CAPITALIZATION AND LIABILITIES                                 $       423,615    $      37,144        $       219,578
=============================================================================================================================


(1)  Includes Post Retirement Life & Medical Provisions,  Supplemental and Other
     Pension Accruals,  Early Retirement  Incentive Program Costs and Other Work
     Force Reduction Costs, and Miscellaneous Post Employment Benefits.
                                                           (Continued on following page)

                                      A-9B



                 THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                 CONSOLIDATING BALANCE SHEET-- DECEMBER 31, 1997
                        (Stated in Thousands of Dollars)
                                   (Continued)





                                                                             Southern          Southern
         CAPITALIZATION AND LIABILITIES                                     Information        Telecom           SERC

CAPITALIZATION (see accompanying statements):
  Common stock equity                                                     $     1,382     $       3,563     $     5
  Preferred stock of subsidiaries                                                   -                 -           -
  Company or subsidiary obligated mandatorily redeemable
     capital and preferred securities                                               -                 -           -
  Long-term debt                                                                    -                 -           -
----------------------------------------------------------------------------------------------------------------------
  Total                                                                         1,382             3,563           5
----------------------------------------------------------------------------------------------------------------------

MINORITY INTEREST                                                                   -                 -           -
----------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES:
  Long-term debt due within one year                                                -                 -           -
  Notes payable                                                                     -                 -           -
  Commercial paper                                                                  -                 -           -
  Accounts payable--
    Affiliated companies                                                          196               305         716
    Other                                                                         438                52          18
  Customer deposits                                                                 -                 -           -
  Taxes accrued--
    Federal and state income                                                        -             2,116           -
    Other                                                                           -                 -           -
  Interest accrued                                                                  -                 -           -
  Vacation pay accrued                                                              -                 -           -
  Miscellaneous                                                                    50                 -           -
----------------------------------------------------------------------------------------------------------------------
  Total                                                                           684             2,473         734
----------------------------------------------------------------------------------------------------------------------

DEFERRED CREDITS AND OTHER LIABILITIES:
  Accumulated deferred income taxes                                                 -                 -           -
  Deferred credits related to income taxes                                          -                 -           -
  Accumulated deferred investment tax credits                                       -                 -           -
  Employee benefits provisions(1)                                                   -                 -           -
  Prepaid capacity revenues, net                                                    -                 -           -
  Department of Energy assessments                                                  -                 -           -
  Disallowed Plant Vogtle capacity buyback costs                                    -                 -           -
  Storm damage reserves                                                             -                 -           -
  Miscellaneous                                                                     -             5,131         154
----------------------------------------------------------------------------------------------------------------------
  Total                                                                             -             5,131         154
----------------------------------------------------------------------------------------------------------------------

TOTAL CAPITALIZATION AND LIABILITIES                                      $     2,066     $      11,167      $  893
======================================================================================================================


(1)  Includes Post Retirement Life & Medical Provisions,  Supplemental and Other
     Pension Accruals,  Early Retirement  Incentive Program Costs and Other Work
     Force Reduction Costs, and Miscellaneous Post Employment Benefits.


                                      A-9C

                 THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
          CONSOLIDATING STATEMENT OF CAPITALIZATION--DECEMBER 31, 1997
                        (Stated in Thousands of Dollars)

                                                                                        Intercompany
                                                                                        Eliminations
                                                                                        and Transfers
                                                                       Consolidated     Add (Deduct)    SOUTHERN        ALABAMA

COMMON  STOCK EQUITY:
     Common stock, par value $5 per share
         Authorized -- 1,000,000,000 shares
         Outstanding -- 1997: 693 million shares                        $3,467,115     $  (699,656)   $ 3,467,115    $   224,358
     Paid-in capital(1)                                                  2,337,714      (6,022,280)     2,337,714      1,304,744
     Retained earnings                                                   3,842,135      (3,367,269)     3,842,135      1,221,467
---------------------------------------------------------------------------------------------------------------------------------
     Total common stock equity                                           9,646,964     (10,089,205)     9,646,964      2,750,569
---------------------------------------------------------------------------------------------------------------------------------

CUMULATIVE PREFERRED STOCK OF
     SUBSIDIARIES
     $100 par or stated value--
         4.20% to 5.64%                                                     88,930               -              -         47,512
         6.32% to 7.00%                                                     47,074               -              -              -
     $25 par or stated value--
         6.40% to 6.80%                                                    131,661               -              -         88,000
     Auction rates--at January 1, 1998--
         4.20% to 4.235%                                                    70,000               -              -         70,000
     Adjustable rates--at January 1, 1998--
         4.67% to 5.27%                                                    155,681               -              -         50,000
---------------------------------------------------------------------------------------------------------------------------------
     Total (annual dividend requirement--$27 million)                      493,346               -              -        255,512
---------------------------------------------------------------------------------------------------------------------------------

COMPANY OR SUBSIDIARY OBLIGATED
     MANDATORILY REDEEMABLE CAPITAL
     AND PREFERRED SECURITIES:
     $25 liquidation value--
         7.375%                                                             97,000               -              -         97,000
         7.60% to 7.625%                                                   415,000               -              -        200,000
         7.75%                                                             649,250               -              -              -
         8.14% to 9%                                                       582,270               -              -              -
---------------------------------------------------------------------------------------------------------------------------------
     Total (annual distribution requirement--$138 million)               1,743,520               -              -        297,000
---------------------------------------------------------------------------------------------------------------------------------

LONG-TERM DEBT OF SUBSIDIARIES:
     First mortgage bonds --
          Maturity             Interest Rates
         --------------------  ---------------------------------
         1998                  5% to 8.665%                                237,885               -              -         50,000
         1999                  6 1/8% to 8.665%                            373,340               -              -        170,000
         2000                  6% to 8.665%                                348,840               -              -        100,000
         2001                  8.665%                                        9,335
         2002                  6.85% to 8.665%                             259,695                                       100,000
         2003 through 2007     6.07% to 8.665%                             944,270               -              -        475,000
         2008 through 2012     6 7/8% to 8.665%                            120,740               -              -              -
         2013 through 2017     8.665%                                       72,860               -              -              -
         2018 through 2022     8.30% to 8 3/4%                             476,108               -              -        446,108
         2023 through 2026     6 7/8% to 9%                              1,109,250               -              -        500,000
-----------------------------------------------------------------------------------------------------------------------------------
         Total first mortgage bonds                                      3,952,323               -              -      1,841,108
     Other long-term debt                                                7,190,532      (1,521,090)       618,558        742,045
     Unamortized debt premium (discount), net                              (85,444)              -              -        (34,615)
------------------------------------------------------------------------------------------------------------------------------------
     Total long-term debt (annual interest
         requirement--$738 million)                                     11,057,411      (1,521,090)       618,558      2,548,538
     Less amount due within one year                                       783,805               -              -         75,336
------------------------------------------------------------------------------------------------------------------------------------
     Long-term debt excluding amount due
         within one year                                                10,273,606      (1,521,090)       618,558      2,473,202
------------------------------------------------------------------------------------------------------------------------------------

TOTAL CAPITALIZATION                                                  $ 22,157,436    $(11,610,295)   $10,265,522      5,776,283
===================================================================================================================================


                                 A-10A

                 THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
          CONSOLIDATING STATEMENT OF CAPITALIZATION--DECEMBER 31, 1997
                        (Stated in Thousands of Dollars)

                                                                 GEORGIA      GULF        MISSISSIPPI         SAVANNAH
COMMON  STOCK EQUITY:
     Common stock, par value $5 per share
         Authorized -- 1,000,000,000 shares
         Outstanding -- 1997: 693 million shares               $  344,250      $ 38,060     $ 37,691             $   54,223
     Paid-in capital(1)                                         1,930,131       218,450      179,716                  8,688
     Retained earnings                                          1,745,347       172,208      170,417                112,720
----------------------------------------------------------------------------------------------------------------------------
     Total common stock equity                                  4,019,728       428,718      387,824                175,631
----------------------------------------------------------------------------------------------------------------------------

CUMULATIVE PREFERRED STOCK OF
     SUBSIDIARIES
     $100 par or stated value--
         4.20% to 5.64%                                            30,355         4,241        6,822                      -
         6.32% to 7.00%                                            22,000             -       25,074                      -
     $25 par or stated value--
         6.40% to 6.80%                                                 -         8,661            -                 35,000
     Auction rates--at January 1, 1998--
         4.20% to 4.235%                                                -             -            -                      -
     Adjustable rates--at January 1, 1998--
         4.67% to 5.27%                                           104,892           789            -                      -
----------------------------------------------------------------------------------------------------------------------------
     Total (annual dividend requirement--$27 million)             157,247        13,691       31,896                 35,000
----------------------------------------------------------------------------------------------------------------------------

COMPANY OR SUBSIDIARY OBLIGATED
     MANDATORILY REDEEMABLE CAPITAL
     AND PREFERRED SECURITIES:
     $25 liquidation value--
         7.375%                                                         -             -            -                      -
         7.60% to 7.625%                                          175,000        40,000            -                      -
         7.75%                                                    414,250             -       35,000                      -
         8.14% to 9%                                              100,000             -            -                      -
----------------------------------------------------------------------------------------------------------------------------
     Total (annual distribution requirement--$138 million)        689,250        40,000       35,000                      -
----------------------------------------------------------------------------------------------------------------------------

LONG-TERM DEBT OF SUBSIDIARIES:
     First mortgage bonds --
         Maturity                          Interest Rates
         -----------------------------      -----------------
         1998                               5% to 8.665%          100,000        45,000       35,000                      -
         1999                               6 1/8% to 8.665%      195,000             -            -                      -
         2000                               6% to 8.665%          200,000             -       40,000                      -
         2001                               8.665%                                                 -                      -
         2002                               6.85% to 8.665%       150,000                          -                      -
         2003 through 2007                  6.07% to 8.665%       285,000        55,000       35,000                 40,000
         2008 through 2012                  6 7/8% to 8.665%       50,000             -            -                      -
         2013 through 2017                  8.665%                      -             -            -                      -
         2018 through 2022                  8.30% to 8 3/4%             -             -            -                 30,000
         2023 through 2026                  6 7/8% to 9%          474,250        30,000       65,000                 40,000
----------------------------------------------------------------------------------------------------------------------------
         Total first mortgage bonds                             1,454,250       130,000      175,000                110,000
     Other long-term debt                                       1,757,865       224,957      153,725                 54,610
     Unamortized debt premium (discount), net                      (8,425)       (4,637)      (2,040)                     -
----------------------------------------------------------------------------------------------------------------------------
     Total long-term debt (annual interest
         requirement--$738 million)                             3,203,690       350,320      326,685                164,610
     Less amount due within one year                              220,855        53,327       35,020                 21,764
----------------------------------------------------------------------------------------------------------------------------
     Long-term debt excluding amount due
         within one year                                        2,982,835       296,993      291,665                142,846
----------------------------------------------------------------------------------------------------------------------------

TOTAL CAPITALIZATION                                           $7,849,060      $779,402     $746,385              $ 353,477
============================================================================================================================
(1)  Includes premium on preferred stock.


                                     A-10B


                 THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
          CONSOLIDATING STATEMENT OF CAPITALIZATION--DECEMBER 31, 1997
                        (Stated in Thousands of Dollars)

                                                                                                     SOUTHERN
                                                                   SEGCO              SCS            NUCLEAR            SEIH*

COMMON  STOCK EQUITY:
     Common stock, par value $5 per share
         Authorized -- 1,000,000,000 shares
         Outstanding -- 1997: 693 million shares                     $   328         $    725    $      $      10      $        1
     Paid-in capital(1)                                               32,472              150               1,852       2,131,937
     Retained earnings                                                17,145                -                   -             124
----------------------------------------------------------------------------------------------------------------------------------
     Total common stock equity                                        49,945              875               1,862       2,132,062
----------------------------------------------------------------------------------------------------------------------------------

CUMULATIVE PREFERRED STOCK OF
     SUBSIDIARIES
     $100 par or stated value--
         4.20% to 5.64%                                                    -                -                   -               -
         6.32% to 7.00%                                                    -                -                   -               -
     $25 par or stated value--
         6.40% to 6.80%                                                    -                -                   -               -
     Auction rates--at January 1, 1998--
         4.20% to 4.235%                                                   -                -                   -               -
     Adjustable rates--at January 1, 1998--
         4.67% to 5.27%                                                    -                -                   -               -
----------------------------------------------------------------------------------------------------------------------------------
     Total (annual dividend requirement--$27 million)                      -                -                   -               -
----------------------------------------------------------------------------------------------------------------------------------

COMPANY OR SUBSIDIARY OBLIGATED
     MANDATORILY REDEEMABLE CAPITAL
     AND PREFERRED SECURITIES:
     $25 liquidation value--
         7.375%                                                            -                -                   -               -
         7.60% to 7.625%                                                   -                -                   -               -
         7.75%                                                             -                -                   -         200,000
         8.14% to 9%                                                       -                -                   -         482,270
----------------------------------------------------------------------------------------------------------------------------------
     Total (annual distribution requirement--$138 million)                 -                -                   -         682,270
----------------------------------------------------------------------------------------------------------------------------------

LONG-TERM DEBT OF SUBSIDIARIES:
     First mortgage bonds --
                   Maturity                  Interest Rates
         -----------------------------       --------------------
         1998                                5% to 8.665%                  -                -                   -               -
         1999                                6 1/8% to 8.665%              -                -                   -               -
         2000                                6% to 8.665%                  -                -                   -               -
         2001                                8.665%                                                             -               -
         2002                                6.85% to 8.665%                                                    -               -
         2003 through 2007                   6.07% to 8.665%               -                -                   -               -
         2008 through 2012                   6 7/8% to 8.665%              -                -                   -               -
         2013 through 2017                   8.665%                        -                -                   -               -
         2018 through 2022                   8.30% to 8 3/4%               -                -                   -               -
         2023 through 2026                   6 7/8% to 9%                  -                -                   -               -
----------------------------------------------------------------------------------------------------------------------------------
         Total first mortgage bonds                                        -                -                   -               -
     Other long-term debt                                             71,902           38,321               5,000       4,891,065
     Unamortized debt premium (discount), net                           (260)               -                   -          (6,356)
----------------------------------------------------------------------------------------------------------------------------------
     Total long-term debt (annual interest
         requirement--$738 million)                                   71,642           38,321               5,000       4,884,709
     Less amount due within one year                                       -            2,300                   -         366,806
----------------------------------------------------------------------------------------------------------------------------------
     Long-term debt excluding amount due
         within one year                                              71,642           36,021               5,000       4,517,903
----------------------------------------------------------------------------------------------------------------------------------

TOTAL CAPITALIZATION                                                $121,587         $ 36,896             $ 6,862       $7,332,235
==================================================================================================================================
(1)  Includes premium on preferred stock.
* Preliminary.  Currently under audit.


                          (Continued on following page)

                                      A-11A





                 THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
          CONSOLIDATING STATEMENT OF CAPITALIZATION--DECEMBER 31, 1997
                        (Stated in Thousands of Dollars)

                                                                               Energy     Southern        Southern  Southern
                                                                      MESH    Solutions  Communications Information Telecom   SERC
COMMON  STOCK EQUITY:
     Common stock, par value $5 per share
         Authorized -- 1,000,000,000 shares
         Outstanding -- 1997: 693 million shares                     $     1    $      1      $       1    $     1    $    1    5
     Paid-in capital(1)                                               14,887      36,842        157,505      1,900     3,006    -
     Retained earnings                                                     -     (16,415)       (55,781)      (519)      556    -
------------------------------------------------------------------------------------------------------------------------------------
     Total common stock equity                                        14,888      20,428        101,725      1,382     3,563    5
------------------------------------------------------------------------------------------------------------------------------------

CUMULATIVE PREFERRED STOCK OF
     SUBSIDIARIES
     $100 par or stated value--
         4.20% to 5.64%                                                    -           -              -          -         -    -
         6.32% to 7.00%                                                    -           -              -          -         -    -
     $25 par or stated value--
         6.40% to 6.80%                                                    -           -              -          -         -    -
     Auction rates--at January 1, 1998--
         4.20% to 4.235%                                                   -           -              -          -         -    -
     Adjustable rates--at January 1, 1998--
         4.67% to 5.27%                                                    -           -              -          -         -    -
------------------------------------------------------------------------------------------------------------------------------------
     Total (annual dividend requirement--$27 million)                      -           -              -          -         -    -
------------------------------------------------------------------------------------------------------------------------------------

COMPANY OR SUBSIDIARY OBLIGATED
     MANDATORILY REDEEMABLE CAPITAL
     AND PREFERRED SECURITIES:
     $25 liquidation value--
         7.375%                                                            -           -              -          -         -    -
         7.60% to 7.625%                                                   -           -              -          -         -    -
         7.75%                                                             -           -              -          -         -    -
         8.14% to 9%                                                       -           -              -          -         -    -
------------------------------------------------------------------------------------------------------------------------------------
     Total (annual distribution requirement--$138 million)                 -           -              -          -         -    -
------------------------------------------------------------------------------------------------------------------------------------

LONG-TERM DEBT OF SUBSIDIARIES:
     First mortgage bonds --
          Maturity                          Interest Rates
         -----------------------------       ----------------------
         1998                                5% to 8.665%              7,885           -              -          -         -    -
         1999                                6 1/8% to 8.665%          8,340           -              -          -         -    -
         2000                                6% to 8.665%              8,840           -              -          -         -    -
         2001                                8.665%                    9,335
         2002                                6.85% to 8.665%           9,695
         2003 through 2007                   6.07% to 8.665%          54,270           -              -          -         -    -
         2008 through 2012                   6 7/8% to 8.665%         70,740           -              -          -         -    -
         2013 through 2017                   8.665%                   72,860           -              -          -         -    -
         2018 through 2022                   8.30% to 8 3/4%               -           -              -          -         -    -
         2023 through 2026                   6 7/8% to 9%                  -           -              -          -         -    -
------------------------------------------------------------------------------------------------------------------------------------
          Total first mortgage bonds                                 241,965           -              -          -         -    -
     Other long-term debt                                             85,000       1,247         67,327          -         -    -
     Unamortized debt premium (discount), net                        (29,111)          -              -          -         -    -
------------------------------------------------------------------------------------------------------------------------------------
     Total long-term debt (annual interest
         requirement--$738 million)                                  297,854       1,247         67,327          -         -    -
     Less amount due within one year                                   7,885         473             39          -         -    -
------------------------------------------------------------------------------------------------------------------------------------
     Long-term debt excluding amount due
         within one year                                             289,969         774         67,288          -         -    -
------------------------------------------------------------------------------------------------------------------------------------

TOTAL CAPITALIZATION                                                 304,857    $ 21,202       $169,013     $1,382     $3,563   $5
====================================================================================================================================
(1)  Includes premium on preferred stock.


                                     A-11B

                        SOUTHERN AND SUBSIDIARY COMPANIES

          CONSOLIDATING STATEMENT OF CAPITALIZATION--DECEMBER 31, 1997
                                   (Continued)

NOTE TO CONSOLIDATING STATEMENT OF CAPITALIZATION:
Shares authorized, shares outstanding and redemption prices of the preferred stock and preferred securities are shown below:

                                                    Shares                       Redemption Price
           Series                         Authorized        Outstanding               Per Share**
           -------                       -----------        -----------          --------------------
Cumulative Preferred Stock,
    $100 par or stated value--
       4.20% to 5.64%                       2,165,125           855,992               $102.18  to $110.00
       6.32% to 7.00%                       1,304,040           504,040               $103.18  to $108.32*
       Undesignated                         9,535,733                 -                         -

    $25 par or stated value--
       6.40% to 6.80%                       5,266,429         5,266,429               $26.60* to $26.90*
       Adjustable rate--at 1/1/98
          4.67%-1993 Series                    31,560            31,560                       $26.25*
          4.82%-1993 Series                 2,000,000         2,000,000                       $26.25*
          5.27%-1993 Series                 1,627,160         1,627,160                       $27.50*
          4.85%-1993 Series                 2,568,517         2,568,517                       $27.50*
       Undesignated                        46,604,323                 -                         -

    $1 Par Value--Undesignated             21,479,800                 -                         -

    Auction rate--at 1/1/98:  4.235%
       $100 Stated Capital                    500,000           500,000                          $100

    Auction rate--at 1/1/98:  4.20%
       $100,000 Stated Capital                    200               200                      $100,000

    $10 Par or Stated Value--
       Undesignated                         9,622,011                 -                             -


                                              Preferred Securities                   Redemption Price
           Series                         Authorized        Outstanding             Per Preferred Security**
           ------                         ----------        -----------             -----------------------

Subsidiary Obligated Mandatorily
    Redeemable Preferred Securities
    7.375%                                  3,880,000         3,880,000                           $25
    7.60%                                   8,000,000         8,000,000                           $25
    7.60%                                   7,000,000         7,000,000                           $25
    7.625%                                  1,600,000         1,600,000                           $25
    7.75%                                   1,400,000         1,400,000                           $25
    7.75%                                   7,570,000         7,570,000                           $25
    7.75%                                   9,000,000         9,000,000                           $25
    9%                                      4,000,000         4,000,000                           $25



 *Amount of premium in excess of par or stated value reduces in future years. **Plus accrued dividends in each case.

                 THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                        (Stated in Thousands of Dolllars)

                                                                         Intercompany
                                                                         Eliminations
                                                                         and Transfers
                                                  Consolidated           Add (Deduct)           SOUTHERN                 ALABAMA

BALANCE, December 31, 1996                       $3,763,987    $        (3,310,385)   $        3,763,987     $        1,185,128

ADD:
     Net income after dividends on preferred
         stock of subsidiary companies              971,576             (1,071,545)              971,576                375,939
--------------------------------------------------------------------------------------------------------------------------------
                                                  4,735,563             (4,381,930)            4,735,563              1,561,067
DEDUCT (ADD):
     Cash dividends paid on common stock            889,005(1)          (1,010,782)              889,005(1)             339,600
     Other common and preferred stock
         transactions, net                            4,423                 (3,879)                4,423                      -
--------------------------------------------------------------------------------------------------------------------------------

BALANCE, December 31, 1997                       $3,842,135    $        (3,367,269)   $        3,842,135     $        1,221,467
================================================================================================================================

(1)  SOUTHERN paid quarterly dividends during 1997 of 32-1/2(cent) per share or $1.30 for the year.

                                     A-13A

                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                        (Stated in Thousands of Dolllars)


                                                      GEORGIA        GULF         MISSISSIPPI      SAVANNAH

BALANCE, December 31, 1996                         $1,674,774       $179,179       $166,282       $109,373

ADD:
     Net income after dividends on preferred
         stock of subsidiary companies                593,996         57,610         54,010         23,847
-----------------------------------------------------------------------------------------------------------
                                                    2,268,770        236,789        220,292        133,220
DEDUCT (ADD):
     Cash dividends paid on common stock              520,000         64,600         49,400         20,500
     Other common and preferred stock
         transactions, net                              3,423            (19)           475              -
-----------------------------------------------------------------------------------------------------------

BALANCE, December 31, 1997                         $1,745,347       $172,208       $170,417       $112,720
===========================================================================================================

(1)SOUTHERN paid quarterly dividends during 1997 of 32-1/2(cent)per share or $1.30 for the year.


                                     A-13B

                 THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                        (Stated in Thousands of Dolllars)


                                                                                                                     Energy
                                                               SEGCO             SEIH*                    MESH      Solutions

BALANCE, December 31, 1996                                 $      19,263     $      16,219           $     -    $     (11,039)

ADD:
     Net income after dividends on preferred
         stock of subsidiary companies                             8,532           (16,095)            6,032           (5,376)
------------------------------------------------------------------------------------------------------------------------------
                                                                  27,795               124             6,032          (16,415)
DEDUCT (ADD):
     Cash dividends paid on common stock                          10,650                 -             6,032                -
     Other common and preferred stock
         transactions, net                                             -                 -                 -                -
------------------------------------------------------------------------------------------------------------------------------

BALANCE, December 31, 1997                                 $      17,145     $         124             $   -    $     (16,415)
==============================================================================================================================


(1)SOUTHERN paid quarterly dividends during 1997 of 32-1/2(cent)per share or $1.30 for the year.
                                     A-13C



                 THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                        (Stated in Thousands of Dolllars)

                                                              Southern             Southern                    Southern
                                                            Communications      Information                   Telecom
BALANCE, December 31, 1996                                 $     (28,769)    $          (1)                     $         (24)

ADD:
     Net income after dividends on preferred
         stock of subsidiary companies                           (27,012)             (518)                               580
------------------------------------------------------------------------------------------------------------------------------
                                                                 (55,781)             (519)                               556
DEDUCT (ADD):
     Cash dividends paid on common stock                               -                 -                                  -
     Other common and preferred stock
         transactions, net                                             -                 -                                  -
------------------------------------------------------------------------------------------------------------------------------

BALANCE, December 31, 1997                                 $     (55,781)    $        (519)                     $         556
===========================================================================================-----==============================

* Preliminary.  Currently under audit.

The notes to the financial statements (herein incorporated by reference as part of exhibit numbers A-1 through A-6 inclusive) are an integral part of this statement.
                                     A-13D

                 THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                  CONSOLIDATING STATEMENT OF PAID-IN CAPITAL (1)
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                        (Stated in Thousands of Dollars)
                                                                         Intercompany
                                                                         Eliminations
                                                                         and Transfers
                                                      Consolidated       Add (Deduct)          SOUTHERN               ALABAMA

BALANCE, December 31, 1996                              $ 2,067,228      $(5,067,756)   $       2,067,228         $ 1,304,791

ADD (DEDUCT):
     Proceeds from issuance of common
         stock over the par value thereof                   277,756(2)             -              277,756(2)                 -
     Contributions to (distributions from) capital                -         (961,330)                   -                    -
     Conversion of debt to equity                                 -                -                    -                    -
     Translation adjustment                                       -            6,512                    -                    -
     Unrealized gains/losses on investment
         valuations                                               -                -                    -                    -
     Other                                                   (7,270)             294               (7,270)                 (47)
-------------------------------------------------------------------------------------------------------------------------------

BALANCE,  December 31, 1997                             $ 2,337,714      $(6,022,280)   $       2,337,714          $ 1,304,744
===============================================================================================================================
(1)  Includes premium on preferred stock.
(2) SOUTHERN issued 16.4 million shares of common stock during 1997.


                                     A-14A



                 THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                  CONSOLIDATING STATEMENT OF PAID-IN CAPITAL (1)
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                        (Stated in Thousands of Dollars)

                                                             GEORGIA            GULF       MISSISSIPPI     SAVANNAH

BALANCE, December 31, 1996                                   $ 2,135,257        $ 218,519     $ 179,761     8,688

ADD (DEDUCT):
     Proceeds from issuance of common
         stock over the par value thereof                              -                -             -         -
     Contributions to (distributions from) capital              (205,000)               -             -         -
     Conversion of debt to equity                                      -                -             -         -
     Translation adjustment                                            -                -             -         -
     Unrealized gains/losses on investment
         valuations                                                    -                -             -         -
     Other                                                          (126)             (69)          (45)        -
------------------------------------------------------------------------------------------------------------------

BALANCE,  December 31, 1997                                  $ 1,930,131         $ 218,450     $ 179,716     8,688
==================================================================================================================
(1)  Includes premium on preferred stock.
(2) SOUTHERN issued 16.4 million shares of common stock during 1997.


                                     A-14B



                 THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                  CONSOLIDATING STATEMENT OF PAID-IN CAPITAL (1)
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                        (Stated in Thousands of Dollars)




                                                                                               SOUTHERN
                                                                     SEGCO         SCS         NUCLEAR           SEIH*

BALANCE, December 31, 1996                                      $ 32,472            $150        $ 1,859       $ 971,492

ADD (DEDUCT):
     Proceeds from issuance of common
         stock over the par value thereof                              -               -              -               -
     Contributions to (distributions from) capital                     -               -              -       1,166,957
     Conversion of debt to equity                                      -               -              -               -
     Translation adjustment                                            -               -              -          (6,512)
     Unrealized gains/losses on investment
         valuations                                                    -               -              -               -
     Other                                                             -               -             (7)              -
------------------------------------------------------------------------------------------------------------------------

BALANCE,  December 31, 1997                                    $  32,472            $150        $  1,852       2,131,937
========================================================================================================================

* Preliminary.  Currently under audit.

The notes to the financial statements (herein incorporated by reference as part of exhibit numbers A-1 through A-6 inclusive) are an integral part of this statement.

                                     A-14C

                 THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                  CONSOLIDATING STATEMENT OF PAID-IN CAPITAL (1)
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                        (Stated in Thousands of Dollars)


                                                                   Energy            Southern       Southern    Southern
                                                        MESH      Solutions       Communications   Information  Telecom

BALANCE, December 31, 1996                            $ 31,373    $   25,658       $  157,505     $       5    $  226

ADD (DEDUCT):
     Proceeds from issuance of common
         stock over the par value thereof                    -             -                -             -         -
     Contributions to (distributions from) capital     (16,486)       11,184                -         1,895     2,780
     Conversion of debt to equity                            -             -                -             -         -
     Translation adjustment                                  -             -                -             -         -
     Unrealized gains/losses on investment
         valuations                                          -             -                -             -         -

     Other                                                   -             -                -             -         -
---------------------------------------------------------------------------------------------------------------------


BALANCE,  December 31, 1997                           $ 14,887       $36,842         $ 157,505     $   1,900   $ 3,006
=====================================================================================================================

* Preliminary.  Currently under audit.

The notes to the financial statements (herein incorporated by reference as part of exhibit numbers A-1 through A-6 inclusive) are an integral part of this statement.

                                     A-14D

                          Notes to Financial Statements
                              at December 31, 1997


The notes to the financial statements are herein incorporated by reference as part of exhibit numbers A-1 through A-6 inclusive and are an integral part of the financial statements.


                     ALABAMA POWER COMPANY AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                 (in thousands)

                                                                           ALABAMA                                   ALABAMA
                                                                         Consolidated     Eliminations              CORPORATE
-------------------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING REVENUES                                                $3,149,111          $     -               $3,149,111
------------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES:
Operation --
     Fuel                                                                  896,014                 -                  896,014
     Purchased and interchanged, net                                        41,795                 -                   41,795
     Purchase power from affiliates                                         95,538                 -                   95,538
     Other                                                                 510,203                 -                  510,203
Maintenance                                                                242,691                 -                  242,691
Depreciation and amortization                                              330,377                 -                  330,377
Taxes other than income taxes                                              185,062                 -                  185,062
Federal and state income taxes                                             220,228                 -                  220,228
------------------------------------------------------------------------------------------------------------------------------
     Total operating expenses                                            2,521,908                 -                2,521,908
------------------------------------------------------------------------------------------------------------------------------

OPERATING INCOME                                                           627,203                                    627,203
OTHER INCOME (EXPENSE):
Income from subsidiary                                                       4,266                 -                    4,266
Interest income                                                             37,844           (23,109)                  38,517
Other, net                                                                 (38,522)                -                  (38,522)
Income taxes applicable to other income                                     12,351                 -                   12,351
-------------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INTEREST CHARGES                                              643,142           (23,109)                 643,815
-------------------------------------------------------------------------------------------------------------------------------
INTEREST CHARGES:
Interest on long-term debt                                                  167,172           (22,436)                 189,608
Allowance for debt funds used during construction                            (4,787)                -                   (4,787)
Interest on interim obligations                                              22,787                 -                   22,787
Amortization of debt discount, premium and expense, net                       9,645                 -                    9,645
Other interest charges                                                       57,800              (673)                  36,037
------------------------------------------------------------------------------------------------------------------------------
     Net interest charges                                                   252,617           (23,109)                 253,290
------------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                  390,525                 -                  390,525
DIVIDENDS ON PREFERRED STOCK                                                 14,586                 -                        -
------------------------------------------------------------------------------------------------------------------------------
NET INCOME AFTER DIVIDENDS ON PREFERRED STOCK                              $375,939            $    -                 $390,525
==============================================================================================================================
                                      A-16A

                     ALABAMA POWER COMPANY AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                 (in thousands)


                                                                   ALABAMA                  ALABAMA
                                                                   TRUST I                  TRUST II
----------------------------------------------------------------------------------------------------------

TOTAL OPERATING REVENUES                                          $            - $                      -
----------------------------------------------------------------------------------------------------------
                                                                                                        -
OPERATING EXPENSES:                                                                                     -
Operation --                                                                                            -
     Fuel                                                                      -                        -
     Purchased and interchanged, net                                           -                        -
     Purchase power from affiliates                                            -                        -
     Other                                                                     -                        -
Maintenance                                                                    -                        -
Depreciation and amortization                                                  -                        -
Taxes other than income taxes                                                  -                        -
Federal and state income taxes                                                 -                        -
------------------------------------------------------------------------------------------------------------
     Total operating expenses                                                  -                        -
------------------------------------------------------------------------------------------------------------
OPERATING INCOME
OTHER INCOME (EXPENSE):
Income from subsidiary                                                         -                        -
Interest income                                                            7,375                   15,061
Other, net                                                                     -                        -
Income taxes applicable to other income                                        -                        -
------------------------------------------------------------------------------------------------------------
INCOME BEFORE INTEREST CHARGES                                             7,375                   15,061
------------------------------------------------------------------------------------------------------------
INTEREST CHARGES:
Interest on long-term debt                                                     -                        -
Allowance for debt funds used during construction                              -                        -
Interest on interim obligations                                                -                        -
Amortization of debt discount, premium and expense, net                        -                        -
Other interest charges                                                     7,375                   15,061
------------------------------------------------------------------------------------------------------------
     Net interest charges                                                  7,375                   15,061
------------------------------------------------------------------------------------------------------------
NET INCOME                                                                     -                        -
DIVIDENDS ON PREFERRED STOCK
-------------------------------------------------------------------------------------------------------------
NET INCOME AFTER DIVIDENDS ON PREFERRED STOCK                           $      -                    $    -
=============================================================================================================

                                     A-16B


                     ALABAMA POWER COMPANY AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                 (in thousands)

-----------------------------------------------------------------------------------------------------------------------------------
                                                                               ALABAMA                                   ALABAMA
                                                                             Consolidated           Eliminations        CORPORATE
-----------------------------------------------------------------------------------------------------------------------------------

OPERATING ACTIVITIES
Net Income                                                               $  390,525 $                  - $                390,525
Adjustments to reconcile consolidated net income to net cash provided by operating activities -
     Depreciation and amortization                                          394,572                    -                  394,572
     Deferred income taxes, net                                             (12,429)                   -                  (12,429)
     Other, net                                                             (11,353)                   -                  (11,353)
Change in current assets and liabilities -
     Receivables, net                                                       (30,268)                   -                  (30,268)
     Inventories                                                             13,709                    -                   13,709
     Payables                                                                (9,745)                   -                   (9,745)
     Taxes accrued                                                            6,191                    -                    6,191
     Energy cost recovery, retail                                             7,108                    -                    7,108
     Other                                                                    7,127                    -                    7,127
----------------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED FROM OPERATING ACTIVITIES                                 755,437                    -                  755,437
-----------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Gross property additions                                                   (451,167)                   -                 (451,167)
Other                                                                       (51,791)             212,372                  (57,977)
---------------------------------------------------------------------------------------------------------------------------------
NET CASH USED FOR  INVESTING ACTIVITIES                                    (502,958)             212,372                 (509,144)
---------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES AND CAPITAL CONTRIBUTIONS
Proceeds--
     Preferred securities                                                   200,000               (6,186)                       -
     Other long term debt                                                   258,800             (206,186)                 464,986
Retirements--
     Preferred stock                                                       (184,888)                   -                 (184,888)
     First mortgage bonds                                                   (74,951)                   -                  (74,951)
     Other long term debt                                                      (951)                   -                     (951)
Interim obligations, net                                                    (57,971)                   -                  (57,971)
Payment of common stock dividends                                          (339,600)                   -                 (339,600)
Payment of preferred stock dividends                                        (22,524)                   -                  (22,524)
Other--                                                                     (16,024)                   -                  (16,024)
----------------------------------------------------------------------------------------------------------------------------------
NET CASH USED FOR FINANCINGS                                               (238,109)            (212,372)                (231,923)
----------------------------------------------------------------------------------------------------------------------------------
NET INC (DEC) IN CASH AND TEMPORARY CASH INVESTMENTS                         14,370                    -                   14,370
CASH AND TEMPORARY CASH INVESTMENTS, BEG OF PERIOD                            9,587                    -                    9,587
---------------------------------------------------------------------------------------------------------------------------------
CASH AND TEMPORARY CASH INVESTMENTS, END OF PERIOD                         $ 23,957              $     -                 $ 23,957
==================================================================================================================================
                                      A-17A



                     ALABAMA POWER COMPANY AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                 (in thousands)

                                                                                        ALABAMA              ALABAMA
                                                                                         TRUST I             TRUST II
---------------------------------------------------------------------------------------------------------------------------

OPERATING ACTIVITIES
Net Income                                                                       $                  - $                  -
Adjustments to reconcile consolidated net income to net cash provided by operating activities -
     Depreciation and amortization                                                                  -                    -
     Deferred income taxes, net                                                                     -                    -
     Other, net                                                                                     -                    -
Change in current assets and liabilities -
     Receivables, net                                                                               -                    -
     Inventories                                                                                    -                    -
     Payables                                                                                       -                    -
     Taxes accrued                                                                                  -                    -
     Energy cost recovery, retail                                                                   -                    -
     Other                                                                                          -                    -
---------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED FROM OPERATING ACTIVITIES                                                         -                    -
---------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Gross property additions                                                                            -                    -
Other                                                                                               -             (206,186)
---------------------------------------------------------------------------------------------------------------------------
NET CASH USED FOR  INVESTING ACTIVITIES                                                             -
---------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES AND CAPITAL CONTRIBUTIONS
Proceeds--
     Preferred securities                                                                           -              206,186
     Other long term debt                                                                           -                    -
Retirements--
     Preferred stock                                                                                -                    -
     First mortgage bonds                                                                           -                    -
     Other long term debt                                                                           -                    -
Interim obligations, net                                                                            -                    -
Payment of common stock dividends                                                                   -                    -
Payment of preferred stock dividends                                                                -                    -
Other--                                                                                             -                    -
---------------------------------------------------------------------------------------------------------------------------
NET CASH USED FOR FINANCINGS                                                                        -              206,186
---------------------------------------------------------------------------------------------------------------------------
NET INC (DEC) IN CASH AND TEMPORARY CASH INVESTMENTS                                                -              206,186
CASH AND TEMPORARY CASH INVESTMENTS, BEG OF PERIOD                                                  -                    -
--------------------------------------------------------------------------------------------------------------------------
CASH AND TEMPORARY CASH INVESTMENTS, END OF PERIOD                               $                  - $            206,186
===========================================================================================================================


                                     A17B



                     ALABAMA POWER COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                 (in thousands)

                                                             ALABAMA                                      ALABAMA
                                                          Consolidated           Eliminations            CORPORATE
-------------------------------------------------------------------------------------------------------------------------

UTILITY PLANT                                                    $7,100,638           $        -              $7,100,638
-------------------------------------------------------------------------------------------------------------------------

OTHER PROPERTY AND INVESTMENTS                                      240,213             (315,372)                249,399
-------------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
Cash and cash equivalents                                            23,957                    -                  23,957
Receivables -
     Customer accounts receivable                                   368,255                    -                 368,255
     Affiliated companies                                            50,353                    -                  50,353
     Other accounts receivable                                       28,921                    -                  28,921
     Accumulated provision for uncollectible accts                   (2,272)                   -                  (2,272)
Fossil fuel stock, at average cost                                   74,186                    -                  74,186
Materials and supplies, at average cost                             161,601                    -                 161,601
Prepayments                                                          20,453                    -                  20,453
Vacation pay deferred                                                28,783                    -                  28,783
-------------------------------------------------------------------------------------------------------------------------
     TOTAL                                                          754,237                    -                 754,237
-----------------------------------------------------------------------------------------------------------------------

DEFERRED CHARGES
Deferred charges related to income taxes                           384,549                    -                 384,549
Debt expense, being amortized                                        7,276                    -                   7,276
Premium on reacquired debt, being amortized                         81,417                    -                  81,417
Prepaid pension Costs                                              130,733                    -                 130,733
Department of Energy assessments                                    34,416                    -                  34,416
Miscellaneous                                                       79,388                    -                  79,388
-----------------------------------------------------------------------------------------------------------------------
     TOTAL                                                         717,779                    -                 717,779
-----------------------------------------------------------------------------------------------------------------------

TOTAL ASSETS                                                    $8,812,867            $(315,372)            $ 8,822,053
=======================================================================================================================
                                      A-18A



                     ALABAMA POWER COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                 (in thousands)



                                                                                          ALABAMA                  ALABAMA
                                                                                          TRUST I                  TRUST II
----------------------------------------------------------------------------------------------------------------------------------

UTILITY PLANT                                                                    $                     - $                      -
----------------------------------------------------------------------------------------------------------------------------------

OTHER PROPERTY AND INVESTMENTS                                                                   100,000                  206,186
----------------------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
Cash and cash equivalents                                                                              -                        -
Receivables -
     Customer accounts receivable                                                                      -                        -
     Affiliated companies                                                                              -                        -
     Other accounts receivable                                                                         -                        -
     Accumulated provision for uncollectible accts                                                     -                        -
Fossil fuel stock, at average cost                                                                     -                        -
Materials and supplies, at average cost                                                                -                        -
Prepayments                                                                                            -                        -
Vacation pay deferred                                                                                  -                        -
----------------------------------------------------------------------------------------------------------------------------------
     TOTAL                                                                                             -                        -
----------------------------------------------------------------------------------------------------------------------------------

DEFERRED CHARGES
Deferred charges related to income taxes                                                               -                        -
Debt expense, being amortized                                                                          -                        -
Premium on reacquired debt, being amortized                                                            -                        -
Prepaid pension Costs                                                                                  -                        -
Department of Energy assessments                                                                       -                        -
Miscellaneous                                                                                          -                        -
----------------------------------------------------------------------------------------------------------------------------------
     TOTAL                                                                                             -                        -
----------------------------------------------------------------------------------------------------------------------------------

TOTAL ASSETS                                                                     $               100,000 $                206,186
==================================================================================================================================

                                     A-18B






                     ALABAMA POWER COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                 (in thousands)

                                                                       ALABAMA                                      ALABAMA
                                                                    Consolidated           Eliminations            CORPORATE
-----------------------------------------------------------------------------------------------------------------------------------

CAPITALIZATION
Common Stock Equity                                                        $2,750,569             $      -            $   2,750,569
Preferred Stock                                                               255,512                    -                 255,512
Company obligated mandatorily
  redeemable preferred securities                                             297,000               (9,186)                      -
Long-term debt                                                              2,473,202             (306,186)              2,779,388
-----------------------------------------------------------------------------------------------------------------------------------
     TOTAL                                                                  5,776,283             (315,372)              5,785,469
-----------------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
Long-term debt due within one year                                             75,336                    -                  75,336
Commercial paper                                                              306,882                    -                 306,882
Accounts payable -
     Affiliated companies                                                      79,822                    -                  79,822
     Other                                                                    159,146                    -                 159,146
Customer deposits                                                              34,968                    -                  34,968
Taxes accrued                                                                  36,486                    -                  36,486
Interest accrued                                                               50,722                    -                  50,722
Vacation pay accrued                                                           28,783                    -                  28,783
Miscellaneous                                                                 103,602                    -                 103,602
-----------------------------------------------------------------------------------------------------------------------------------
     TOTAL                                                                    875,747                    -                 875,747
-----------------------------------------------------------------------------------------------------------------------------------

DEFERRED CREDITS AND OTHER LIABILITIES
Accumulated deferred income taxes                                           1,192,265                    -               1,192,265
Accumulated deferred investment tax credits                                   282,873                    -                 282,873
Prepaid capacity revenues, net                                                109,982                    -                 109,982
Department of Energy assessments                                               30,592                    -                  30,592
Deferred credits related to income taxes                                      327,328                    -                 327,328
Natural disaster reserve                                                       22,416                    -                  22,416
Miscellaneous                                                                 195,381                    -                 195,381
-----------------------------------------------------------------------------------------------------------------------------------
     TOTAL                                                                  2,160,837                    -               2,160,837
-----------------------------------------------------------------------------------------------------------------------------------

TOTAL CAPITALIZATION AND LIABILITIES                                       $8,812,867            $(315,372)             $8,822,053
===================================================================================================================================
                                      A-19A




                     ALABAMA POWER COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                 (in thousands)


                                                                                          ALABAMA                  ALABAMA
                                                                                          TRUST I                  TRUST II
----------------------------------------------------------------------------------------------------------------------------------

CAPITALIZATION
Common Stock Equity                                                              $                     - $                      -
Preferred Stock                                                                                        -                        -
Company obligated mandatorily
  redeemable preferred securities                                                                100,000                  206,186
Long-term debt                                                                                         -                        -
----------------------------------------------------------------------------------------------------------------------------------
     TOTAL                                                                                       100,000                  206,186
----------------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
Long-term debt due within one year                                                                     -                        -
Commercial paper                                                                                       -                        -
Accounts payable -
     Affiliated companies                                                                              -                        -
     Other                                                                                             -                        -
Customer deposits                                                                                      -                        -
Taxes accrued                                                                                          -                        -
Interest accrued                                                                                       -                        -
Vacation pay accrued                                                                                   -                        -
Miscellaneous                                                                                          -                        -
----------------------------------------------------------------------------------------------------------------------------------
     TOTAL                                                                                             -                        -
----------------------------------------------------------------------------------------------------------------------------------

DEFERRED CREDITS AND OTHER LIABILITIES
Accumulated deferred income taxes                                                                      -                        -
Accumulated deferred investment tax credits                                                            -                        -
Prepaid capacity revenues, net                                                                         -                        -
Department of Energy assessments                                                                       -                        -
Deferred credits related to income taxes                                                               -                        -
Natural disaster reserve                                                                               -                        -
Miscellaneous                                                                                          -                        -
----------------------------------------------------------------------------------------------------------------------------------
     TOTAL                                                                                             -                        -
----------------------------------------------------------------------------------------------------------------------------------

TOTAL CAPITALIZATION AND LIABILITIES                                             $               100,000 $                206,186
==================================================================================================================================

                                     A-19B

                         Notes to ALABAMA's Consolidated
                              Financial Statements



            (A) Represents equity in earnings of SEGCO, a non-consolidated subsidiary in which ALABAMA has 50% ownership, which is accounted for on the equity basis. See pages A-2 through A-16 for SEGCO's financial statements consolidated for SOUTHERN.

            (B) Includes $984,000 equity in earnings of Alabama Property Company, a non-consolidated subsidiary, which is accounted for on the equity basis. See pages A-24 through A-26 for Alabama Property Company's financial statements.

            (C) Represents ALABAMA's investment in SEGCO.

            (D) Includes $9,400,601 of investments in Alabama Property Company.

                                 ALABAMA TRUST I
                               STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                        (Consolidated in Parent, ALABAMA)
                                   (Unaudited)
                                 (in thousands)

            Interest Revenue                                             $7,375
            Distribution Expense                                          7,375
                                                                         ------

            NET OF REVENUES AND EXPENSES                                 $    0
                                                                         ======


                                 ALABAMA TRUST I
                             STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                        (Consolidated in Parent, ALABAMA)
                                   (Unaudited)
                                 (in thousands)


            INVESTING ACTIVITIES:                                            $0

            FINANCING ACTIVITIES:                                             0

             NET INCREASE ( DECREASE) IN CASH                                 0

            CASH AT BEGINNING OF PERIOD                                       0
                                                                         ------
            CASH AT END OF PERIOD                                        $    0
                                                                         ======

                                 ALABAMA TRUST I
                       BALANCE SHEET AT DECEMBER 31, 1997
                        (Consolidated in Parent, ALABAMA)
                                   (Unaudited)
                                 (in thousands)



                                                 ASSETS

            Investment in ALABAMA                                   $100,000
                                                                    --------

            TOTAL ASSETS                                            $100,000
                                                                    ========


                                               LIABILITIES

            Common securities                                       $  3,000
            Preferred securities                                      97,000
                                                                    --------

            TOTAL LIABILITIES                                       $100,000
                                                                    ========

                                ALABAMA TRUST II
                               STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                        (Consolidated in Parent, ALABAMA)
                                   (Unaudited)
                                 (in thousands)

        Interest Revenue                                             $15,061
        Distribution Expense                                          15,061

        NET OF REVENUES AND EXPENSES                                 $     0
                                                                     =======



                            ALABAMA TRUST II
                         STATEMENT OF CASH FLOWS
                  FOR THE YEAR ENDED DECEMBER 31, 1997
                    (Consolidated in Parent, ALABAMA)
                               (Unaudited)
                             (in thousands)


        INVESTING ACTIVITIES:
          Investment in ALABAMA Junior Subordinated Notes            $206,186
                                                                     --------

        FINANCING ACTIVITIES:
          Proceeds from issuance of 7.60% Trust Common Securities       6,186
          Proceeds from issuance of 7.60% Trust Preferred Securities  200,000
                                                                     --------

         NET INCREASE ( DECREASE) IN CASH                                   0

        CASH AT BEGINNING OF PERIOD                                         0
                                                                     --------
        CASH AT END OF PERIOD                                        $      0
                                                                     ========

                                ALABAMA TRUST II
                       BALANCE SHEET AT DECEMBER 31, 1997
                        (Consolidated in Parent, ALABAMA)
                                   (Unaudited)
                                 (in thousands)



                                              ASSETS

            Investment in ALABAMA                                 $206,186

            TOTAL ASSETS                                          $206,186
                                                                  --------


                                            LIABILITIES

            Common securities                                     $  6,186
            Preferred securities                                   200,000
                                                                  --------

            TOTAL LIABILITIES                                     $206,186
                                                                  ========

                            ALABAMA PROPERTY COMPANY
                               STATEMENT OF INCOME
                         FOR THE YEAR ENDED DECEMBER 31,
                      1997 (Unaudited; Not Consolidated in
                                Parent, ALABAMA)


            REVENUES:
                Sales of recreational lots                          $1,982,900
                Rentals                                                117,738
                                                                    ----------
                  Total Revenues                                     2,110,638
                                                                    ----------

            COSTS AND EXPENSES:
                Cost of recreational lot sales                         300,935
                Selling, administrative and general expenses           546,815
                                                                    ----------
                  Total costs and expenses                             847,750
                                                                    ----------
            OPERATING INCOME                                         1,252,888

            OTHER INCOME (EXPENSE):
                Interest income                                        197,230

            INCOME BEFORE PROVISION FOR INCOME TAXES                 1,450,118

            PROVISION FOR INCOME TAXES                                 466,118
                                                                    ----------
            NET INCOME                                              $  984,000
                                                                    ==========


                            ALABAMA PROPERTY COMPANY
                         STATEMENT OF RETAINED EARNINGS
                         FOR THE YEAR ENDED DECEMBER 31,
                      1997 (Unaudited; Not Consolidated in
                                Parent, ALABAMA)



            RETAINED EARNINGS AT DECEMBER 31, 1996                  $7,966,601
                Net income                                             984,000
                                                                    ----------
            RETAINED EARNINGS AT DECEMBER 31, 1997                  $8,950,661
                                                                    ==========

                          ALABAMA PROPERTY COMPANY
                             STATEMENT OF CASH FLOWS
                         FOR THE YEAR ENDED DECEMBER 31,
                      1997 (Unaudited; Not Consolidated in
                                Parent, ALABAMA)


        CASH FLOWS FROM OPERATING ACTIVITIES:
          Net income                                               $  984,000
                                                                   ----------
              Adjustments to reconcile net income to net cash
                provided by operating activities:
                   Changes in current assets and liabilities:
                      (Increase) decrease in receivables              (32,537)
                      Increase (decrease) in accounts payable         590,205
                      Increase (decrease) in taxes accrued           (816,376)
                                                                   ----------
        NET CASH PROVIDED FROM OPERATING ACTIVITIES                  (258,708)
                                                                   ----------

        INVESTING AND FINANCING ACTIVITIES:
          Gross property additions, net                            (1,763,040)

        NET CHANGE IN CASH AND CASH EQUIVALENTS                    (1,037,748)
        CASH AND CASH EQUIVALENTS, Beginning of year                4,088,787

        CASH AND CASH EQUIVALENTS, End of year                     $3,051,039
                                                                   ==========

                            ALABAMA PROPERTY COMPANY
                       BALANCE SHEET AT DECEMBER 31, 1996
                (Unaudited; Not Consolidated in Parent, ALABAMA)

                                                               ASSETS

        CURRENT ASSETS:
          Cash                                                       $  150,490
          Temporary cash investments                                  2,900,549
          Accounts receivable
              Other                                                       2,500
              Associated Companies                                       38,586
                                                                     ----------
        Total current assets                                          3,092,125

        PROPERTY AND MINERAL RIGHTS HELD FOR
          FUTURE DEVELOPMENT                                          6,391,389
                                                                     ----------

              Total Assets                                           $9,483,514
                                                                     ==========

                         LIABILITIES AND CAPITALIZATION


        CURRENT LIABILITIES:
          Payable to parent company                                 $  653,128
          Accrued income taxes                                        (591,725)
          Other accrued taxes                                           21,510
                                                                     ----------
              Total current liabilities                                 82,913

        SHAREHOLDER'S INVESTMENT:
          Common stock, $150 par value; 1,000 shares
              authorized, issued and outstanding                       150,000
          Additional paid-in capital                                   300,000
          Retained earnings                                          8,950,601
                                                                    -----------

              Total shareholder's investment                         9,400,601
                                                                    ----------
              Total liabilities and capitalization                  $9,483,514
                                                                    ==========

                     GEORGIA POWER COMPANY AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                 (in thousands)

                                                                   GEORGIA                                         GEORGIA
                                                                 Consolidated           Eliminations               CORPORATE
---------------------------------------------------------------------------------------------------------------------------

TOTAL OPERATING REVENUES                                          $4,385,717            $   (838)               $4,385,717
---------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES:
Operation --
     Fuel                                                            857,269                   -                   857,269
     Purchased and interchanged, net                                 143,409                   -                   143,409
     Purchase power from affiliates                                  177,240                   -                   177,240
     Other                                                           702,159                (838)                  702,950
Maintenance                                                          317,199                   -                   317,199
Depreciation and amortization                                        572,640                   -                   572,592
Amortization of deferred Plant Vogtle expenses, net                  120,577                   -                   120,577
Taxes other than income taxes                                        207,192                   -                   206,853
Federal and state income taxes                                       426,918                   -                   426,743
---------------------------------------------------------------------------------------------------------------------------
     Total operating expenses                                      3,524,603                (838)                3,524,832
---------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME                                                     861,114                   -                   860,885
OTHER INCOME (EXPENSE):
Allowance for equity funds used during construction                    6,012                   -                     6,012
Interest income                                                       10,581             (49,417)                   10,188
Other, net                                                           (31,568)                  -                   (31,498)
Income taxes applicable to other income                               31,763                   -                    31,902
---------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INTEREST CHARGES                                       877,902             (49,417)                  877,489
---------------------------------------------------------------------------------------------------------------------------
INTEREST CHARGES:
Interest on long-term debt                                           194,344             (49,417)                  243,179
Allowance for debt funds used during construction                     (8,962)                  -                    (8,962)
Amortization of debt discount, premium and expense, net               14,179                   -                    14,179
Other interest charges                                                65,418                   -                    18,049
--------------------------------------------------------------------------------------------------------------------------
     Net interest charges                                            264,979             (49,417)                  266,445
--------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                           612,923                   -                   611,044
DIVIDENDS ON PREFERRED STOCK                                          18,927                   -                    18,927
--------------------------------------------------------------------------------------------------------------------------
NET INCOME AFTER DIVIDENDS ON PREFERRED STOCK                      $ 593,996             $     -                  $592,117
==========================================================================================================================




                                     A-28A


                     GEORGIA POWER COMPANY AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                 (in thousands)





                                                                                            GEORGIA                 GEORGIA
                                                                       PIEDMONT             CAPITAL                 TRUST I
------------------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING REVENUES                                              $ 838                   $    -                $      -
-----------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES:
Operation --
     Fuel                                                                 -                        -                       -
     Purchased and interchanged, net                                      -                        -                       -
     Purchase power from affiliates                                       -                        -                       -
     Other                                                                -                       47                       -
Maintenance                                                               -                        -                       -
Depreciation and amortization                                            48                        -                       -
Amortization of deferred Plant Vogtle expenses, net                       -                        -                       -
Taxes other than income taxes                                           339                        -                       -
Federal and state income taxes                                          175                        -                       -
-----------------------------------------------------------------------------------------------------------------------------
     Total operating expenses                                           562                       47                       -
-----------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME                                                        276                      (47)                      -
OTHER INCOME (EXPENSE):
Allowance for equity funds used during construction
Interest income                                                         976                    9,279                  17,977
Other, net                                                              (70)
Income taxes applicable to other income                                (139)
-----------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INTEREST CHARGES                                        1,043                    9,232                  17,977
-----------------------------------------------------------------------------------------------------------------------------
INTEREST CHARGES:
Interest on long-term debt                                              582                        -                       -
Allowance for debt funds used during construction                         -                        -                       -
Amortization of debt discount, premium and expense, net                   -                        -                       -
Other interest charges                                                    -                    9,000                  17,438
-----------------------------------------------------------------------------------------------------------------------------
     Net interest charges                                               582                    9,000                  17,438
----------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                              461                      232                     539
DIVIDENDS ON PREFERRED STOCK                                              -                        -                       -
-----------------------------------------------------------------------------------------------------------------------------
NET INCOME AFTER DIVIDENDS ON PREFERRED STOCK                         $  461                 $   232                  $  539
============================================================================================================================
                                     A-28B


                     GEORGIA POWER COMPANY AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                 (in thousands)




                                                                                              GEORGIA                  GEORGIA
                                                                                              TRUST II                TRUST III
----------------------------------------------------------------------------------------------------------------------------------

TOTAL OPERATING REVENUES                                                                       $       -                 $     -
----------------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES:
Operation --
     Fuel                                                                                              -                        -
     Purchased and interchanged, net                                                                   -                        -
     Purchase power from affiliates                                                                    -                        -
     Other                                                                                             -                        -
Maintenance                                                                                            -                        -
Depreciation and amortization                                                                          -                        -
Amortization of deferred Plant Vogtle expenses, net                                                    -                        -
Taxes other than income taxes                                                                          -                        -
Federal and state income taxes                                                                         -                        -
----------------------------------------------------------------------------------------------------------------------------------
     Total operating expenses                                                                          -                        -
----------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME                                                                                       -                        -
OTHER INCOME (EXPENSE):
Allowance for equity funds used during construction
Interest income                                                                                   13,178                    8,400
Other, net
Income taxes applicable to other income
----------------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INTEREST CHARGES                                                                    13,178                    8,400
----------------------------------------------------------------------------------------------------------------------------------
INTEREST CHARGES:
Interest on long-term debt                                                                             -                        -
Allowance for debt funds used during construction                                                      -                        -
Amortization of debt discount, premium and expense, net                                                -                        -
Other interest charges                                                                            12,783                    8,148
----------------------------------------------------------------------------------------------------------------------------------
     Net interest charges                                                                         12,783                    8,148
----------------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                                           395                      252
DIVIDENDS ON PREFERRED STOCK                                                                           -                        -
----------------------------------------------------------------------------------------------------------------------------------
NET INCOME AFTER DIVIDENDS ON PREFERRED STOCK                                                   $    395                    $ 252
==================================================================================================================================

                                     A-28C

                     GEORGIA POWER COMPANY AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                 (in thousands)

                                                                              GEORGIA                                   GEORGIA
                                                                            Consolidated     Eliminations              CORPORATE
--------------------------------------------------------------------------------------------------------------------------------

OPERATING ACTIVITIES
Net Income                                                                  $612,923          $       -              $  611,044
Adjustments to reconcile consolidated net income to net cash provided by operating activities -
     Depreciation and amortization                                           674,286                  -                 674,180
     Deferred income taxes, net                                              (21,425)                 -                 (21,545)
     Allowance for equity funds used during construction                      (6,012)                 -                  (6,012)
     Amortization of deferred Plant Vogtle costs                             120,577                  -                 120,577
     Other, net                                                               27,200                  -                  27,200
Change in current assets and liabilities -
     Receivables, net                                                         13,387              1,497                  13,386
     Inventories                                                              39,748                  -                  39,748
     Payables                                                                (10,007)            (1,497)                 (8,588)
     Taxes accrued                                                            (3,596)                 -                  (3,704)
     Other                                                                   (75,253)                 -                 (75,253)
--------------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED FROM OPERATING ACTIVITIES                                1,371,828                  -               1,371,033
--------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Property additions                                                          (475,921)                 -                (475,921)
Sales of property                                                                                     -                       -
Other investing activities                                                    16,223            385,987                   5,751
--------------------------------------------------------------------------------------------------------------------------------
NET CASH USED FOR  INVESTING ACTIVITIES                                     (459,698)           385,987                (470,170)
--------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES AND CAPITAL CONTRIBUTIONS
Proceeds--
     Preferred securities                                                   364,250                  -                       -
     First mortgage bonds                                                         -                  -                       -
     Other long term debt                                                   284,700           (375,560)                660,215
Retirements--
     Preferred stock                                                       (356,392)                 -                (356,392)
     First mortgage bonds                                                   (60,258)                 -                 (60,258)
     Other long term debt                                                  (284,700)                 -                (284,700)
Interim obligations, net                                                    (64,266)                 -                 (64,266)
Special deposits - redemption funds                                          44,454                  -                  44,454
Capital distribution to parent company                                     (205,000)                 -                (205,000)
Payment of common stock dividends                                          (520,000)                 -                (520,000)
Payment of preferred stock dividends                                        (26,917)                 -                 (26,917)
Other--                                                                     (20,024)           (10,427)                (20,024)
-------------------------------------------------------------------------------------------------------------------------------
NET CASH USED FOR FINANCINGS                                               (844,153)          (385,987)               (832,888)
-------------------------------------------------------------------------------------------------------------------------------
NET INC (DEC) IN CASH AND TEMPORARY CASH INVESTMENTS                         67,977                  -                  67,975
CASH AND TEMPORARY CASH INVESTMENTS, BEG OF PERIOD                           15,356                  -                  15,313
--------------------------------------------------------------------------------------------------------------------------------
CASH AND TEMPORARY CASH INVESTMENTS, END OF PERIOD                          $83,333          $       -                $83,288
================================================================================================================================


                                     A-29A

                     GEORGIA POWER COMPANY AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                 (in thousands)



                                                                                                   GEORGIA                 GEORGIA
                                                                          PIEDMONT                 CAPITAL                 TRUST I
------------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net Income                                                                       $ 461             $  232                  $  539
Adjustments to reconcile consolidated net income to net cash provided by operating activities -
     Depreciation and amortization                                                 106                  -                       -
     Deferred income taxes, net                                                    120                  -                       -
     Allowance for equity funds used during construction                             -                  -                       -
     Amortization of deferred Plant Vogtle costs                                     -                  -                       -
     Other, net                                                                      -                  -                       -
Change in current assets and liabilities -                                                              -                       -
     Receivables, net                                                                -               (232)                   (539)
     Inventories                                                                     -                  -                       -
     Payables                                                                        -                  -                       -
     Taxes accrued                                                                 108                  -                       -
     Other                                                                           -                  -                       -
----------------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED FROM OPERATING ACTIVITIES                                        795                  -                       -
----------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Property additions                                                                   -                  -                       -
Sales of property                                                                    -                  -                       -
Other investing activities                                                           -                  -                       -
----------------------------------------------------------------------------------------------------------------------------------
NET CASH USED FOR  INVESTING ACTIVITIES                                              -                  -                       -
----------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES AND CAPITAL CONTRIBUTIONS
Proceeds--
     Preferred securities                                                            -                  -                       -
     First mortgage bonds                                                            -                  -                       -
     Other long term debt                                                           45                  -                       -
Retirements--
     Preferred stock                                                                 -                  -                       -
     First mortgage bonds                                                            -                  -                       -
     Other long term debt                                                            -                  -                       -
Interim obligations, net                                                             -                  -                       -
Special deposits - redemption funds                                                  -                  -                       -
Capital distribution to parent company                                               -                  -                       -
Payment of common stock dividends                                                    -                  -                       -
Payment of preferred stock dividends                                                 -                  -                       -
Other--                                                                           (838)                 -                       -
----------------------------------------------------------------------------------------------------------------------------------
NET CASH USED FOR FINANCINGS                                                      (793)                 -                       -
----------------------------------------------------------------------------------------------------------------------------------
NET INC (DEC) IN CASH AND TEMPORARY CASH INVESTMENTS                                 2                  -                       -
CASH AND TEMPORARY CASH INVESTMENTS, BEG OF PERIOD                                  43                  -                       -
==================================================================================================================================
CASH AND TEMPORARY CASH INVESTMENTS, END OF PERIOD                              $   45               $  -                  $    -
==================================================================================================================================
                                     A-29B


                     GEORGIA POWER COMPANY AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                 (in thousands)



                                                                                          GEORGIA                  GEORGIA
                                                                                          TRUST II                TRUST III
----------------------------------------------------------------------------------------------------------------------------------

OPERATING ACTIVITIES
Net Income                                                                                         $ 395                    $ 252
Adjustments to reconcile consolidated net income to net cash provided by operating activities -
     Depreciation and amortization                                                                     -                        -
     Deferred income taxes, net                                                                        -                        -
     Allowance for equity funds used during construction                                               -                        -
     Amortization of deferred Plant Vogtle costs                                                       -                        -
     Other, net                                                                                        -                        -
Change in current assets and liabilities -
     Receivables, net                                                                               (432)                    (293)
     Inventories                                                                                       -                        -
     Payables                                                                                         37                       41
     Taxes accrued                                                                                     -                        -
     Other                                                                                             -                        -
----------------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED FROM OPERATING ACTIVITIES                                                            -                        -
----------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Property additions                                                                                     -                        -
Sales of property                                                                                      -                        -
Other investing activities                                                                      (180,412)                (195,103)
----------------------------------------------------------------------------------------------------------------------------------
NET CASH USED FOR  INVESTING ACTIVITIES                                                         (180,412)                (195,103)
----------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES AND CAPITAL CONTRIBUTIONS
Proceeds--
     Preferred securities                                                                        175,000                  189,250
     First mortgage bonds                                                                              -                        -
     Other long term debt                                                                              -                        -
Retirements--
     Preferred stock                                                                                   -                        -
     First mortgage bonds                                                                              -                        -
     Other long term debt                                                                              -                        -
Interim obligations, net                                                                               -                        -
Special deposits - redemption funds                                                                    -                        -
Capital distribution to parent company                                                                 -                        -
Payment of common stock dividends                                                                      -                        -
Payment of preferred stock dividends                                                                   -                        -
Other--                                                                                            5,412                    5,853
----------------------------------------------------------------------------------------------------------------------------------
NET CASH USED FOR FINANCINGS                                                                     180,412                  195,103
----------------------------------------------------------------------------------------------------------------------------------
NET INC (DEC) IN CASH AND TEMPORARY CASH INVESTMENTS                                                   -                        -
CASH AND TEMPORARY CASH INVESTMENTS, BEG OF PERIOD                                                     -                        -
==================================================================================================================================
CASH AND TEMPORARY CASH INVESTMENTS, END OF PERIOD                                              $      -                 $      -
==================================================================================================================================

                                     A-29C


                     GEORGIA POWER COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                 (in thousands)

                                                                        GEORGIA                                      GEORGIA
                                                                     Consolidated           Eliminations            CORPORATE
-------------------------------------------------------------------------------------------------------------------------------

UTILITY PLANT                                                        $10,103,900           $        -            $10,084,770
------------------------------------------------------------------------------------------------------------------------------

OTHER PROPERTY AND INVESTMENTS                                           307,297             (754,935)                349,461
------------------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
Cash and cash equivalents                                                 83,333                    -                  83,288
Receivables -
     Customer accounts receivable                                        385,844                    -                 385,844
     Affiliated companies                                                 20,333                    -                  20,333
     Other accounts receivable                                           110,278               (2,190)                110,278
     Accumulated provision for uncollectible accts                        (3,000)                   -                  (3,000)
Fossil fuel stock, at average cost                                        96,067                    -                  96,067
Materials and supplies, at average cost                                  240,387                    -                 240,387
Prepayments                                                               27,503                    -                  27,503
Vacation pay deferred                                                     40,996                    -                  40,996
------------------------------------------------------------------------------------------------------------------------------
     TOTAL                                                             1,001,741               (2,190)              1,001,696
------------------------------------------------------------------------------------------------------------------------------

DEFERRED CHARGES
Deferred charges related to income taxes                                 688,472                    -                 688,472
Deferred Plant Vogtle costs                                               50,412                    -                  50,412
Prepaid pension Costs                                                     67,777                    -                  67,777
Miscellaneous                                                            354,129                    -                 354,128
------------------------------------------------------------------------------------------------------------------------------
     TOTAL                                                             1,160,790                    -               1,160,789
------------------------------------------------------------------------------------------------------------------------------

TOTAL ASSETS                                                         $12,573,728            $(757,125)             $12,596,716
==============================================================================================================================

                                     A-30A


                     GEORGIA POWER COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                 (in thousands)




                                                                                       GEORGIA              GEORGIA
                                                                 PIEDMONT              CAPITAL              TRUST I
--------------------------------------------------------------------------------------------------------------------

UTILITY PLANT                                                   $19,130            $       -             $       -
------------------------------------------------------------------------------------------------------------------

OTHER PROPERTY AND INVESTMENTS                                    2,197              103,100              231,959
------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
Cash and cash equivalents                                            45                    -                    -
Receivables -
     Customer accounts receivable                                     -                    -                    -
     Affiliated companies                                             -                    -                    -
     Other accounts receivable                                        -                  792                  673
     Accumulated provision for uncollectible accts                    -                    -                    -
Fossil fuel stock, at average cost                                    -                    -                    -
Materials and supplies, at average cost                               -                    -                    -
Prepayments                                                           -                    -                    -
Vacation pay deferred                                                                      -                    -
------------------------------------------------------------------------------------------------------------------
     TOTAL                                                           45                  792                  673
------------------------------------------------------------------------------------------------------------------

DEFERRED CHARGES
Deferred charges related to income taxes                              -                    -                    -
Deferred Plant Vogtle costs                                           -                    -                    -
Prepaid pension Costs                                                 -                    -                    -
Miscellaneous                                                         1                    -                    -
------------------------------------------------------------------------------------------------------------------
     TOTAL                                                            1                    -                    -
------------------------------------------------------------------------------------------------------------------

TOTAL ASSETS                                                    $21,373             $ 103,892             $232,632
==================================================================================================================

                                     A-30B


                     GEORGIA POWER COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                 (in thousands)



                                                                                         GEORGIA              GEORGIA
                                                                                        TRUST II             TRUST III
---------------------------------------------------------------------------------------------------------------------------

UTILITY PLANT                                                                    $                  - $                  -
---------------------------------------------------------------------------------------------------------------------------

OTHER PROPERTY AND INVESTMENTS                                                                180,412              195,103
---------------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
Cash and cash equivalents                                                                           -                    -
Receivables -
     Customer accounts receivable                                                                   -                    -
     Affiliated companies                                                                           -                    -
     Other accounts receivable                                                                    432                  293
     Accumulated provision for uncollectible accts                                                  -                    -
Fossil fuel stock, at average cost                                                                  -                    -
Materials and supplies, at average cost                                                             -                    -
Prepayments                                                                                         -                    -
Vacation pay deferred                                                                               -                    -
---------------------------------------------------------------------------------------------------------------------------
     TOTAL                                                                                        432                  293
---------------------------------------------------------------------------------------------------------------------------

DEFERRED CHARGES
Deferred charges related to income taxes                                                            -                    -
Deferred Plant Vogtle costs                                                                         -                    -
Prepaid pension Costs                                                                               -                    -
Miscellaneous                                                                                       -                    -
---------------------------------------------------------------------------------------------------------------------------
     TOTAL                                                                                          -                    -
---------------------------------------------------------------------------------------------------------------------------

TOTAL ASSETS                                                                     $            180,844 $            195,396
===========================================================================================================================


                                 A-30C

                     GEORGIA POWER COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                 (in thousands)

                                                            GEORGIA                                      GEORGIA
                                                         Consolidated           Eliminations            CORPORATE
-------------------------------------------------------------------------------------------------------------------

CAPITALIZATION
Common Stock Equity                                       $4,019,728           $  (31,706)           $ 4,019,729
Preferred Stock                                              157,247                    -                 157,247
Company obligated mandatorily
  redeemable preferred securities                            689,250                    -                       -
Long-term debt                                             2,982,835             (723,229)              3,693,420
------------------------------------------------------------------------------------------------------------------
     TOTAL                                                 7,849,060             (754,935)              7,870,396
------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
Securities due within one year                               220,855                    -                 220,855
Notes payable to banks                                       142,300                    -                 142,300
Commercial paper                                             223,930                    -                 223,930
Accounts payable -                                                 -                    -                       -
     Affiliated companies                                     71,373                    -                  71,373
     Other                                                   261,293                    -                 261,293
Customer deposits                                             68,618                    -                  68,618
Taxes accrued                                                116,021                    -                 115,402
Interest accrued                                              72,437               (2,190)                 74,549
Vacation pay accrued                                          32,285                    -                  32,285
Miscellaneous                                                 73,398                    -                  73,398
------------------------------------------------------------------------------------------------------------------
     TOTAL                                                 1,282,510               (2,190)              1,284,003
------------------------------------------------------------------------------------------------------------------

DEFERRED CREDITS AND OTHER LIABILITIES
Accumulated deferred income taxes                          2,417,547                    -               2,417,706
Accumulated deferred investment tax credits                  397,202                    -                 397,202
Deferred credits related to income taxes                     297,560                    -                 297,560
Miscellaneous                                                329,849                    -                 329,849
------------------------------------------------------------------------------------------------------------------
     TOTAL                                                 3,442,158                    -               3,442,317
------------------------------------------------------------------------------------------------------------------

TOTAL CAPITALIZATION AND LIABILITIES                     $12,573,728            $(757,125)            $ 12,596,716
===================================================================================================================

                                     A-31A

                     GEORGIA POWER COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                 (in thousands)


                                                                                   GEORGIA              GEORGIA
                                                              PIEDMONT              CAPITAL              TRUST I
-----------------------------------------------------------------------------------------------------------------

CAPITALIZATION
Common Stock Equity                                        $  8,269            $   3,892            $   7,632
Preferred Stock                                                   -                    -                    -
Company obligated mandatorily
  redeemable preferred securities                                 -              100,000              225,000
Long-term debt                                               12,644                    -                    -
--------------------------------------------------------------------------------------------------------------
     TOTAL                                                   20,913              103,892              232,632
--------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
Securities due within one year                                    -                    -                    -
Notes payable to banks                                            -                    -                    -
Commercial paper                                                  -                    -                    -
Accounts payable -                                                -                    -                    -
     Affiliated companies                                         -                    -                    -
     Other                                                        -                    -                    -
Customer deposits                                                 -                    -                    -
Taxes accrued                                                   619                    -                    -
Interest accrued                                                  -                    -                    -
Vacation pay accrued                                              -                    -                    -
Miscellaneous                                                     -                    -                    -
----------------------------------------------------------------------------------------------------------------
     TOTAL                                                      619                    -                    -
----------------------------------------------------------------------------------------------------------------

DEFERRED CREDITS AND OTHER LIABILITIES
Accumulated deferred income taxes                              (159)                   -                    -
Accumulated deferred investment tax credits                       -                    -                    -
Deferred credits related to income taxes                          -                    -                    -
Miscellaneous                                                     -                    -                    -
----------------------------------------------------------------------------------------------------------------
     TOTAL                                                     (159)                   -                    -
----------------------------------------------------------------------------------------------------------------

TOTAL CAPITALIZATION AND LIABILITIES                      $   21,373            $ 103,892          $  232,632
================================================================================================================

                                     A-31B


                     GEORGIA POWER COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                 (in thousands)


                                                                                         GEORGIA              GEORGIA
                                                                                        TRUST II             TRUST III
---------------------------------------------------------------------------------------------------------------------------

CAPITALIZATION
Common Stock Equity                                                              $              5,807 $              6,105
Preferred Stock                                                                                     -                    -
Company obligated mandatorily
  redeemable preferred securities                                                             175,000              189,250
Long-term debt                                                                                      -                    -
---------------------------------------------------------------------------------------------------------------------------
     TOTAL                                                                                    180,807              195,355
---------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
Securities due within one year                                                                      -                    -
Notes payable to banks                                                                              -                    -
Commercial paper                                                                                    -                    -
Accounts payable -                                                                                  -                    -
     Affiliated companies                                                                           -                    -
     Other                                                                                          -                    -
Customer deposits                                                                                   -                    -
Taxes accrued                                                                                       -                    -
Interest accrued                                                                                   37                   41
Vacation pay accrued                                                                                -                    -
Miscellaneous                                                                                       -                    -
---------------------------------------------------------------------------------------------------------------------------
     TOTAL                                                                                         37                   41
---------------------------------------------------------------------------------------------------------------------------

DEFERRED CREDITS AND OTHER LIABILITIES
Accumulated deferred income taxes                                                                   -                    -
Accumulated deferred investment tax credits                                                         -                    -
Deferred credits related to income taxes                                                            -                    -
Miscellaneous                                                                                       -                    -
---------------------------------------------------------------------------------------------------------------------------
     TOTAL                                                                                          -                    -
---------------------------------------------------------------------------------------------------------------------------

TOTAL CAPITALIZATION AND LIABILITIES                                             $            180,844 $            195,396
===========================================================================================================================
                                     A-31C

                         Notes to GEORGIA's Consolidated
                              Financial Statements



        (A) Includes $4,266,000 equity in earnings for SEGCO, a non-consolidated subsidiary in which GEORGIA has 50% ownership. SEGCO is accounted for on the equity basis. See pages A-2 through A-14 for SEGCO's financial statements consolidated for SOUTHERN.

        (B)    Includes $24,973,000 of investments in SEGCO.

                                    PIEDMONT
                             STATEMENT OF INCOME AND
                        EARNINGS RETAINED IN THE BUSINESS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                        (Consolidated in Parent, GEORGIA)
                                   (Unaudited)
                                 (in thousands)


        REVENUES:
            Rent                                          $838
            Other (Interest)                               976           $1,814
                                                         -----

        EXPENSES:
            Interest                                       582
            Taxes                                          653
            Depreciation                                   105
            Miscellaneous                                   13            1,353
                                                         -----          -------
        NET INCOME                                                          461
                                                                        =======
        EARNINGS RETAINED IN THE BUSINESS
            AT DECEMBER 31, 1996                                          1,391
                                                                        -------

        EARNINGS RETAINED IN THE BUSINESS
            AT DECEMBER 31, 1997                                         $1,852
                                                                         ======

                                    PIEDMONT
                             STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                        (Consolidated in Parent, GEORGIA)
                                   (Unaudited)
                                 (in thousands)


        OPERATING ACTIVITIES:
          Net income                                      $461
          Deferred income taxes                            120
          Depreciation                                     106
          Change in current liabilities                    108
          Other, net                                         -        $795
                                                        ------

        FINANCING ACTIVITIES:
          Increase in advances from parent                  45
          Decrease in capital contributions               (838)        (793)
                                                          ----         -----


        NET CHANGE IN CASH                                            $    2
                                                                      ======

                                    PIEDMONT
                       BALANCE SHEET AT DECEMBER 31, 1997
                        (Consolidated in Parent, GEORGIA)
                                   (Unaudited)
                                 (in thousands)

                                     ASSETS

        INVESTMENTS:
          Plant-in-service                            $19,130
          Non-utility property                          2,197   $21,327
                                                    ---------

        CURRENT ASSETS:
          Cash                                                       45

        MISCELLANEOUS DEFERRED DEBITS                                 1
                                                                --------

        TOTAL ASSETS                                            $21,373
                                                                =======

                         CAPITALIZATION AND LIABILITIES


        CAPITALIZATION:
          Common stock, $1 par (1,000,000 shares
            authorized, 100,000 shares issued)         $  100
          Other paid-in capital                         6,317
          Retained earnings                             1,852  $  8,269
                                                        -----

          Long-term debt - Advances from parent company          12,644
                                                                 ------
              Total capitalization                               20,913

        CURRENT LIABILITIES:
          Federal and state income taxes accrued         619        619

        DEFERRED CREDITS:
          Accumulated deferred income taxes                        (159)
                                                                -------

        TOTAL CAPITALIZATION AND LIABILITIES                    $21,373
                                                                =======

                               GEORGIA CAPITAL
                               STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                        (Consolidated in Parent, GEORGIA)
                                   (Unaudited)
                                 (in thousands)




        Interest Income                                               $9,279
        Less: Preferred Distributions                                  9,000
              Other Expenses                                              47
                                                                      ------

        NET INCOME                                                       232

        EARNINGS RETAINED IN THE BUSINESS AT DECEMBER 31, 1996           560
                                                                     -------

        EARNINGS RETAINED IN THE BUSINESS AT DECEMBER 31, 1997        $  792
                                                                      ======




                                 GEORGIA CAPITAL
                             STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                        (Consolidated in Parent, GEORGIA)
                                   (Unaudited)
                                 (in thousands)


        OPERATING ACTIVITIES:
          Net income                                                    $232
          Change in current assets and current liabilities              (232)
                                                                      ------

        NET CHANGE IN CASH                                            $    0
                                                                      ======

                                 GEORGIA CAPITAL
                       BALANCE SHEET AT DECEMBER 31, 1997
                        (Consolidated in Parent, GEORGIA)
                                   (Unaudited)
                                 (in thousands)



                                     ASSETS
                                     ------


        INVESTMENTS                                                  $103,100

        CURRENT ASSETS:
          Interest receivable                                             792
                                                                    ---------

        TOTAL ASSETS                                                 $103,892
                                                                     ========


                                 CAPITALIZATION
                                 --------------


        CAPITALIZATION:
          Miscellaneous paid-in capital             $3,100
          Retained earnings                            792          $  3,892
                                                  --------

          Preferred securities                                       100,000
                                                                    --------

          Total Capitalization                                       103,892
                                                                    --------

        TOTAL CAPITALIZATION                                        $103,892
                                                                    ========
                                      A-37

                                 GEORGIA TRUST I
                               STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                        (Consolidated in Parent, GEORGIA)
                                   (Unaudited)
                                 (in thousands)




        Interest Income                                              $17,977
        Less: Preferred Distributions                                 17,438

        NET INCOME                                                       539

        EARNINGS RETAINED IN THE BUSINESS AT DECEMBER 31, 1996           134
                                                                     -------

        EARNINGS RETAINED IN THE BUSINESS AT DECEMBER 31, 1997       $   673
                                                                     =======



                                 GEORGIA TRUST I
                             STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                        (Consolidated in Parent, GEORGIA)
                                   (Unaudited)
                                 (in thousands)


        OPERATING ACTIVITIES:
          Net income                                                 $   539
          Change in current assets and current liabilities              (539)
                                                                     -------

        NET CHANGE IN CASH                                           $    0
                                                                     =======
                                      A-38

                                 GEORGIA TRUST I
                       BALANCE SHEET AT DECEMBER 31, 1997
                        (Consolidated in Parent, GEORGIA)
                                   (Unaudited)
                                 (in thousands)



                                     ASSETS
                                     ------


        INVESTMENTS                                                 $231,959

        CURRENT ASSETS:
          Interest receivable                                            673
                                                                    --------

        TOTAL ASSETS                                                $232,632
                                                                    ========


                                 CAPITALIZATION
                                 --------------


        CAPITALIZATION:
          Miscellaneous paid-in capital               $6,959
          Retained earnings                              673        $  7,632
                                                     --------

          Preferred securities                                       225,000
                                                                    --------
        TOTAL CAPITALIZATION                                        $232,632
                                                                    =========

                                GEORGIA TRUST II
                               STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                        (Consolidated in Parent, GEORGIA)
                                   (Unaudited)
                                 (in thousands)




        Interest Income                                                $13,178
        Less: Preferred Distributions                                   12,783
                                                                       -------

        NET INCOME                                                         395

        EARNINGS RETAINED IN THE BUSINESS AT DECEMBER 31, 1996               0
                                                                       -------

        EARNINGS RETAINED IN THE BUSINESS AT DECEMBER 31, 1997         $   395
                                                                       =======



                                GEORGIA TRUST II
                             STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                        (Consolidated in Parent, GEORGIA)
                                   (Unaudited)
                                 (in thousands)


        OPERATING ACTIVITIES:
          Net income                                        $   395
          Change in current assets and current liabilities     (395)
                                                            -------
                                                                             -
        INVESTING ACTIVITIES:
          Junior subordinated notes issued to parent                  (180,412)

        FINANCING ACTIVITIES:
          Preferred securities                             175,000
          Advances from parent                               5,412     180,412
                                                          --------    --------

        NET CHANGE IN CASH                                            $      0
                                                                      ========

                                GEORGIA TRUST II
                       BALANCE SHEET AT DECEMBER 31, 1997
                        (Consolidated in Parent, GEORGIA)
                                   (Unaudited)
                                 (in thousands)



                                     ASSETS
                                     -----


        INVESTMENTS                                                 $180,412

        CURRENT ASSETS:
          Interest receivable                                            432
                                                                    --------
        TOTAL ASSETS                                                $180,844
                                                                    ========


                         CAPITALIZATION AND LIABILITIES


        CAPITALIZATION:
          Miscellaneous paid-in capital               $5,412
          Retained earnings                              395       $  5,807
                                                    --------

          Preferred securities                                      175,000
                                                                   --------

        TOTAL CAPITALIZATION                                        180,807
                                                                   --------

        CURRENT LIABILITIES:
          Interest payable                                               37
                                                                   --------

        TOTAL CAPITALIZATION AND LIABILITIES                       $180,844
                                                                   ========

                                GEORGIA TRUST III
                               STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                        (Consolidated in Parent, GEORGIA)
                                   (Unaudited)
                                 (in thousands)




    Interest Income                                                   $8,400
    Less: Preferred Distributions                                      8,148
                                                                      ------

    NET INCOME                                                           252

    EARNINGS RETAINED IN THE BUSINESS AT DECEMBER 31, 1996                 0
                                                                      ------

    EARNINGS RETAINED IN THE BUSINESS AT DECEMBER 31, 1997            $  252
                                                                      ======



                            GEORGIA TRUST III
                         STATEMENT OF CASH FLOWS
                  FOR THE YEAR ENDED DECEMBER 31, 1997
                    (Consolidated in Parent, GEORGIA)
                               (Unaudited)
                             (in thousands)


    OPERATING ACTIVITIES:
      Net income                                        $     252
      Change in current assets and current liabilities       (252)
                                                        ---------
                                                                            -
    INVESTING ACTIVITIES:
      Junior subordinated notes issued to parent                       95,103)

    FINANCING ACTIVITIES:
      Preferred securities                               189,250
      Advances from parent                                 5,853       195,103
                                                        --------      --------

    NET CHANGE IN CASH                                                $      0
                                                                      ========

                                GEORGIA TRUST III
                       BALANCE SHEET AT DECEMBER 31, 1997
                        (Consolidated in Parent, GEORGIA)
                                   (Unaudited)
                                 (in thousands)



                                     ASSETS
                                     ------


        INVESTMENTS                                                   $195,103

        CURRENT ASSETS:
          Interest receivable                                              293
                                                                      --------

        TOTAL ASSETS                                                  $195,396
                                                                      ========


                         CAPITALIZATION AND LIABILITIES
                         ------------------------------

        CAPITALIZATION:
          Miscellaneous paid-in capital                     $5,853
          Retained earnings                                    252    $  6,105
                                                          --------

          Preferred securities                                         189,250
                                                                      --------

        TOTAL CAPITALIZATION                                           195,355
                                                                      --------

        CURRENT LIABILITIES:
          Interest payable                                                  41
                                                                      --------
        TOTAL CAPITALIZATION AND LIABILITIES                          $195,396
                                                                      ========



                      GULF POWER COMPANY AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                 (in thousands)

                                                                               GULF                           GULF            GULF
                                                                            Consolidated    Eliminations     CORPORATE      TRUST I
-----------------------------------------------------------------------------------------------------------------------------------

TOTAL OPERATING REVENUES                                                     $  625,856         $   -          $625,856      $    -
-----------------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES:
Operation --
     Fuel                                                                       180,843             -           180,843           -
     Purchased power from non-affiliates                                         11,938             -            11,938           -
     Purchased power from affiliates                                             24,955             -            24,955           -
     Other                                                                      126,266             -           126,266           -
Maintenance                                                                      47,988             -            47,988           -
Depreciation and amortization                                                    57,874             -            57,874           -
Taxes other than income taxes                                                    51,775             -            51,775           -
Federal and state income taxes                                                   35,034             -            35,034           -
-----------------------------------------------------------------------------------------------------------------------------------
     Total operating expenses                                                   536,673             -           536,673           -
-----------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME                                                                 89,183                          89,183
OTHER INCOME (EXPENSE):
Interest income                                                                   1,203        (2,891)            1,203       2,891
Other, net                                                                         (992)            -              (992)          -
Income taxes applicable to other income                                           1,584             -             1,584           -
-----------------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INTEREST CHARGES                                                   90,978         (2,891)           90,978      2,891
-----------------------------------------------------------------------------------------------------------------------------------
INTEREST CHARGES:
Interest on long-term debt                                                       21,699         (2,891)           24,590          -
Other interest charges                                                            2,076              -             2,076          -
Interest on notes payable                                                           891              -               891          -
Amortization of debt discount, premium and expense, net                           2,281              -             2,281          -
Distributions on preferred securities of subsidiary trust                         2,804              -                 -      2,804
------------------------------------------------------------------------------------------------------------------------------------
     Net interest charges                                                        29,751         (2,891)           29,838      2,804
------------------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                       61,227              -            61,140         87
DIVIDENDS ON PREFERRED STOCK                                                      3,617              -             3,617          -
------------------------------------------------------------------------------------------------------------------------------------
NET INCOME AFTER DIVIDENDS ON PREFERRED STOCK                                  $ 57,610       $      -          $ 57,523     $   87
===================================================================================================================================

                                      A-44


                      GULF POWER COMPANY AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                 (in thousands)

-----------------------------------------------------------------------------------------------------------------------------------
                                                                       GULF                                GULF              GULF
                                                                  Consolidated       Eliminations         CORPORATE        TRUST I
-----------------------------------------------------------------------------------------------------------------------------------

OPERATING ACTIVITIES
Net Income                                                          $ 61,227              - $             61,140 $              87
Adjustments to reconcile Consolidated net income to net cash provided by operating activities -
     Depreciation and amortization                                    72,860              -               72,860                 -
     Deferred income taxes, net                                       (7,047)             -               (7,047)                -
     Accumulated provision for property damage                         2,572              -                2,572                 -
     Deferred costs of 1995 coal contract renegotiation                1,246              -                1,246                 -
     Other, net                                                       (1,413)             -               (1,413)                -
Change in current assets and liabilities -
     Receivables, net                                                 (1,111)            87               (1,111)              (87)
     Inventories                                                      10,674              -               10,674                 -
     Payables                                                          1,398            (87)               1,485                 -
     Taxes accrued                                                     6,123              -                6,123                 -
     Current cost of 1995 coal contract renegotiation                 14,778              -               14,778                 -
     Other                                                             4,240              -                4,240                 -
-----------------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED FROM OPERATING ACTIVITIES                          165,547              -              165,547                 -
-----------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Gross property additions                                            (54,289)             -              (54,289)                 -
Other                                                                   509         42,474                 (728)           (41,237)
------------------------------------------------------------------------------------------------------------------------------------
NET CASH USED FOR  INVESTING ACTIVITIES                             (53,780)        42,474              (55,017)           (41,237)
------------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES AND CAPITAL CONTRIBUTIONS
Proceeds--
     Common securities                                                    -         (1,237)                   -              1,237
     Preferred securities                                            40,000              -                    -             40,000
     Pollution control bonds                                         40,930              -               40,930                  -
     Other long-term debt                                            20,000        (41,237)              61,237                  -
Retirements--
     Preferred stock                                                (75,911)             -              (75,911)                 -
     First mortgage bonds                                           (25,000)             -              (25,000)                 -
     Pollution control bonds                                        (40,930)             -              (40,930)                 -
     Other long-term debt                                           (15,972)             -              (15,972)                 -
Notes payable, net                                                   22,000              -               22,000                  -
Payment of common stock dividends                                   (64,600)             -              (64,600)                 -
Payment of preferred stock dividends                                 (5,370)             -               (5,370)                 -
Miscellaneous                                                        (3,014)             -               (3,014)                 -
------------------------------------------------------------------------------------------------------------------------------------
NET CASH USED FOR FINANCINGS                                       (107,867)       (42,474)            (106,630)            41,237
------------------------------------------------------------------------------------------------------------------------------------
NET INC (DEC) IN CASH AND TEMPORARY CASH INVESTMENTS                  3,900              -                3,900                  -
CASH AND TEMPORARY CASH INVESTMENTS, BEG OF PERIOD                      807              -                  807                  -
------------------------------------------------------------------------------------------------------------------------------------
CASH AND TEMPORARY CASH INVESTMENTS, END OF PERIOD                $   4,707       $      -              $ 4,707             $    -
===================================================================================================================================



                              A-45




                       GULF POWER COMPANY AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEET
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                 (in thousands)

                                                                         GULF                            GULF              GULF
                                                                     Consolidated       Eliminations   CORPORATE          TRUST I
-----------------------------------------------------------------------------------------------------------------------------------

UTILITY PLANT                                                     $1,055,507           $     -        $1,055,507          $      -
-----------------------------------------------------------------------------------------------------------------------------------

OTHER PROPERTY AND INVESTMENTS                                           622           (42,474)            1,859            41,237
-----------------------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
Cash and cash equivalents                                              4,707                 -             4,707                 -
Receivables -
     Customer accounts receivable                                     63,691                 -            63,691                 -
     Other accounts and notes receivable                               2,744               (87)            2,744                87
     Affiliated companies                                              7,329                 -             7,329                 -
     Accumulated provision for uncollectible accts                      (796)                -              (796)                -
Fossil fuel stock, at average cost                                    19,296                 -            19,296                 -
Materials and supplies, at average cost                               28,634                 -            28,634                 -
Current portion of accumulated deferred income taxes                   4,456                 -             4,456                 -
Regulatory clauses under recovery                                      1,675                 -             1,675                 -
Prepayments                                                            2,171                 -             2,171                 -
Vacation pay deferred                                                  4,057                 -             4,057                 -
-----------------------------------------------------------------------------------------------------------------------------------
     TOTAL                                                           137,964               (87)          137,964                87
-----------------------------------------------------------------------------------------------------------------------------------

DEFERRED CHARGES
Debt expense and loss, being amortized                                22,941                 -            22,941                 -
Deferred charges related to income taxes                              26,586                 -            26,586                 -
Prepaid pension costs                                                 10,385                 -            10,385                 -
Deferred storm charges                                                   703                 -               703                 -
Miscellaneous                                                         10,904                 -            10,904                 -
-----------------------------------------------------------------------------------------------------------------------------------
     TOTAL                                                            71,519                 -            71,519                 -
-----------------------------------------------------------------------------------------------------------------------------------

TOTAL ASSETS                                                      $1,265,612          $(42,561)       $1,266,849         $  41,324
===================================================================================================================================

                                      A-46


                       GULF POWER COMPANY AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEET
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                 (in thousands)

                                                              GULF                          GULF          GULF
                                                           Consolidated   Eliminations    CORPORATE      TRUST I
-----------------------------------------------------------------------------------------------------------------

CAPITALIZATION
Common Stock Equity                                           $428,718     $ (1,237)      $ 428,631      $ 1,324
Preferred Stock                                                 13,691            -          13,691            -
Company obligated mandatorily
  redeemable preferred securities                               40,000            -               -       40,000
Long-term debt                                                 296,993      (41,237)        338,230            -
-----------------------------------------------------------------------------------------------------------------
     TOTAL                                                     779,402      (42,474)        780,552       41,324
-----------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
Long-term debt due within one year                              53,327            -          53,327            -
Notes payable                                                   47,000            -          47,000            -
Accounts payable
   Affiliated companies                                         14,334            -          14,334            -
   Other                                                        20,205            -          20,205            -
Customer deposits                                               13,778            -          13,778            -
Taxes accrued                                                    8,258            -           8,258            -
Interest accrued                                                 7,227          (87)          7,314            -
Regulatory clauses over recovery                                 5,062            -           5,062            -
Vacation pay accrued                                             4,057            -           4,057            -
Dividends declared                                              10,210            -          10,210            -
Miscellaneous                                                    8,739            -           8,739            -
-----------------------------------------------------------------------------------------------------------------
     TOTAL                                                     192,197          (87)        192,284            -
-----------------------------------------------------------------------------------------------------------------

DEFERRED CREDITS AND OTHER LIABILITIES
Accumulated deferred income taxes                              166,302            -         166,302            -
Accumulated deferred investment tax credits                     31,552            -          31,552            -
Deferred credits related to income taxes                        56,935            -          56,935            -
Accumulated provision for postretirement benefits               20,491            -          20,491            -
Miscellaneous                                                   18,733            -          18,733            -
-----------------------------------------------------------------------------------------------------------------
     TOTAL                                                     294,013            -         294,013            -
-----------------------------------------------------------------------------------------------------------------

TOTAL CAPITALIZATION AND LIABILITIES                        $1,265,612     $(42,561)     $1,266,849      $41,324
=================================================================================================================
                                      A-47

                                  GULF TRUST I
                               STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                         (Consolidated in Parent, GULF)
                                   (Unaudited)
                                 (in thousands)




        Interest Income                                                  $2,891
        Less: Preferred Distributions                                     2,804
                                                                         ------

        NET INCOME                                                       $   87
                                                                         ======




                                  GULF TRUST I
                             STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                         (Consolidated in Parent, GULF)
                                   (Unaudited)
                                 (in thousands)


        OPERATING ACTIVITIES:
          Net income                                                  $    87
          Change in current assets and current liabilities                (87)
                                                                      --------
          Net cash provided from operating activities                       -
                                                                      --------

        INVESTING ACTIVITIES:
          Other                                                       (41,237)

        FINANCING ACTIVITIES:
          Proceeds from common securities                               1,237
          Proceeds from preferred securities                           40,000
                                                                      -------
          Net cash provided from financings                            41,237
                                                                      -------

        NET CHANGE IN CASH                                            $     -
                                                                      =======

                                  GULF TRUST I
                       BALANCE SHEET AT DECEMBER 31, 1997
                         (Consolidated in Parent, GULF)
                                   (Unaudited)
                                 (in thousands)



                                     ASSETS
                                     ------


        INVESTMENTS                                       $41,237

        CURRENT ASSETS:
          Receivables                                          87
                                                          -------

        TOTAL ASSETS                                      $41,324
                                                          =======


                                 CAPITALIZATION
                                 --------------


        CAPITALIZATION:
          Common stock equity                           $ 1,324
          Preferred securities                           40,000
                                                        -------

        TOTAL CAPITALIZATION                            $41,324
                                                        =======



                   MISSISSIPPI POWER COMPANY AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                 (in thousands)

                                                                       MISSISSIPPI                  MISSISSIPPI       MISSISSIPPI
                                                                       Consolidated   Eliminations   CORPORATE         TRUST I
-------------------------------------------------------------------------------------------------------------------------------

TOTAL OPERATING REVENUES                                                  $543,588     $   -        $ 543,588          $     -
-------------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES:
Operation --
     Fuel                                                                  142,059           -         142,059               -
     Purchased and interchanged, net                                        14,536           -          14,536               -
     Purchase power from affiliates                                         37,794           -          37,794               -
     Other                                                                 102,365           -         102,365               -
Maintenance                                                                 47,302           -          47,302               -
Depreciation and amortization                                               45,574           -          45,574               -
Taxes other than income taxes                                               44,034           -          44,034               -
Federal and state income taxes                                              31,968           -          31,968               -
-------------------------------------------------------------------------------------------------------------------------------
     Total operating expenses                                              465,632           -         465,632               -
-------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME                                                            77,956           -          77,956               -
OTHER INCOME (EXPENSE):
Income from subsidiary                                                           -           -               -               -
Interest income                                                                857      (2,369)            857           2,369
Other, net                                                                   2,368           -           2,368               -
Income taxes applicable to other income                                        588           -             588               -
-------------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INTEREST CHARGES                                              81,769      (2,369)         81,769           2,369
-------------------------------------------------------------------------------------------------------------------------------
INTEREST CHARGES:
Interest on long-term debt                                                  19,856      (2,369)         22,225               -
Allowance for debt funds used during construction                               96           -              96               -
Interest on interim obligations                                              1,577           -           1,577               -
Amortization of debt discount, premium and expense, net                        574           -             574               -
Other interest charges                                                       2,369           -               -           2,369
-------------------------------------------------------------------------------------------------------------------------------
     Net interest charges                                                   24,472      (2,369)         24,472           2,369
-------------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                  57,297           -          57,297               -
DIVIDENDS ON PREFERRED STOCK                                                 3,287           -           3,287               -
-------------------------------------------------------------------------------------------------------------------------------
NET INCOME AFTER DIVIDENDS ON PREFERRED STOCK                              $54,010     $     -        $ 54,010           $   -
===============================================================================================================================

                                      A-50


                   MISSISSIPPI POWER COMPANY AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                 (in thousands)

-----------------------------------------------------------------------------------------------------------------------------------
                                                                      MISSISSIPPI                      MISSISSIPPI     MISSISSIPPI
                                                                     Consolidated   Eliminations       CORPORATE         TRUST I
-----------------------------------------------------------------------------------------------------------------------------------

OPERATING ACTIVITIES
Net Income                                                           $  57,297          $    -          $ 57,297 $          -
Adjustments to reconcile consolidated net income to net cash provided by operating activities -
     Depreciation and amortization                                      49,661               -            49,661            -
     Deferred income taxes, net                                         (1,809)              -            (1,809)           -
     Other, net                                                          3,206               -             3,206            -
Change in current assets and liabilities -
     Receivables, net                                                   (8,583)              -            (8,583)           -
     Inventories                                                         3,148               -             3,148            -
     Payables                                                            8,357               -             8,357            -
     Taxes accrued                                                       2,515               -             2,515            -
     Other                                                               1,465               -             1,465            -
------------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED FROM OPERATING ACTIVITIES                            115,257               -           115,257            -
------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Gross property additions                                               (55,375)              -           (55,375)           -
Other                                                                     (489)         37,164            (1,571)     (36,082)
------------------------------------------------------------------------------------------------------------------------------
NET CASH USED FOR  INVESTING ACTIVITIES                                (55,864)         37,164           (56,946)     (36,082)
------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES AND CAPITAL CONTRIBUTIONS
Proceeds--
     Preferred securities                                               35,000               -                 -       35,000
Retirements--                                                                -         (36,082)           36,082            -
     Preferred stock                                                   (42,518)              -           (42,518)           -
     Pollution control bonds                                               (10)              -               (10)           -
Payment of common stock dividends                                      (49,400)              -           (49,400)           -
Payment of preferred stock dividends                                    (3,287)              -            (3,287)           -
Miscellaneous                                                           (1,804)         (1,082)           (1,804)       1,082
------------------------------------------------------------------------------------------------------------------------------
NET CASH USED FOR FINANCINGS                                           (62,019)        (37,164)          (60,937)      36,082
------------------------------------------------------------------------------------------------------------------------------
NET INC (DEC) IN CASH AND TEMPORARY CASH INVESTMENTS                    (2,626)              -            (2,626)           -
CASH AND TEMPORARY CASH INVESTMENTS, BEG OF PERIOD                       7,058               -             7,058            -
------------------------------------------------------------------------------------------------------------------------------
CASH AND TEMPORARY CASH INVESTMENTS, END OF PERIOD                     $ 4,432         $     -            $4,432       $    -
==============================================================================================================================

                                      A-51


                   MISSISSIPPI POWER COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                 (in thousands)

                                                             MISSISSIPPI                       MISSISSIPPI      MISSISSIPPI
                                                            Consolidated     Eliminations      CORPORATE          TRUST I
----------------------------------------------------------------------------------------------------------------------------

UTILITY PLANT                                               $1,000,387       $      -         $ 1,000,387         $     -
--------------------------------------------------------------------------------------------------------------------------

OTHER PROPERTY AND INVESTMENTS                                 (35,432)       (37,164)              1,732          36,082
--------------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
Cash and cash equivalents                                        4,432              -               4,432               -
Receivables -
     Customer accounts receivable                               32,220              -              32,220               -
     Regulatory clauses under recovery                           7,619              -               7,619               -
     Other accounts and notes receivable                         8,666              -               8,666               -
     Affiliated companies                                        7,398              -               7,398               -
     Accumulated provision for uncollectible accts                (698)             -                (698)              -
Fossil fuel stock, at average cost                              10,651              -              10,651               -
Materials and supplies, at average cost                         19,452              -              19,452               -
Current portion of accumulated deferred income taxes             8,379              -               8,379               -
Prepayments                                                      1,791              -               1,791               -
Vacation pay deferred                                            5,030              -               5,030               -
--------------------------------------------------------------------------------------------------------------------------
     TOTAL                                                     104,940              -             104,940               -
--------------------------------------------------------------------------------------------------------------------------

DEFERRED CHARGES
Debt expense and loss, being amortized                          12,234              -              12,234               -
Deferred charges related to income taxes                        21,906              -              21,906               -
Long-term notes receivable                                       2,837              -               2,837               -
Workforce Reduction Plan                                        18,236              -              18,236               -
Miscellaneous                                                    5,639                              5,639               -
--------------------------------------------------------------------------------------------------------------------------
     TOTAL                                                      60,852              -              60,852               -
--------------------------------------------------------------------------------------------------------------------------

TOTAL ASSETS                                                $1,130,747       $(37,164)         $1,167,911         $36,082
==========================================================================================================================

                                      A-52



                                                               MISSISSIPPI POWER COMPANY AND SUBSIDIARY
                                                                      CONSOLIDATED BALANCE SHEET
                                                                 FOR THE YEAR ENDED DECEMBER 31, 1997
                                                                            (in thousands)

                                                          MISSISSIPPI                    MISSISSIPPI    MISSISSIPPI
                                                          Consolidated   Eliminations    CORPORATE        TRUST I
--------------------------------------------------------------------------------------------------------------------

CAPITALIZATION
Common Stock Equity                                         $ 387,824      $ (1,082)     $ 387,824      $  1,082
Preferred Stock                                                31,896             -         31,896             -
Company obligated mandatorily
  redeemable preferred securities                              35,000             -              -        35,000
Long-term debt                                                291,665       (36,082)       327,747
-----------------------------------------------------------------------------------------------------------------
     TOTAL                                                    746,385       (37,164)       747,467        36,082
-----------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
Long-term debt due within one year                             35,020             -         35,020             -
Accounts payable                                               58,089             -         58,089             -
Customer deposits                                               3,225             -          3,225             -
Taxes accrued                                                  34,960             -         34,960             -
Interest accrued                                                4,098             -          4,098             -
Vacation pay accrued                                            5,017             -          5,017             -
Miscellaneous                                                   7,780             -          7,780             -
-----------------------------------------------------------------------------------------------------------------
     TOTAL                                                    148,189             -        148,189             -
-----------------------------------------------------------------------------------------------------------------

DEFERRED CREDITS AND OTHER LIABILITIES
Accumulated deferred income taxes                             134,645             -        134,645             -
Accumulated deferred investment tax credits                    27,121             -         27,121             -
Deferred credits related to income taxes                       38,203             -         38,203             -
Miscellaneous                                                  72,286             -         72,286             -
-----------------------------------------------------------------------------------------------------------------
     TOTAL                                                    272,255             -        272,255             -
-----------------------------------------------------------------------------------------------------------------

TOTAL CAPITALIZATION AND LIABILITIES                       $1,166,829      $(37,164)    $1,167,911      $ 36,082
=================================================================================================================
                                      A-53

                               MISSISSIPPI TRUST I
                               STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                      (Consolidated in Parent, MISSISSIPPI)
                                   (Unaudited)
                                 (in thousands)




        Interest Income                                                 $2,369
        Less: Preferred Distributions                                    2,369
                                                                        ------

        NET INCOME                                                      $    -
                                                                        ======




                               MISSISSIPPI TRUST I
                             STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                      (Consolidated in Parent, MISSISSIPPI)
                                   (Unaudited)
                                 (in thousands)


        INVESTING ACTIVITIES:
          Junior subordinated notes issued to parent                $(36,082)

        FINANCING ACTIVITIES:
          Proceeds from preferred securities                          35,000
          Advances from parent                                         1,082
                                                                     -------
          Net cash used for financings                                36,082
                                                                     -------

        NET CHANGE IN CASH                                           $     0
                                                                     =======

                               MISSISSIPPI TRUST I
                       BALANCE SHEET AT DECEMBER 31, 1997
                      (Consolidated in Parent, MISSISSIPPI)
                                   (Unaudited)
                                 (in thousands)



                                     ASSETS
                                     ------


        INVESTMENTS                                                    $36,082
                                                                       -------
        TOTAL ASSETS                                                   $36,082
                                                                       =======


                                 CAPITALIZATION
                                 --------------


        CAPITALIZATION:
          Common stock equity                                          $ 1,082
          Preferred securities                                          35,000
                                                                       -------

        TOTAL CAPITALIZATION                                           $36,082
                                                                       =======



         Exhibits (including reference to previous filings):

                Exhibit
                Number                      Description of Exhibit
                ------                      ----------------------
                A-1      Annual Report of SOUTHERN on Form 10-K for the year ended December 31, 1997.  (File No. 1-3526.)

                A-2      Annual Report of ALABAMA on Form 10-K for the year ended December 31, 1997.  (File No. 1-3164.)

                A-3      Annual Report of GEORGIA on Form 10-K for the year ended December 31, 1997.  (File No. 1-6468.)

                A-4      Annual Report of GULF on Form 10-K for the year ended December 31, 1997.  (File No. 0-2429.)

                A-5      Annual Report of MISSISSIPPI on Form 10-K for the year ended December 31, 1997.  (File No. 0-6849.)

                A-6      Annual Report of SAVANNAH on Form 10-K for the year ended December 31, 1997.  (File No. 1-5072.)

                A-7      Annual Report on Form U-13-60 for SEI for the year ended December 31, 1997.

                B-1      Composite Certificate of Incorporation of SOUTHERN, reflecting all amendments thereto through
                         January 5, 1994.  (Designated in Registration No. 33-3546, as Exhibit 4(a), in Certificate of
                         Notification, File No. 70-7341, as Exhibit A and in Certificate of Notification, File No.
                         70-8181, as Exhibit A.)

                B-2      By-laws of SOUTHERN as amended effective October 21, 1991, and as presently in effect.
                         (Designated in Form U-1, File No. 70-8181, as Exhibit A-2.)

                B-3      Charter of ALABAMA and amendments thereto through December 15, 1997.  (Designated in
                         Registration No. 2-59634 as Exhibit 2(b), in Registration No. 2-60209 as Exhibit 2(c), in
                         Registration No. 2-60484 as Exhibit 2(b), in Registration No. 2-70838 as Exhibit 4(a)-2, in
                         Registration No. 2-85987 as Exhibit 4(a)-2, in Registration No. 33-25539 as Exhibit 4(a)-2,
                         in Registration No. 33-43917 as Exhibit 4(a)-2, in Form 8-K dated February 5, 1992, File No.
                         1-3164, as Exhibit 4(b)-3, in Form 8-K dated July 8, 1992, File No. 1-3164, as Exhibit
                         4(b)-3, in Form 8-K dated October 27, 1993, File No. 1-3164, as Exhibits 4(a) and 4(b) , in
                         Form 8-K dated November 16, 1993, File No. 1-3164, as Exhibit 4(a), in Certificate of
                         Notification, File No. 70-8191, as Exhibit A and in Form 10-K for the year ended December 31,
                         1997, File No. 1-3164, as Exhibit 3(b)2.)

                B-4      By-laws of ALABAMA as amended effective July 23, 1993, and as presently in effect.
                         (Designated in Form U-1, File No. 70-8191, as Exhibit A-2.)







         EXHIBITS.

         Exhibits (including reference to previous filings):  (Continued)

                Exhibit
                Number                  Description of Exhibit
                ------                  ----------------------

                B-5       Charter of GEORGIA and amendments thereto through January 26, 1998.  (Designated in
                          Registration No. 2-63392 as Exhibit 2(a)-2, in Registration No. 2-78913 as Exhibits 4(a)-(2)
                          and 4(a)-(3), in Registration No. 2-93039 as Exhibit 4(a)-(2), in Registration No. 2-96810 as
                          Exhibit 4(a)(2), in Registration No. 33-141 as Exhibit 4(a)(2), in Registration No. 33-1359
                          as Exhibit 4(a)(2), in Registration No. 33-5405 as Exhibit 4(b)(2), in Registration No.
                          33-14367 as Exhibits 4(b)-2 and 4(b)-3, in Registration No. 33-22504 as Exhibits 4(b)-(2),
                          4(b)-(3) and 4(b)-(4), in GEORGIA's Form 10-K for the year ended December 31, 1991, File No.
                          1-6468, as Exhibits 4(a)(2) and 4(a)(3), in Registration No. 33-48895, as Exhibits 4(b)-(2)
                          and 4(b)-(3), in Form 8-K dated December 10, 1992, File No. 1-6468, as Exhibit 4(b), in Form
                          8-K dated June 17, 1993, File No. 1-6468, as Exhibit 4(b), in Form 8-K dated October 20,
                          1993, File No. 1-6468, as Exhibit 4(b) and in Form 10-K for the year ended December 31, 1997,
                          File No. 1-6468, as Exhibit 3(c)2.)

                B-6       By-laws of GEORGIA as amended effective July 18, 1990, and as presently in effect. (Designated in
                          GEORGIA's Form 10-K for the year ended December 31, 1990, File No. 1-6468, as Exhibit 3.)

                B-7       Restated Articles of Incorporation of GULF and amendments thereto through January 28, 1998.
                          (Designated in Registration No. 33-43739 as Exhibit 4(b)-1), in Form 8-K dated January 15,
                          1992, File No. 0-2429, as Exhibit 1(b), in Form 8-K dated August 18, 1992, File No. 0-2429, as Exhibit 4(b)-2, in Form 8-K dated September 22, 1993, File No. 0-2429, as Exhibit 4, in
                          Form 8-K dated November 3, 1993, File No. 0-2429, as Exhibit 4 and in Form 10-K for the year ended December 31, 1997, File No. 0-2429, as Exhibit 3(d)2.)

                B-8       By-laws of GULF as amended effective July 26, 1996, and as presently in effect.  (Designated in Form U-1, File No. 70-8949, as Exhibit A-2(c).)

                B-9       Articles of incorporation of MISSISSIPPI, articles of merger of Mississippi Power Company (a
                          Maine corporation) into MISSISSIPPI and articles of amendment to the articles of incorporation of MISSISSIPPI through December 31, 1997.  (Designated in Registration No.
                          2-71540 as Exhibit 4(a)-1, in Form U5S for 1987, File No. 30-222-2, as Exhibit B-10, in
                          Registration No. 33-49320 as Exhibit 4(b)-1, in Form 8-K dated August 5, 1992, File No.
                          0-6849, as Exhibits 4(b)-2 and 4(b)-3 in Form 8-K dated August 4, 1993, File No. 0-6849, as
                          Exhibit 4(b)-3, in Form 8-K dated August 18, 1993, File No. 0-6849, as Exhibit 4(b)-3 and in
                          Form 10-K for the year ended December 31, 1997, File No. 0-6849, as Exhibit 3(e)2.)

                B-10      By-laws of MISSISSIPPI as amended effective April 2, 1996, and as presently in effect.
                          (Designated in Form U5S for 1995, File No. 30-222-2, as Exhibit B-10.)






         EXHIBITS.

         Exhibits (including reference to previous filings):  (Continued)

                Exhibit
                Number                  Description of Exhibit
                ------                  ----------------------

                B-11        Charter of SAVANNAH and amendments thereto through November 10, 1993.  (Designated in
                            Registration No. 33-25183 as Exhibit 4(b)-(1), in Registration No. 33-45757 as Exhibit
                            4(b)-(2) and in Form 8-K dated November 9, 1993, File No. 1-5072 as Exhibit 4(b).)

                B-12        By-laws of SAVANNAH as amended effective February 16, 1994, and as presently in effect.
                            (Designated in SAVANNAH's Form 10-K for the year ended December 31, 1993, File No. 1-5072, as Exhibit
                            3(f)2.)

                B-13        SEGCO Certificate of Incorporation as amended to date, last amended November 29, 1966.
                            (Designated in Forms U-1, File No. 70-3480, as Exhibit A-5, File No. 70-3630, as Exhibit A-6,
                            File Nos. 70-3738 and 70-3842, as Exhibit A-8(b); Registration No. 2-18084 as Exhibit 3(a)-2
                            and First Certificate of Notification, File No. 70-3945, as Exhibit A.)

                B-14        SEGCO By-laws as amended to date, last amended July 10, 1986. (Designated in Form U5S for the year ended December 31, 1990, as Exhibit B-14.)

                B-15        SCS Certificate of Incorporation as amended.  (Designated in Form U-1, File No. 70-3573, as
                            Exhibit A-1; in Form U-1, File No. 70-3833, as Exhibit A-2; Form U5S for 1962, File No.
                            30-222-2, as Exhibit A-17; and Form U5S for 1985, File No. 30-222-2, as Exhibit B-13(b).)

                B-16        SCS By-laws as amended to date, last amended February 20, 1995.  (Designated in Form U5S for
                            1994, File No. 30-222-2, as Exhibit B-16)

                B-17        Alabama Property Company Certificate of Incorporation.  (Designated in Form U-5B, File No.
                            30-115, as Exhibit B-29.)

                B-18        Alabama Property Company By-laws.  (Designated in Form U-5B, File No. 30-115, as Exhibit
                            B-30.)

                B-19        Piedmont-Forrest Corporation Articles of Incorporation and amendments thereto through August
                            31, 1987.  (Designated in Form U-1, File No. 70-6135, as Exhibit A-1 and in Form U5S for
                            1987, File No. 30-222-2, as Exhibit B-21.)

                B-20        Piedmont-Forrest Corporation By-laws as presently in effect.  (Designated in Form U-1, File
                            No. 70-6135, as Exhibit A-2.)

                B-21        Articles of Incorporation of SEI and amendments thereto.  (Designated in Form U5S for 1982,
                            File No. 30-222-2, as Exhibit A-19, in Form U5S for 1987, File No. 30-222-2, as Exhibit B-24
                            and in Form U5S for 1996, File No. 30-222-2, as Exhibit B-22.)





         EXHIBITS.

         Exhibits (including reference to previous filings):  (Continued)

                Exhibit
                Number                     Description of Exhibit
                ------                     ----------------------


                B-22       By-laws of SEI as amended to date, last amended February 20, 1997.  (Designated in Form U5S for 1996, File No. 30-222-2, as Exhibit B-23.)

                B-23       Articles of Incorporation of MESH and amendments thereto. (Designated in Form U5S for 1995,
                           File No. 30-222-2, as Exhibit B-23.)

                B-24       By-laws of MESH. (Designated in Form U5S for 1995, File No. 30-222-2, as Exhibit B-24.)

                B-25       Articles of Incorporation of Energy Solutions and amendments thereto through March 25, 1993.
                           (Designated in Form U5S for 1985, File No. 30-222-2, as Exhibit B-23 , in Form U5S for 1987,
                           File No. 30-222-2, as Exhibit B-27 and in Form U5S for 1993, File No. 30-222-2, as Exhibit
                           B-25.)

                B-26       By-laws of Energy Solutions.  (Designated in Form U5S for 1985, File No. 30-222-2, as Exhibit
                           B-24.)

                B-27       By-laws of SOUTHERN NUCLEAR as amended to date, last amended May 21, 1991.  (Designated in
                           Form U5S for 1991, File No. 30-222-2, as Exhibit B-27.)


                B-28       Amendments to By-laws of Southern Nuclear through December 13, 1993.

                B-29       Articles of Incorporation of SOUTHERN NUCLEAR and amendment thereto through June 14, 1991.
                           (Designated in Form U5S for 1991, File No. 30-222-2, as Exhibit B-28.)

                B-30       Certificate of Incorporation of SERC.  (Designated in Form U5S for 1993, File No. 30-222-2,
                           as Exhibit B-30.)

                B-31       By-laws of SERC.  (Designated in Form U5S for 1993, File No. 30-222-2, as Exhibit B-31.)

                B-32       Certificate of Incorporation of SOUTHERN COMMUNICATIONS.  (Designated in Form U5S for 1994,
                           File No. 30-222-2, as Exhibit B-31)

                B-33       By-laws of SOUTHERN COMMUNICATIONS.  (Designated in Form U5S for 1994, File No. 30-222-2, as
                           Exhibit B-32)

                B-34       Certificate of Incorporation of SEIH.  (Designated in Form U5S for 1993, File No. 30-222-2,
                           as Exhibit B-32.)

                B-35       By-laws of SEIH.  (Designated in Form U5S for 1993, File No. 30-222-2, as Exhibit B-33.)

                B-36       Certificate of Incorporation of SEIH-III.  (Designated in Form U5S for 1993, File No.
                           30-222-2, as Exhibit B-34.)




         EXHIBITS.

         Exhibits (including reference to previous filings):  (Continued)

                Exhibit
                Number         Description of Exhibit
                -------        ----------------------


                B-37      By-laws of SEIH-III.  (Designated in Form U5S for 1993, File No. 30-222-2, as Exhibit B-35.)

                B-38      Certificate of Incorporation of Southern Electric International - Europe, Inc. and amendments thereto. (Designated in Form U5S for 1995, File No. 30-222-2, as Exhibit B-37.)

                B-39      By-laws of Southern Electric International - Europe, Inc. (Designated in Form U5S for 1995,
                          File No. 30-222-2, as Exhibit B-38.)

                B-40      Certificate of Incorporation of Southern Energy North America, Inc.  (Designated in Form U5S
                          for 1993, File No. 30-222-2, as Exhibit B-38.)

                B-41      Certificate of Amendment of Certificate of Incorporation of Southern Electric Wholesale
                          Generators, Inc. changing name to Southern Energy North America Inc. (Designated in Form U5S
                          for 1996, File No. 30-222-2, as Exhibit B-41.)

                B-42      By-laws of Southern Energy North America, Inc.  (Designated in Form U5S for 1993, File No.
                          30-222-2, as Exhibit B-39.)

                B-43      Certificate of Incorporation of SEIH-VIII.  (Designated in Form U5S for 1994, File No.
                          30-222-2, as Exhibit B-41)

                B-44      By-laws of SEIH-VIII.  (Designated in Form U5S for 1994, File No. 30-222-2, as Exhibit B-42)

                B-45      Certificate of Incorporation of Southern Electric International Trinidad, Inc. and amendments thereto. (Designated in Form U5S for 1995, File No. 30-222-2, as Exhibit B-43.)

                B-46      By-laws of Southern Electric International Trinidad, Inc. (Designated in Form U5S for 1995,
                          File No. 30-222-2, as Exhibit B-44.)

                B-47      Certificate of Incorporation of SEIH-X.  (Designated in Form U5S for 1994, File No. 30-222-2,
                          as Exhibit B-45)

                B-48      By-laws of SEIH-X.  (Designated in Form U5S for 1994, File No. 30-222-2, as Exhibit B-46)

                B-49      Certificate of Incorporation of SEIH-XI.  (Designated in Form U5S for 1994, File No.
                          30-222-2, as Exhibit B-47)

                B-50      By-laws of SEIH-XI.  (Designated in Form U5S for 1994, File No. 30-222-2, as Exhibit B-48)





         EXHIBITS.

         Exhibits (including reference to previous filings):  (Continued)

                Exhibit
                Number                  Description of Exhibit
                -------                 -----------------------


                B-51       Articles of Organization of MESCO and amendments thereto. (Designated in Form U5S for 1995,
                           File No. 30-222-2, as Exhibit B-49.)

                B-52       Operating Agreement of MESCO. (Designated in Form U5S for 1995, File No. 30-222-2, as Exhibit
                           B-50.)

                B-53       Certificate of Incorporation of Southern Electric, Inc.  (Designated in Form U5S for 1994,
                           File No. 30-222-2, as Exhibit B-51)

                B-54       By-laws of Southern Electric, Inc.  (Designated in Form U5S for 1994, File No. 30-222-2, as
                           Exhibit B-52)

                B-55       Certificate of Incorporation of GEORGIA POWER HOLDINGS.  (Designated in Form U5S for 1994,
                           File No. 30-222-2, as Exhibit B-53)

                B-56       By-laws of GEORGIA POWER HOLDINGS.  (Designated in Form U5S for 1994, File No. 30-222-2, as
                           Exhibit B-54)

                B-57       Certificate of Limited Partnership of GEORGIA CAPITAL.  (Designated in Form U5S for 1994,
                           File No. 30-222-2, as Exhibit B-55)

                B-58       Amended and Restated Agreement of Limited Partnership of GEORGIA CAPITAL.  (Designated in
                           Form U5S for 1994, File No. 30-222-2, as Exhibit B-56)

                B-59       Action of General Partner of GEORGIA CAPITAL dated December 9, 1994.  (Designated in Form U5S for 1994, File No. 30-222-2, as Exhibit B-57)

                B-60       Certificate of Incorporation of Southern Energy International, Inc. (Designated in Form U5S
                           for 1995, File No. 30-222-2, as Exhibit B-58.)

                B-61       Certificate of Amendment of Certificate of Incorporation of SEI Newco 1 changing name to
                           Southern Energy International, Inc. (Designated in Form U5S for 1996, File No. 30-222-2, as
                           Exhibit B-61.)

                B-62       By-laws of Southern Energy International, Inc. (Designated in Form U5S for 1996, File No.
                           30-222-2, as Exhibit B-62.)

                B-63       Certificate of Incorporation of Southern Energy - Newco 2, Inc. (Designated in Form U5S for
                           1995, File No. 30-222-2, as Exhibit B-60.)

                B-64       Certificates of Amendment of Certificate of  Incorporation of SEI Newco 2 changing name to
                           Southern Energy - Newco 2, Inc. (Designated in Form U5S for 1996, File No. 30-222-2, as Exhibit
                           B-64.)






         EXHIBITS.

         Exhibits (including reference to previous filings):  (Continued)

                Exhibit
                Number               Description of Exhibit
                -------              ----------------------


                B-65      By-laws of Southern Energy - Newco 2, Inc. (Designated in Form U5S for 1996, File No.
                          30-222-2, as Exhibit B-65.)

                B-66      By-Laws of Southern Energy Finance Company, Inc. (Designated in Form U5S for 1996, File No.
                          30-222-2, as Exhibit B-66.)

                B-67      Certificate of Incorporation of EPZ Lease, Inc. (Designated in Form U5S for 1996, File No.
                          30-222-2, as Exhibit B-67.)

                B-68      By-laws of EPZ Lease, Inc. (Designated in Form U5S for 1996, File No. 30-222-2, as Exhibit
                          B-68.)

                B-69      Certificate of Formation of EPZ Lease, L.L.C. (Designated in Form U5S for 1996, File No.
                          30-222-2, as Exhibit B-69.)

                B-70      Certificate of Formation of EPZ Lease Holding A, L.L.C. (Designated in Form U5S for 1996,
                          File No. 30-222-2, as Exhibit B-70.)

                B-71      Articles of Organization of EPZ Lease Holding A, L.L.C. (Designated in Form U5S for 1996,
                          File No. 30-222-2, as Exhibit B-71.)

                B-72      Certificate of Formation of EPZ Lease Holding B, L.L.C. (Designated in Form U5S for 1996,
                          File No. 30-222-2, as Exhibit B-72.)

                B-73      Articles of Organization of EPZ Lease Holding B, L.L.C. (Designated in Form U5S for 1996,
                          File No. 30-222-2, as Exhibit B-73.)

                B-74      Certificate of Formation of EPZ Lease Holding C, L.L.C. (Designated in Form U5S for 1996,
                          File No. 30-222-2, as Exhibit B-74.)

                B-75      Articles of Organization of EPZ Lease Holding C, L.L.C. (Designated in Form U5S for 1996,
                          File No. 30-222-2, as Exhibit B-75.)

                C-1       Subordinated Note Indenture dated as of February 1, 1997, between SOUTHERN, Southern Company
                          Capital Funding, Inc. and Bankers Trust Company, as Trustee, and indentures supplemental thereto dated as of February 4, 1997.  (Designated in Registration Nos. 333-28349 as Exhibits
                          4.1 and 4.2 and 333-28355 as Exhibit 4.2.)

                C-2       Subordinated Note Indenture dated as of June 1, 1997, between SOUTHERN, Southern Company Capital
                          Funding, Inc. and Bankers Trust Company, as Trustee, and indenture supplemental thereto dated as of June 6, 1997. (Designated in Form 10-K for  the year ended December 31, 1997, File No.
                          1-3526, as Exhibit 4(a)2.)





         EXHIBITS.

         Exhibits (including reference to previous filings):  (Continued)

                Exhibit
                Number                  Description of Exhibit
                -------                 ----------------------

                C-3            Indenture dated as of January 1, 1942, between ALABAMA and The Chase Manhattan Bank (formerly
                               Chemical Bank), as Trustee, and indentures supplemental thereto through that dated as of
                               December 1, 1994.  (Designated in Registration Nos. 2-59843 as Exhibit 2(a)-2, 2-60484 as
                               Exhibits 2(a)-3 and 2(a)-4, 2-60716 as Exhibit 2(c), 2-67574 as Exhibit 2(c), 2-68687 as
                               Exhibit 2(c), 2-69599 as Exhibit 4(a)-2, 2-71364 as Exhibit 4(a)-2, 2-73727 as Exhibit
                               4(a)-2, 33-5079 as Exhibit 4(a)-2, 33-17083 as Exhibit 4(a)-2, 33-22090 as Exhibit 4(a)-2, in
                               ALABAMA's Form 10-K for the year ended December 31, 1990, File No. 1-3164, as Exhibit 4(c), in Registration Nos. 33-43917 as Exhibit 4(a)-2, 33-45492 as Exhibit 4(a)-2, 33-48885 as
                               Exhibit 4(a)-2, 33-48917 as Exhibit 4(a)-2, in Form 8-K dated January 20, 1993, File No.
                               1-3436, as Exhibit 4(a)-3, in Form 8-K dated February 17, 1993, File No. 1-3436, as Exhibit
                               4(a)-3, in Form 8-K dated March 10, 1993, File No. 1-3436, as Exhibit 4(a)-3, in Certificate
                               of Notification, File No. 70-8069, as Exhibits A and B, in Form 8-K dated June 24, 1993, File
                               No. 1-3436, as Exhibit 4, in Certificate of Notification, File No. 70-8069, as Exhibit A, in
                               Form 8-K dated November 16, 1993, File No. 1-3436, as Exhibit 4(b), in Certificate of
                               Notification, File No. 70-8069, as Exhibits A and B, in Certificate of Notification, File No.
                               70-8069, as Exhibit A, in Certificate of Notification, File No. 70-8069, as Exhibit A and in
                               Form 8-K dated November 30, 1994, File No. 1-3436, as Exhibit 4.)

                C-4            Subordinated Note Indenture dated as of January 1, 1996, between ALABAMA and The Chase Manhattan
                               Bank (formerly Chemical Bank), as Trustee, and indenture supplemental thereto dated as of
                               January 1, 1996. (Designated in Certificate of Notification, File No. 70-8461, as Exhibits E and
                               F.)

                C-5            Subordinated Note Indenture dated as of January 1, 1997, between ALABAMA and The Chase Manhattan
                               Bank, as Trustee, and indenture supplemental thereto dated as of January 1, 1997. (Designated in Form 8-K dated January 9, 1997, File No. 1-3164, as Exhibits 4.1 and 4.2.)

                C-6            Senior Note Indenture dated as of December 1, 1997, between ALABAMA and The Chase Manhattan
                               Bank, as Trustee, and indentures supplemental thereto through that dated February 26 , 1998.
                               (Designated in Form 8-K dated December 4, 1997, File No. 1-3164, as Exhibits 4.1 and 4.2 and in
                               Form 8-K dated February 20, 1998, File No. 1-3164, as Exhibit 4.2.)





         EXHIBITS.

         Exhibits (including reference to previous filings):  (Continued)

                Exhibit
                Number                   Description of Exhibit
                -------                  ----------------------

                C-7     Indenture dated as of March 1, 1941, between GEORGIA and The Chase Manhattan Bank (formerly
                        Chemical Bank), as Trustee, and indentures supplemental thereto dated as of March 1, 1941,
                        March 3, 1941 (3 indentures), March 6, 1941 (139 indentures), March 1, 1946 (88 indentures)
                        and December 1, 1947, through October 15, 1995.  (Designated in Registration Nos. 2-4663 as
                        Exhibits B-3 and B-3(a), 2-7299 as Exhibit 7(a)-2, 2-61116 as Exhibit 2(a)-3 and 2(a)-4,
                        2-62488 as Exhibit 2(a)-3, 2-63393 as Exhibit 2(a)-4, 2-63705 as Exhibit 2(a)-3, 2-68973 as
                        Exhibit 2(a)-3, 2-70679 as Exhibit 4(a)-(2), 2-72324 as Exhibit 4(a)-2, 2-73987 as Exhibit
                        4(a)-(2), 2-77941 as Exhibits 4(a)-(2) and 4(a)-(3), 2-79336 as Exhibit 4(a)-(2), 2-81303 as
                        Exhibit 4(a)-(2), 2-90105 as Exhibit 4(a)-(2), 33-5405 as Exhibit 4(a)-(2), 33-14367 as
                        Exhibits 4(a)-(2) and 4(a)-(3), 33-22504 as Exhibits 4(a)-(2), 4(a)-(3) and 4(a)-(4),
                        33-32420 as Exhibit 4(a)-(2),  33-35683 as Exhibit 4(a)-(2), in GEORGIA's Form 10-K for the
                        year ended December 31, 1990, File No. 1-6468, as Exhibit 4(a)(3), in Form 10-K for the year ended December 31, 1991, File No. 1-6468, as Exhibit 4(a)(5), in Registration No. 33-48895 as
                        Exhibit 4(a)-(2), in Form 8-K dated August 26, 1992, File No. 1-6468, as Exhibit 4(a)-(3), in
                        Form 8-K dated September 9, 1992, File No. 1-6468, as Exhibits 4(a)-(3) and 4(a)-(4), in Form
                        8-K dated September 23, 1992, File No. 1-6468, as Exhibit 4(a)-(3), in Form 8-A dated October
                        12, 1992, as Exhibit 2(b), in Form 8-K dated January 27, 1993, File No. 1-6468, as Exhibit
                        4(a)-(3), in Registration No. 33-49661 as Exhibit 4(a)-(2), in Form 8-K dated July 26, 1993,
                        File No. 1-6468, as Exhibit 4, in Certificate of Notification, File No. 70-7832, as Exhibit
                        M, in Certificate of Notification, File No. 70-7832, as Exhibit C, in Certificate of
                        Notification, File No. 70-7832, as Exhibits K and L, in Certificate of Notification, File No.
                        70-8443, as Exhibit C, in Certificate of Notification, File No. 70-8443, as Exhibit C, in
                        Certificate of Notification, File No. 70-8443, as Exhibit E, in Certificate of Notification,
                        File No. 70-8443, as Exhibit E, in Certificate of Notification, File No. 70-8443, as Exhibit
                        E, in GEORGIA's Form 10-K for the year ended December 31, 1994, File No. 1-6468, as Exhibits
                        4(c)2 and 4(c)3, in Certificate of Notification, File No. 70-8443, as Exhibit C, in
                        Certificate of Notification, File No. 70-8443, as Exhibit C, in Form 8-K dated May 17, 1995,
                        File No. 1-6468, as Exhibit 4 and in GEORGIA's Form 10-K for the year ended December 31,
                        1995, File No. 1-6468, as Exhibits 4(c)2, 4(c)3, 4(c)4, 4(c)5 and 4(c)6.)

                C-8     Indenture dated as of June 1, 1994, between GEORGIA and Trust Company Bank, as Trustee and indenture supplemental thereto dated December 15, 1994. (Designated in Certificate of Notification,
                        File No. 70-8461 as Exhibits E and F.)

                C-9     Subordinated Note Indenture dated as of August 1, 1996, between GEORGIA and The Chase Manhattan
                        Bank, as Trustee, and indentures supplemental thereto through January 1, 1997. (Designated in
                        Form 8-K dated August 21, 1996, File No. 1-6468, as Exhibits 4.1 and 4.2 and in Form 8-K dated
                        January 9, 1997, File No. 1-6468, as Exhibit 4.2.)






         EXHIBITS.

         Exhibits (including reference to previous filings):  (Continued)

                Exhibit
                Number                  Description of Exhibit
                -------                 ----------------------

                C-10      Subordinated Note Indenture dated as of June 1, 1997, between GEORGIA and The Chase Manhattan
                          Bank, as Trustee, and indenture supplemental thereto dated as of June 11, 1997. (Designated in
                          Certificate of Notification, File No. 70-8461, as Exhibits D and E.)

                C-11      Senior Note Indenture dated as of January 1, 1998, between GEORGIA and The Chase Manhattan
                          Bank, as Trustee, and indenture supplemental thereto dated as of January 27, 1998. (Designated in Form 8-K dated January 21, 1998, File No. 1-6468, as Exhibits 4.1 and 4.2.)

                C-12      Indenture dated as of September 1, 1941, between GULF and The Chase Manhattan Bank (formerly
                          The Chase Manhattan Bank (National Association)), as Trustee, and indentures supplemental thereto through November 1, 1996.  (Designated in Registration Nos. 2-4833 as Exhibit B-3,
                          2-62319 as Exhibit 2(a)-3, 2-63765 as Exhibit 2(a)-3, 2-66260 as Exhibit 2(a)-3, 33-2809 as
                          Exhibit 4(a)-2, 33-43739 as Exhibit 4(a)-2, in GULF's Form 10-K for the year ended December
                          31, 1991, File No. 0-2429, as Exhibit 4(b), in Form 8-K dated August 18, 1992, File No.
                          0-2429, as Exhibit 4(a)-3, in Registration No. 33-50165 as Exhibit 4(a)-2, in Form 8-K dated
                          July 12, 1993, File No. 0-2429, as Exhibit 4, in Certificate of Notification, File No.
                          70-8229, as Exhibit A, in Certificate of Notification, File No. 70-8229, as Exhibits E and F,
                          in Form 8-K dated January 17, 1996, File No. 0-2429, as Exhibit 4, in Certificate of
                          Notification, File No. 70-8229, as Exhibit A, in Certificate of Notification, File No.
                          70-8229, as Exhibit A and in Form 8-K dated November 6, 1996, File No. 0-2429, as Exhibit 4.)

                C-13      Subordinated Note Indenture dated as of January 1, 1997, between GULF and The Chase Manhattan
                          Bank, as Trustee, and indentures supplemental  thereto through that dated as of January 1, 1998.
                          (Designated in Form 8-K dated January 27, 1997, File No. 0-2429, as Exhibits 4.1 and 4.2, in Form
                          8-K dated July 28, 1997, File No. 0-2429, as Exhibit 4.2 and in Form 8-K dated January 13,
                          1998, File No. 0-2429, as Exhibit 4.2.)



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




         EXHIBITS.

         Exhibits (including reference to previous filings):  (Continued)

                Exhibit
                Number                  Description of Exhibit
                -------                 ----------------------

                C-14     Indenture dated as of September 1, 1941, between MISSISSIPPI and Bankers Trust Company, as
                         Successor Trustee, and indentures supplemental thereto through December 1, 1995.  (Designated in Registration Nos. 2-4834 as Exhibit B-3, 2-62965 as Exhibit 2(b)-2, 2-66845 as Exhibit
                         2(b)-2, 2-71537 as Exhibit 4(a)-(2), 33-5414 as Exhibit 4(a)-(2), 33-39833 as Exhibit 4(a)-2,
                         in MISSISSIPPI's Form 10-K for the year ended December 31, 1991, File No. 0-6849, as Exhibit
                         4(b), in Form 8-K dated August 5, 1992, File No. 0-6849, as Exhibit 4(a)-2, in Second
                         Certificate of Notification, File No. 70-7941, as Exhibit I, in MISSISSIPPI's Form 8-K dated
                         February 26, 1993, File No. 0-6849, as Exhibit 4(a)-2, in Certificate of Notification, File
                         No. 70-8127, as Exhibit A, in Form 8-K dated June 22, 1993, File No. 0-6849, as Exhibit 1, in
                         Certificate of Notification, File No. 70-8127, as Exhibit A, in Form 8-K dated March 8, 1994,
                         File No. 0-6849, as Exhibit 4, in Certificate of Notification, File No. 70-8127, as Exhibit C
                         and in Form 8-K dated December 5, 1995, File No. 0-6849, as Exhibit 4.)

                C-15     Subordinated Note Indenture dated as of February  1, 1997, between MISSISSIPPI and Bankers Trust
                         Company, as Trustee, and indenture supplemental thereto dated as of February 1, 1997. (Designated in Form 8-K dated February 20, 1997, File No. 0-6849, as Exhibits 4.1 and 4.2.)

                C-16     Indenture dated as of March 1, 1945, between SAVANNAH and Bank of New York, New York, as
                         Trustee, and indentures supplemental thereto through May 1, 1996.  (Designated in
                         Registration Nos. 33-25183 as Exhibit 4(a)-(1), 33-41496 as Exhibit 4(a)-(2), 33-45757 as
                         Exhibit 4(a)-(2), in SAVANNAH's Form 10-K for the year ended December 31, 1991, File No.
                         1-5072, as Exhibit 4(b), in Form 8-K dated July 8, 1992, File No. 1-5072, as Exhibit 4(a)-3, in Registration No. 33-50587 as Exhibit 4(a)-(2), in Form 8-K dated July 22, 1993, File No.
                         1-5072, as Exhibit 4, in Form 8-K dated May 18, 1995, File No. 1-5072, as Exhibit 4 and in
                         Form 8-K dated May 23, 1996, File No. 1-5072, as Exhibit 4.)

                C-17     Senior Note Indenture dated as of March 1, 1998  between SAVANNAH and The Bank of New York, as
                         Trustee and indenture supplemental thereto dated  as of March 1, 1998. (Designated in Form 8-K dated March 9, 1998, File No. 1-5072, as Exhibits 4.1 and 4.2.)








         EXHIBITS.

         Exhibits (including reference to previous filings):  (Continued)

                Exhibit
                Number         Description of Exhibit
                ------         ----------------------


                D-1        Income Tax Allocation Agreement and Amendments 1 through 42 thereto.  (Designated in Form U5S for 1981, File No. 30-222-2, as Exhibit A-21, in Form U5S for 1982, File No. 30-222-2, as
                           Exhibit A-22(b), in Form U5S for 1982, File No. 30-222-2, as Exhibit A-22(c), in Form U5S for
                           1983, File No. 30-222-2, as Exhibit D-1(d), in Form U5S for 1985, File No. 30-222-2, as
                           Exhibit D-1(e), in Amendment No. 1 to Form U5S for 1985, File No. 30-222-2, as Exhibit D-1(f)
                           in Form U5S for 1987, File No. 30-222-2, as Exhibit D-2, in Form U5S for 1991, File No.
                           30-222-2, as Exhibit D-2 and in Form U5S for 1992, File No. 30-222-2, as Exhibit D-2, in Form
                           U5S for 1991, File No. 30-222-2, as Exhibit D-2, in Form U5S for 1994, File No. 30-222-2, as
                           Exhibit D-2 and in Form U5S for 1995, File No. 30-222-2, as Exhibit D-2, as Exhibit D-2, in
                           Form U5S for 1994, File No. 30-222-2, as Exhibit D-2 and in Form U5S for 1996, File No.
                           30-222-2, as Exhibit D-2.)

                D-2        Amendments 43 through 55 to Income Tax Allocation Agreement.

                E-1        ALABAMA's, GEORGIA's, GULF's, MISSISSIPPI's, SCS's and SOUTHERN NUCLEAR's personnel policies pertaining to employee loans. (Designated in Form U5S for 1985, File No. 30-222-2, as
                           Exhibits E-1, E-2, E-3, E-4 and E-5, in Form U5S, File No. 30-222-2, for 1987 as Exhibit E-2,
                           in Form U5S for 1990, File No. 30-222-2, as Exhibit E-2, in Form U5S for 1991, File No.
                           30-222-2, as Exhibits E-2 and E-3 , in Form U5S for 1992, File No. 30-222-2, as Exhibit E-2
                           in Form U5S for 1993, File No. 30-222-2, as Exhibit E-2, in Form U5S for 1991, File No.
                           30-222-2, as Exhibit D-2, in Form U5S for 1994, File No. 30-222-2, as Exhibit E-2 and in Form
                           U5S for 1995, File No. 30-222-2, as Exhibit E-2.)

                E-2        Supplement to GULF's personnel policies pertaining to employee loans.

                G-1        ALABAMA's Financial Data Schedule.  (Designated in Form 8-K dated February 11, 1998, File No.
                           1-3164, as Exhibit 27.)

                G-2        GEORGIA's Financial Data Schedule.  (Designated in Form 8-K dated February 11, 1998, File No.
                           1-6468, as Exhibit 27.)

                G-3        GULF's Financial Data Schedule.  (Designated in Form 8-K dated February 11, 1998, File No.
                           0-2429, as Exhibit 27.)

                G-4        MISSISSIPPI's Financial Data Schedule.  (Designated in Form 8-K dated February 11, 1998, File
                           No. 0-6849, as Exhibit 27.)

                G-5        SAVANNAH's Financial Data Schedule.  (Designated in Form 8-K dated February 11, 1998, File
                           No. 1-5072, as Exhibit 27.)

                G-6        SOUTHERN system's consolidated Financial Data Schedule.  (Designated in Form 8-K dated
                           February 11, 1998, File No. 1-3526, as Exhibit 27.)


                                      A-67



         EXHIBITS.

                Exhibit
                Number                  Description of Exhibit
                --------                ----------------------
                H              Organizational Chart


                I Financial statements relating to certain exempt wholesale generators and foreign utility companies.

         Exhibits listed above which have heretofore been filed with the SEC pursuant to various Acts administered by the SEC, and which were designated as noted above, are hereby incorporated herein by reference and made a part hereof with the same effect as if filed herewith.

                                    SIGNATURE


         The undersigned registered holding company has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized pursuant to the requirements of the Public Utility
                          Holding Company Act of 1935.

                                              THE SOUTHERN COMPANY



         Date:  April 30, 1998                By    /s/   W. L. Westbrook
                                                -------------------------
                                                  W. L. Westbrook
                                               Financial Vice President,
                                              Chief Financial Officer, and
                                                      Treasurer
                                      A-69